Exhibit 10.25

CONFORMED COPY

First Amendment dated as of November 10, 2016; ~~Second Amendment dated as of April 28, 2017 and Third Amendment dated as of December 21, 2017~~

Second Amendment dated as of April 28, 2017;

Third Amendment dated as of December 21, 2017;

Limited Consent dated as of May 21, 2020; and

Fourth Amendment dated as of December 12, 2020

CREDIT AGREEMENT

Dated as of February 3, 2016,

as amended by the First Amendment to Credit Agreement dated as of November 10, 2016, the Second Amendment to Credit Agreement dated as of April 28, 2017 ~~and~~, the Third Amendment to Credit Agreement dated as of December 21, 2017, the Limited Consent dated as of May 21, 2020 and the Fourth Amendment to Credit Agreement dated as of December 12, 2020

Among

OSMOTICA PHARMACEUTICAL CORP., ORBIT BLOCKER I LLC, ORBIT BLOCKER II LLC and VALKYRIE GROUP HOLDINGS, INC.

as the Borrowers,

OSMOTICA HOLDINGS US LLC,

as Holdings,

THE LOAN GUARANTORS PARTY HERETO,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

CIT BANK, N.A.

as Administrative Agent and Swingline Lender,

FIFTH THIRD BANK

as Issuing Bank,

CIT BANK, N.A., PACIFIC WESTERN BANK and FIFTH THIRD BANK

as Joint Bookrunners and Joint Lead Arrangers,

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

as Syndication Agent

and

SILICON VALLEY BANK

as Documentation Agent

Page
ARTICLE 1	DEFINITIONS	7
Section 1.01.	Defined Terms	7
Section 1.02.	Classification of Loans and Borrowings	64
Section 1.03.	Terms Generally	64
Section 1.04.	Accounting Terms; GAAP	65
Section 1.05.	Effectuation of Transactions	~~66~~67
Section 1.06.	Timing of Payment of Performance	~~66~~67
Section 1.07.	Times of Day	~~66~~67
Section 1.08.	LIBOR Replacement	~~66~~67
Section 1.09.	Divisions	68
ARTICLE 2	THE CREDITS	~~67~~69
Section 2.01.	Commitments	~~67~~69
Section 2.02.	Loans and Borrowings	~~69~~70
Section 2.03.	Requests for Borrowings	~~69~~70
Section 2.04.	Swingline Loans	~~70~~71
Section 2.05.	Letters of Credit	~~72~~73
Section 2.06.	Funding of Borrowings	~~76~~78
Section 2.07.	Type; Interest Elections	~~77~~78
Section 2.08.	Termination and Reduction of Commitments	~~78~~79
Section 2.09.	Repayment of Loans; Evidence of Debt	~~79~~80
Section 2.10.	Prepayment of Loans	~~80~~82
Section 2.11.	Fees	~~84~~86
Section 2.12.	Interest	~~86~~87
Section 2.13.	Alternate Rate of Interest	~~87~~88
Section 2.14.	Increased Costs	~~87~~89
Section 2.15.	Break Funding Payments	~~88~~90
Section 2.16.	Taxes	~~89~~90
Section 2.17.	Payments Generally; Allocation of Proceeds; Sharing of Set-offs	~~93~~94
Section 2.18.	Mitigation Obligations; Replacement of Lenders	~~94~~96
Section 2.19.	Illegality	~~95~~97
Section 2.20.	Defaulting Lenders	~~96~~98
Section 2.21.	Incremental Credit Extensions	~~98~~100
Section 2.22.	Extensions of Loans and Revolving Commitments	~~102~~104
Section 2.23.	Borrower Representative	~~105~~107
ARTICLE 3	REPRESENTATIONS AND WARRANTIES	~~105~~107

i

(Cont.)

Page

Section 3.01.	Organization; Powers	~~105~~107
Section 3.02.	Authorization; Enforceability	~~105~~107
Section 3.03.	Governmental Approvals; No Conflicts	~~105~~107
Section 3.04.	Financial Condition; No Material Adverse Effect	~~106~~108
Section 3.05.	Properties	~~106~~108
Section 3.06.	Litigation and Environmental Matters	~~107~~109
Section 3.07.	Compliance with Laws	~~107~~109
Section 3.08.	Investment Company Status	~~107~~109
Section 3.09.	Taxes	~~107~~109
Section 3.10.	ERISA	~~107~~109
Section 3.11.	Disclosure	~~107~~110
Section 3.12.	Solvency	~~108~~110
Section 3.13.	Subsidiaries	~~108~~110
Section 3.14.	Security Interest in Collateral	~~108~~111
Section 3.15.	Labor Disputes	~~109~~111
Section 3.16.	Federal Reserve Regulations	~~109~~111
Section 3.17.	Anti-Terrorism Laws	~~109~~111
Section 3.18.	Holding Company Status	~~110~~112
Section 3.19.	Material Contracts	~~110~~112
Section 3.20.	Healthcare Regulatory Matters	~~110~~112
Section 3.21.	[Reserved]	~~112~~114
Section 3.22.	Use of Proceeds	~~112~~114
Section 3.23.	Deposit Accounts	~~112~~114
ARTICLE 4	CONDITIONS	~~112~~115
Section 4.01.	Closing Date	~~112~~115
Section 4.02.	Each Credit Extension	~~116~~119
ARTICLE 5	AFFIRMATIVE COVENANTS	~~117~~119
Section 5.01.	Financial Statements and Other Reports	~~117~~119
Section 5.02.	Existence	~~120~~123
Section 5.03.	Payment of Taxes	~~121~~123
Section 5.04.	Maintenance of Properties	~~121~~123
Section 5.05.	Insurance	~~121~~123
Section 5.06.	Inspections	~~121~~124
Section 5.07.	Maintenance of Books and Records	~~122~~124

(Cont.)

Page

Section 5.08.	Compliance with Laws	~~122~~124
Section 5.09.	Environmental	~~122~~125
Section 5.10.	Designation of Subsidiaries	~~123~~126
Section 5.11.	Use of Proceeds	~~124~~126
Section 5.12.	Additional Collateral; Further Assurances	~~124~~127
Section 5.13.	Post-Closing Items	~~125~~128
ARTICLE 6	NEGATIVE COVENANTS	~~127~~130
Section 6.01.	Indebtedness	~~127~~130
Section 6.02.	Liens	~~132~~135
Section 6.03.	Investments	~~135~~138
Section 6.04.	Restricted Payments	~~138~~140
Section 6.05.	Certain Payments of Indebtedness	~~141~~143
Section 6.06.	Fundamental Changes; Disposition of Assets	~~141~~144
Section 6.07.	No Further Negative Pledges	~~144~~147
Section 6.08.	Restrictions on Subsidiary Distributions	~~145~~148
Section 6.09.	Sales and Lease-Backs	~~146~~149
Section 6.10.	Transactions with Affiliates	~~147~~149
Section 6.11.	Conduct of Business	~~148~~151
Section 6.12.	Amendments or Waivers of Organizational Documents	~~148~~151
Section 6.13.	Amendments of or Waivers with Respect to Restricted Debt	~~148~~151
Section 6.14.	Fiscal Year	~~149~~151
Section 6.15.	Permitted Activities of Holding Companies	~~149~~151
Section 6.16.	Financial Covenants	~~150~~153
Section 6.17.	Derivative Transactions	~~152~~154
Section 6.18.	Acquisition Agreement	~~152~~154
ARTICLE 7	EVENTS OF DEFAULT	~~152~~155
Section 7.01.	Events of Default	~~152~~155
ARTICLE 8	THE ADMINISTRATIVE AGENT	~~155~~158
ARTICLE 9	MISCELLANEOUS	~~162~~165
Section 9.01.	Notices	~~162~~165
Section 9.02.	Waivers; Amendments	~~164~~167
Section 9.03.	Expenses; Indemnity; Damage Waiver	~~170~~172
Section 9.04.	Waiver of Claim	~~171~~174
Section 9.05.	Successors and Assigns	~~171~~174

(Cont.)

Page

Section 9.06.	Survival	~~180~~182
Section 9.07.	Counterparts; Integration; Effectiveness	~~180~~183
Section 9.08.	Severability	~~181~~183
Section 9.09.	Right of Setoff	~~181~~183
Section 9.10.	Governing Law; Jurisdiction; Consent to Service of Process	~~182~~184
Section 9.11.	Waiver of Jury Trial	~~183~~185
Section 9.12.	Headings	~~183~~185
Section 9.13.	Confidentiality	~~183~~185
Section 9.14.	No Fiduciary Duty	~~184~~186
Section 9.15.	Several Obligations; Violation of Law	~~185~~187
Section 9.16.	USA PATRIOT Act	~~185~~187
Section 9.17.	Disclosure	~~185~~187
Section 9.18.	Appointment for Perfection	~~185~~187
Section 9.19.	Interest Rate Limitation	~~185~~188
Section 9.20.	Bail-in Provisions	~~186~~188
Section 9.21.	Conflicts	~~186~~188
Section 9.22.	Acknowledgement Regarding Any Supported QFCs.	188
ARTICLE 10	LOAN GUARANTY	~~186~~189
Section 10.01.	Loan Guaranty	~~186~~189
Section 10.02.	Guaranty of Payment	~~187~~189
Section 10.03.	No Discharge or Diminishment of Loan Guaranty	~~187~~189
Section 10.04.	Defenses Waived	~~187~~190
Section 10.05.	Authorization	~~188~~191
Section 10.06.	Rights of Subrogation	~~189~~192
Section 10.07.	Reinstatement; Stay of Acceleration	~~189~~192
Section 10.08.	Information	~~189~~192
Section 10.09.	Maximum Liability	~~189~~192
Section 10.10.	Contribution	~~190~~193
Section 10.11.	Liability Cumulative	~~190~~193
Section 10.12.	Release of Loan Guarantors	~~190~~193
Section 10.13.	Keepwell	~~191~~193

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 3.05(a)	–	Material Real Estate Assets
Schedule 3.05(c)	–	IP Rights
Schedule 3.13	–	Subsidiaries
Schedule 3.20	–	Healthcare Matters
Schedule 3.23	–	Deposit Accounts
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03	–	Existing Investments
Schedule 6.07	–	Negative Pledge Restrictions
Schedule 6.08	–	Existing Restrictions on Subsidiary Distributions
Schedule 6.10	–	Existing Transactions with Affiliates
Schedule 9.01	–	Borrower Representative’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Prepayment Notice
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Interest Election Request
Exhibit F-1	–	Form of Promissory Note (Term Loans)
Exhibit F-2	–	Form of Promissory Note (Revolving Loans)
Exhibit F-3	–	Form of Promissory Note (Swingline Loans)
Exhibit G	–	Form of Letter of Credit Request
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I	–	Form of Solvency Certificate
Exhibit J	–	Form of Joinder Agreement
Exhibit K	–	Form of Subordination Agreement
Exhibit L	–	Form of Perfection Certificate
Exhibit M	–	Form of Perfection Certificate Supplement
Exhibit N	–	Form of Hungarian Authorization Letter

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of February 3, 2016 (this “Agreement”), by and among OSMOTICA PHARMACEUTICAL CORP., a Delaware corporation (“OPC”), ORBIT BLOCKER I LLC, a Delaware limited liability company (“OBI”), ORBIT BLOCKER II LLC, a Delaware limited liability company (“OBII”), VALKYRIE GROUP HOLDINGS, INC., a Delaware corporation (“Valkyrie” and together with OPC, OBI and OBII, the “Borrowers” and sometimes individually, a “Borrower”), OSMOTICA HOLDINGS US LLC, a Delaware limited liability company (“Holdings”), the other Loan Parties (as defined in Article 1), the Lenders (as defined in Article 1) and CIT BANK, N.A. (“CIT”), as administrative agent and collateral agent for the Lenders (in its capacity as administrative agent and collateral agent, the “Administrative Agent”).

RECITALS

A.In connection with the transactions contemplated by the Acquisition (as defined below), certain holders of equity interests and/or options of Vertical/Trigen Holdings, LLC (“Vertical/Trigen”), a Delaware limited liability company (such holders, the “Vertical Owners”), including certain investment funds managed by Avista Capital Partners, L.P. (together with its affiliates and funds managed or advised by it or its controlled affiliates, the “Sponsor”), and certain holders of equity interests and/or options of Osmotica Holdings Corp Limited (“Osmotica Cyprus”), a Cyprus limited liability company (such holders, the “Osmotica Owners” and, collectively with the Vertical Owners, the “Investors”), have formed (i) Osmotica Holdings S.C.SP., a new holding company organized under the laws of Luxembourg (“Parent”) and (ii) Holdings, a holding company wholly-owned by Parent, and (1) the Osmotica Owners are contributing 100% of the ownership interests of Osmotica Cyprus, Osmotica Kereskedelmi és Szolgáltató Korlátolt Felelősségű Társaság (“Hungarian Holdings”), a Hungarian corporation wholly-owned by Osmotica Cyprus, and of each subsidiary of Hungarian Holdings, including OPC (OPC, together with Osmotica Cyprus and its other subsidiaries, the “Target”), to Parent (the “Osmotica Contribution”) and (2) the Vertical Owners are contributing 100% of the ownership interests of Vertical/Trigen and each of its subsidiaries (the “Vertical Subsidiaries” and, together with Vertical/Trigen, the “Vertical/Trigen Business”) to Parent (the “Vertical/Trigen Contribution” and, together with the Osmotica Contribution, collectively, the “Acquisition”), all as set forth in the Acquisition Agreement.

B.To fund a portion of the transactions contemplated by the Acquisition Agreement, (i) the Investors are contributing an amount in Cash equity (or, in the case of members of management and existing shareholders of the Target and its subsidiaries and the Vertical/Trigen Business, cash or non-cash) contributions (in the form of common equity, “qualified preferred” equity, PIK securities issued by the Parent (the “PIK Notes”) or other equity), directly or indirectly, to Parent, which equity contribution, when combined with equity of any co-investment vehicle of the Sponsor and the holders of the Subordinated Notes and equity and/or profit interests of members of management and existing shareholders of Target and its subsidiaries and the Vertical/Trigen Business that is being retained, rolled over or converted in connection with the Acquisition, constitutes an aggregate amount not less than seventy percent (70%) (of which at least $132.5 million is contributed cash equity, including cash proceeds of the PIK Notes contributed as cash equity to Holdings by Parent) of the total consolidated pro forma debt and equity of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions but without giving effect to any increase in debt incurred to fund any original issue discount (“OID”) or upfront fees pursuant to the “Flex Provisions” (as defined in the Fee Letter or the fee letter for the Subordinated Notes) (the “Equity Contribution”) and (ii) Parent is contributing to Holdings the Target and the Vertical/Trigen Business.

C.The Borrowers have requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date in an aggregate principal amount equal to $160,000,000 and (b) a Revolving Facility in an aggregate amount of $30,000,000, in each case, subject to increase as provided herein.

D.To consummate the Transactions, the Borrowers will also issue the Subordinated Notes on the Closing Date in an aggregate principal amount equal to $40,000,000.

E.The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE 1DEFINITIONS

Section 1.01.Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2016 Incremental Term Commitment” means, with respect to each Lender, the commitment of such Lender to make the 2016 Incremental Term Loans under the First Amendment in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule.  The aggregate amount of the Lenders’ 2016 Incremental Term Commitments on the First Amendment Effective Date (immediately prior to the incurrence of 2016 Incremental Term Loans on such date) is $117,500,000.

“2016 Incremental Term Loan” means an Incremental Term Loan made by the Lenders to the Borrowers pursuant to the First Amendment on the First Amendment Effective Date.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Agreement” means the Business Combination Agreement dated December 3, 2015 (together with the exhibits and disclosure schedules thereto) among, inter alios, Osmotica Cyprus and Vertical/Trigen, as amended, supplemental or otherwise modified in accordance with the terms thereof and hereof.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitments” means any commitments added pursuant to Section 2.21, 2.22 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.21(b).

“Additional Loans” means the Additional Revolving Loans and Additional Term Loans.

“Additional Revolving Commitments” means any revolving commitments added pursuant to Section 2.21, 2.22 or 9.02(c)(ii).

“Additional Revolving Facility” means any revolving credit facilities added pursuant to Section 2.22 or 9.02(c)(ii).

“Additional Revolving Loans” means any revolving loans added pursuant to Section 2.21, 2.22 or 9.02(c)(ii).

“Additional Term Commitments” means any term commitments added pursuant to Sections 2.21, 2.22 or 9.02(c)(i).

“Additional Term Facility” means any term loan credit facilities added pursuant to Section 2.21, 2.22 or 9.02(c)(i).

“Additional Term Loans” means any term loans added pursuant to Section 2.21, 2.22 or 9.02(c)(i).

“Adjustment Date” means the date of delivery of the financial statements that are required to be delivered pursuant to Section 5.01.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.21(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower or any Subsidiary) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Borrower or any Subsidiary, threatened in writing, against or affecting any Borrower or any of its Subsidiaries or any property of any Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, any Lender (other than an Affiliated Lender or a Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means (a) any Non-Debt Fund Affiliate and (b) Holdings and/or any subsidiary of Holdings (but excluding any Debt Fund Affiliate).

“After-Acquired CFC” means any direct or indirect subsidiary of the Borrowers organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia that (i) is a “controlled foreign corporation” within the meaning of Section 957 of the Code and (ii) is acquired after the Closing Date.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus ½%, (b) to the extent ascertainable, the LIBO Rate (which rate shall be calculated based upon an Interest Period of three months) plus 1%, (c) the Prime Rate and (d) 2.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Applicable Percentage” means, (a) with respect to any Term Lender for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender for any Class, the percentage of the Total Revolving Credit Commitment for such Class represented by such Lender’s Revolving Credit Commitment for such Class; provided that, when there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage shall be subject to adjustment for purposes of Section 2.20 and otherwise herein pursuant to Section 2.20.  In the case of clause (b), in the event the Revolving Credit Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Revolving Lenders of such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means:

(i)prior to the Third Amendment Effective Date, the “Applicable Rate” as defined in this Agreement prior to the Third Amendment Effective Date;

(ii)from and after the Third Amendment Effective Date, for each Class of Loans other than Term B Loans, for any day, with respect to any ABR Loan (including Swingline Loans) or LIBO Rate Loan, the applicable rate per annum set forth in the table below under the caption “ABR Spread” or “LIBO Rate Spread”, as the case may be, based upon the Total Leverage Ratio as of last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b):

Total Leverage Ratio	LIBO Rate Spread	ABR Spread
Category 1
Greater than 2.00 to 1.00	3.75%	2.75%
Category 2

Equal to or less than 2.00 to 1.00	3.25%	2.25%

provided that for purposes of this clause (ii),

(a)until the first Adjustment Date following the consummation of a Qualifying IPO, the “Applicable Rate” shall be the applicable rate per annum set forth in the table above in Category 1;

(b)from and after the first Adjustment Date following the consummation of a Qualifying IPO, the Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio in accordance with the table above; and

(c)notwithstanding the foregoing clause (b), if financial statements are not delivered when required pursuant to clauses (a) or (b) of Section 5.01, the “Applicable Rate” shall be the rate per annum set forth in the table above in Category 1 until such financial statements are delivered in compliance with clauses (a) or (b) of Section 5.01, as applicable (and thereafter the pricing level otherwise determined in accordance with this definition shall apply); and

(iii)from and after the Third Amendment Effective Date, for Term B Loans, for any day, with respect to any ABR Loan, 3.25% per annum, and with respect to any LIBO Rate Loan, 4.25% per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means CIT, Pacific Western Bank and Fifth Third Bank.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower Representative.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower Representative (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning set forth in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the date of termination of the Revolving Credit Commitments pursuant to Section 2.08(b), (b) the date of termination of the Revolving Credit Commitments of each Revolving Lender pursuant to Section 7.01 and (c) the Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)the sum of:

(i)$5,000,000; plus

(ii)an amount, not less than zero, determined on a cumulative basis equal to (A) the amount of Excess Cash Flow for Holdings and its Subsidiaries for each completed Fiscal Year (commencing with the Fiscal Year ending December 31, 2018) ending on or after December 31, 2018 (but not less than zero for any such Fiscal Year) that is not required to be applied as a mandatory prepayment under Section 2.10(b)(i), without giving effect to Section 2.10(b)(~~iv~~v) (it being understood, for the avoidance of doubt, that solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 5.01(b) for such Fiscal Year, and the related Compliance Certificate required to be delivered pursuant to Section 5.01(c) for such Fiscal Year, have been received by the Administrative Agent), less (B) the amount of any voluntary prepayments of loans that the Borrower Representative elected to apply as a deduction to the calculation of the Excess Cash Flow payment under Section 2.10(b)(i) for such Fiscal Year; plus

(iii)the Net Proceeds received as Cash equity by Holdings from equity issuances of Capital Stock of Holdings after the Closing Date (other than from any Subsidiary and other than any amounts constituting a Cure Amount, Net Proceeds of issuances of Disqualified Capital Stock and equity proceeds that fund Permitted Acquisitions pursuant to clause (c) of the definition thereof, Restricted Payments pursuant to Section 6.04(b)(ii) or Section 6.04(h) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d)), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)the amount of any Cash capital contributions made to the common equity of Holdings after the Closing Date or other Net Proceeds of issuances of Capital Stock (in each case other than any amounts constituting a Cure Amount, Net Proceeds of issuances of Disqualified Capital Stock and equity proceeds that fund Permitted Acquisitions pursuant to clause (c) of the definition thereof, Restricted Payments pursuant to Section 6.04(b)(ii) or Section 6.04(h) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d)) and received as Cash equity by Holdings or any Specified Loan Party (in each case other than from any Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)the aggregate principal amount of any Indebtedness or Disqualified Capital Stock (other than equity proceeds that fund Permitted Acquisitions pursuant to clause (c) of the definition thereof, Restricted Payments pursuant to Section 6.04(b)(ii) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d)), in each case, of any

Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to a Subsidiary), which has been converted into or exchanged for Capital Stock of any Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower Representative) of any property or assets received by any Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(vi)the Net Proceeds in the form of Cash received by any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to a Person (other than any Subsidiary) of any Investment made pursuant to Section 6.03(r); plus

(vii)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the net proceeds (if positive) in the form of Cash received by any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with Cash returns, Cash profits, Cash distributions and similar Cash amounts, including Cash principal repayments of loans, in each case received in respect of any Investment made pursuant to Section 6.03(r) (in an amount not to exceed the original amount of such Investment); plus

(viii)an amount equal to the sum of (A) the amount of any Investments by any Subsidiary pursuant to Section 6.03(r) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, any Subsidiary and (B) the fair market value (as reasonably determined by the Borrower Representative) of the property or assets of any Unrestricted Subsidiary representing Investments made pursuant to Section 6.03(r) that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(ix) the amount of any Declined Proceeds; minus

(b)an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(c), plus (ii) Restricted Debt Payments made pursuant to Section 6.05(e), plus (iii) Investments made pursuant to Section 6.03(r), in each case, made after the Closing Date and prior to such time, or contemporaneously therewith.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United

Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party (a) under any arrangement that is in effect on the Closing Date between any Loan Party, a counterparty that is the Administrative Agent, a Lender, an Arranger or an Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is the Administrative Agent, a Lender, an Arranger, or an Affiliate of the Administrative Agent, a Lender or an Arranger at the time such arrangement is entered into:  (i) commercial credit cards, (ii) stored value cards, (iii) purchasing cards, (iv) treasury management services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services) and (v) any arrangements or services similar to the foregoing.

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Borrower Representative as being a Banking Services Obligation for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Representative” means Holdings.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower Representative on behalf of one or more Borrowers for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form as shall be reasonably acceptable to the Administrative Agent and the Borrower Representative.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of any Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that has a capital surplus of not less than $500,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”); (e) shares of any money market mutual fund (i) whose investment guidelines restrict 95% of such fund’s investments to the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) with respect to Foreign Subsidiaries, investments of the types described in clause (d) above issued by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, the Swingline Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender, such Swingline Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).  For purposes of this definition and Section 2.14, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented; provided that increased costs as a result of any Change in Law pursuant to clauses (x) and (y) above shall only be reimbursable by the Borrowers to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities.

“Change of Control” means, after giving effect to the Transactions, the earliest to occur of:

(a)at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), either directly or indirectly, Capital Stock representing more than 50% of the total voting power of all of the outstanding voting stock of Holdings;

(b)at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders;

(c)any Borrower ceases to be, directly or indirectly, a Wholly-Owned Subsidiary of Holdings;

(d)any “Change of Control” (or comparable term) under any Incremental Equivalent Debt (or any Refinancing Indebtedness in respect thereof) or in any document pertaining to any other Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount;

(e)at any time prior to a Qualifying IPO, the Investors, in aggregate, cease to beneficially own, directly or indirectly, Capital Stock representing at least 75% of the total voting power of all of the outstanding voting stock of Holdings; or

(f)at any time prior to a Qualifying IPO, the Vertical Owners, in aggregate, cease to beneficially own, directly or indirectly, Capital Stock representing at least 33% of the total voting power of all of the outstanding voting stock of Holdings.

“Charges” has the meaning assigned to such term in Section 9.19.

“CIT” has the meaning assigned to such term in the preamble to this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term A Loans, Term B Loans, Revolving Loans, Swingline Loans or other loans or commitments added pursuant to Sections 2.21, 2.22 or 9.02(c).

“Closing Date” means February 3, 2016, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Guarantors” means each Borrower, Holdings, Osmotica Cyprus, Hungarian Holdings and each of Holdings’ direct and indirect wholly-owned subsidiaries existing on the Closing Date other than any such subsidiary that is an Excluded Subsidiary; provided that (x) from and after the date, if any, on which Osmotica BVI becomes a Subsidiary Guarantor in accordance with Section 5.13(c), Osmotica BVI shall be deemed to be a Closing Date Guarantor and (y) from and after the date on which RevitaLid becomes a Subsidiary Guarantor in accordance with Section 5.13(h), RevitaLid shall be deemed to be a Closing Date Guarantor.

“Closing Date Material Adverse Effect” means “Osmotica Material Adverse Effect” (as defined in the Acquisition Agreement (as in effect on December 3, 2015)).

“Closing Date Term Commitment” means, with respect to each Lender, the commitment of such Lender to make the Closing Date Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Lenders’ Closing Date Term Commitments on the Closing Date (immediately prior to the incurrence of Closing Date Term Loans on such date) is $160,000,000.

“Closing Date Term Loan” means a term loan made by the Lenders to the Borrowers on the Closing Date, pursuant to Section 2.01(a).

“Cobb County Development Lease” means the arrangement with the Development Authority of Cobb County, dated as of December 1, 2011, by and between the Development Authority of Cobb County and OPC, and including the Lease Agreement, dated as of December 1, 2011, by and between the Development Authority of Cobb County and OPC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, to secure the Secured Obligations.

“Collateral Documents” means, collectively, (i) the Pledge and Security Agreement, (ii) each Mortgage, (iii) each Control Agreement, (iv) each Non-U.S. Collateral Document, (v) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to Section 5.12 or Section 5.13 and (vi) each of the other instruments and documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Combined Group” means, collectively, Holdings, the Borrowers and each of their respective Subsidiaries.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by any Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender, such Lender’s Term Commitment and any Revolving Credit Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, (i) prior to the Third Amendment Effective Date, the “Commitment Fee Rate” as defined in this Agreement prior to the Third Amendment Effective Date and (ii) from and after the Third Amendment Effective Date, for each calendar quarter or portion thereof, the applicable rate per annum set forth below based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to clauses (a) or (b) of Section 5.01; provided that in the case of clause (ii) of this definition until the first Adjustment Date following the completion of one full Fiscal Quarter after the Third Amendment Effective Date, the “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1:

Total Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 2.00 to 1.00	0.50%
Category 2
Equal to or less than 2.00 to 1.00	0.375%

The Commitment Fee Rate determined pursuant to clause (ii) of this definition shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio in accordance with the table above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with clauses (a) or (b) of Section 5.01, as applicable.

“Commitment Increase Lender” has the meaning assigned to such term in Section 2.21(e).

“Commitment Letter” means that certain Commitment Letter, dated as of December 3, 2015, by and among Vertical/Trigen, CIT and Pacific Western Bank.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xi), (xii), (xiv) and, to the extent applicable, (xv) below) the amounts of:

(i)combined consolidated interest expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees, (C) costs of surety bonds in connection with financing activities and (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and hedging agreements and amortization of debt discounts or premiums) and, to the extent not reflected in interest expense, expenses and deductions with respect to any obligation under any Hedge Agreement (including any termination payment) entered into for the purpose of hedging interest risk net of any income or gains on such hedging obligations;

(ii)(x) Taxes paid and provisions for Taxes based on income, profits or capital of such Person and its subsidiaries, including, in each case, federal, state, provincial, local, foreign, unitary, franchise, excise, property, withholding and similar Taxes, including any penalties and interest, plus (y) without duplication, any Tax Distributions paid or accrued during such period;

(iii)(x) any impairment charge or asset write-off charge and (y) total depreciation and amortization expense, including amortization of intangibles;

(iv)other non-Cash charges, losses and expenses; provided that if any such non-Cash charges, losses or expenses represent an accrual or reserve for potential Cash items in any future period, (A) the Borrowers may determine not to add back such non-Cash charge, loss or expense in the current period and (B) to the extent the Borrowers do decide to add back such non-Cash charge, loss or expense, the Cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent in the period in which such payment is made;

(v)(A) the Transaction Costs and the Transaction Costs (Third Amendment), (B) transaction fees, costs and expenses incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) not prohibited under this Agreement, including the issuance of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, option buyouts or the incurrence, repayment, refinancing, amendment or modification of Indebtedness or similar transactions, (2) in connection with a Qualifying IPO and any secondary offerings (in each case, whether or not consummated), and costs associated with preparations for and implementation of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs or (3) to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or deduction incurred pursuant to clause (3) above, the Borrowers in good faith expects to receive reimbursement for such fee, cost, expense or deduction within the next four Fiscal Quarters;

(vi)the amount of any expense or deduction associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties;

(vii)any amount of management, monitoring, consulting, transaction and advisory fees and any related expenses and indemnities actually paid by or on behalf of, or accrued by, any Borrower or any of its Subsidiaries to the Investors (or their Affiliates, management companies or directors) to the extent not prohibited by Section 6.10(f);

(viii)the amount of any one-time restructuring Cash charge or reserve, including in connection with (A) any acquisition permitted hereunder after the Closing Date and (B) the consolidation or closing of facilities during such period;

(ix)earn-out and contingent consideration obligations incurred or accrued in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.03 and paid or accrued during such period and on similar acquisitions and investments completed prior to the Closing Date;

(x)expected cost savings, operating expense reductions and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of Holdings) related to (A) the Transactions to the extent contemplated in the Sponsor Model and (B) after the Closing Date, permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and Subject Transactions (other than pursuant to clause (a) of the definition thereof) (in each case calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating improvements and expense reductions and synergies were realized during the entirety of such period); provided that (1) such cost savings, operating expense reductions, other operating improvements or synergies are reasonably expected to be realized within 18 months of the event giving rise thereto, (2) the aggregate amount of any such cost savings, operating expense reductions, other operating improvements or synergies under clause (x)(B) shall not exceed, together with any amounts added back pursuant to clauses (xi) and (xvii), 15% of Consolidated Adjusted EBITDA in any four-Fiscal Quarter period (calculated before giving effect to any such add-backs) and (3) a duly completed officer’s certificate signed by a Responsible Officer of the Borrower Representative shall be delivered to the Administrative Agent certifying the provisions set forth in this clause (x);

(xi)costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities (without duplication of amounts in clause (viii) above) and curtailments, costs related to entry into new markets, consulting and other professional fees, signing costs, retention or completion bonuses, relocation and recruitment expenses, severance payments, modifications to or losses on settlement of pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that (x) the aggregate amount of any such costs, charges, accruals, reserves or expenses under this clause (xi) shall not exceed, together with any amounts added back pursuant to clauses (x)(B) and (xvii), 15% of Consolidated Adjusted EBITDA in any four-Fiscal Quarter period (calculated before giving effect to any such add-backs) and (y) a duly completed officer’s certificate signed by a Responsible Officer of the Borrower Representative shall be delivered to the Administrative Agent certifying the provisions set forth in the this clause (xi);

(xii)business interruption insurance proceeds in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrowers in good faith expect to receive the same within the next four Fiscal Quarters);

(xiii)unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv)extraordinary, unusual or non-recurring items (including, without limitation, costs of and payments of legal settlements, fines, judgments or orders);  provided that (x) the aggregate amount of any such items under this clause (xiv) shall not exceed 20% of Consolidated Adjusted EBITDA in any four-Fiscal Quarter period (calculated before giving effect to any such add-backs) and (y) a duly completed officer’s certificate signed by a Responsible Officer of the Borrower Representative shall be delivered to the Administrative Agent certifying the provisions set forth in this clause (xiv);

(xv)losses on sales or dispositions of assets outside the ordinary course of business (including, without limitation, asset retirement costs);

(xvi)effects of adjustments (including, without limitation, the effects of such adjustments pushed down to the Borrowers and their Subsidiaries) in the Borrowers’ and their Subsidiaries’ combined consolidated financial statements pursuant to GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof;

(xvii)any charges, costs or expenses incurred pursuant to launches of new products (but excluding any research and development expenses); provided that (x) the aggregate amount of any such costs, charges, accruals, reserves or expenses under this clause (xvii) shall not exceed, together with any amounts added back pursuant to clauses (x)(B) and (xi), 15% of Consolidated Adjusted EBITDA in any four-Fiscal Quarter period (calculated before giving effect to any such add-backs) and (y) a duly completed officer’s certificate signed by a Responsible Officer of the Borrower

Representative shall be delivered to the Administrative Agent certifying the provisions set forth in the this clause (xvii);

(xviii)any costs or expenses incurred during the period from October 1, 2015 through the Closing Date relating to (1) any maintenance and operation of any aircraft owned by Holdings, any Borrower or any Subsidiary and (2) the sale of such aircraft;

(xix)other add-backs and adjustments reflected in the Sponsor Model and the PWC Quality of Earnings Report, including out of period normalization adjustments and updates provided to the Arrangers prior to December 3, 2015;

(xx)up to $2,000,000 in respect of the milestone payment made and expensed during the fourth fiscal quarter of 2015 in conjunction with licensing an ANDA for a Sodium Phenylacetate/Sodium Benzoate injection IV solution; and

(xxi)to the extent expensed, any portion of the upfront consideration paid by Osmotica Pharmaceutical Corp. in connection with the RevitaLid Purchase Agreement.

minus (c) to the extent such amounts increase Consolidated Net Income:

(i)other non-Cash items;

(ii)unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii)the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(B)(3) above (as described in such clause) to the extent such reimbursement amounts were not received within the time period required by such clause; and

(iv)the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent such business interruption proceeds were not received within the time period required by such clause.

Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating the Total Leverage Ratio for any period that includes any Fiscal Quarter ended on December 31, 2016, March 31, 2017, June 30, 2017 or September 30, 2017, (i)  Consolidated Adjusted EBITDA for the Fiscal Quarter ended on December 31, 2016 shall be deemed to be $22,858,000, (ii)  Consolidated Adjusted EBITDA for the Fiscal Quarter ended on March 31, 2017 shall be deemed to be $28,884,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on June 30, 2017 shall be deemed to be $22,012,000, and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on September 30, 2017 shall be deemed to be $31,392,000, in each case, to the extent applicable, subject to adjustment on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means the ratio, as of any date of determination, of:

(a)

(i)Consolidated Adjusted EBITDA for the applicable Test Period, minus

(ii)Consolidated Unfinanced Capital Expenditure for such Test Period, minus

(iii)(x) Taxes paid in cash during such Test Period based on income, profits or capital of Holdings and its subsidiaries, including, in each case, federal, state, provincial, local, foreign, unitary, franchise, excise and similar Taxes, including any penalties and interest, plus (y) without duplication, any Tax Distributions paid during such Test Period;

to

(b)

(i)Consolidated Interest Expense for such Test Period; plus

(ii)Consolidated Scheduled Indebtedness Payments for such Test Period; plus

(iii)Restricted Payments made by Holdings and paid in cash after the Third Amendment Effective Date during such Test Period pursuant to clauses (b)(iv) (other than any such Restricted Payment made to repurchase, redeem, retire or otherwise acquire the Capital Stock of any former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company or any member of the Combined Group), (c), (g) or (j) of Section 6.04; plus

(iv)any amount of management, monitoring, consulting, transaction and advisory fees and any related expenses and indemnities actually paid by or on behalf of, any Borrower or any of its Subsidiaries to the Investors (or their Affiliates, management companies or directors) during such Test Period;

in each case for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01, in each case for Holdings and its Subsidiaries on a consolidated basis; provided that, for purposes of determining Consolidated Interest Expense and Consolidated Scheduled Indebtedness Payments for any Test Period ending prior to the first anniversary of the Third Amendment Effective Date, Consolidated Interest Expense and Consolidated Scheduled Indebtedness Payments for such Test Period shall be an amount equal to actual Consolidated Interest Expense or Consolidated Scheduled Indebtedness Payments, as applicable, for each full Fiscal Quarter commencing on or after January 1, 2018 and ending as of the last day of such Test Period, multiplied by (i) for the Test Period ending on March 31, 2018, 4.00, (ii) for the Test Period ending on June 30, 2018, 2.00 and (iii) for the Test Period ending on September 30, 2018, 1.33.

“Consolidated Interest Expense” means, for any period, the sum of (x) combined consolidated interest expense of Holdings and its Subsidiaries paid or payable in cash, net of cash interest income, of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and net cash costs under hedging agreements and (y) commitment fees paid pursuant to Section 2.11(a) and similar commitment, unused line or financing fees under Indebtedness described in clauses (a) through (c) of such definition, for such Test Period; provided that there shall be excluded from Consolidated Interest Expense for any period:

(a)deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest,

(b)the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period,

(c)non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB ASC 815,

(d)any cash costs associated with early termination in respect of hedging agreements for interest rates,

(e)Transaction Expenses or Transaction Expenses (Third Amendment),

(f)annual agency fees paid to the Administrative Agent,

(g)costs associated with obtaining hedge agreements, and

(h)any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting in connection with the Transactions or any acquisition.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a)the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except, with respect to any income, to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash (or to the extent converted into Cash) to Holdings or any of its Subsidiaries by such Person during such period,

(b)gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any Dispositions of assets outside of the ordinary course of business (including, without limitation, asset retirement costs),

(c)gains, income, losses, expenses or charges from (i) extraordinary items and (ii) non-recurring or unusual items,

(d)any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency remeasurements of Indebtedness and any net gains or losses resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk),

(e)any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness and obligations under Hedge Agreements,

(f)(i) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, any Borrower or any of its respective Subsidiaries, in each case, to the extent that such charges, costs, expenses, accruals or reserves are funded with net Cash proceeds contributed to the common equity of Holdings as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings,

(g)accruals and reserves that are established within 12 months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP,

(h)any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or (B) good will or other asset impairment charges, write-offs or write-downs,

(i)effects of adjustments (including, without limitation, the effects of such adjustments pushed down to Holdings and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition, the amortization or write-off of any amounts thereof or any non cash fair value lease accounting and (ii) the cumulative effect of changes in accounting principles, and

(j)solely for the purpose of determining the Available Amount, the net income for such period of any Subsidiary (other than any Subsidiary Guarantor), to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in Cash (or to the extent converted into Cash) to Holdings or any Subsidiary thereof in respect of such period, to the extent not already included therein.

“Consolidated Scheduled Indebtedness Payments” means, for any period for Holdings and its Subsidiaries on a consolidated basis, the sum of all regularly scheduled payments of principal (and similar payments with respect to amounts required to appear as a liability on a balance sheet prepared in accordance with GAAP) on Indebtedness described in clauses (a) through (c) of such definition scheduled to be paid during such period.  For purposes of this definition, payments of principal (and similar payments with respect to amounts required to appear as a liability on a balance sheet prepared in accordance with GAAP) scheduled to be paid (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments (other than any such reduction that is made pro rata or in reverse order of maturity), (b) shall not include any voluntary or mandatory prepayments made pursuant to Section 2.10, and (c) shall be determined without giving effect to any contractual provision or Requirements of Law pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“Consolidated Secured Debt” means, as to any Person, at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of any of Holdings or its Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a combined consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of all debt for borrowed money, Capital Leases and purchase money Indebtedness of Holdings and its Subsidiaries at such date.

“Consolidated Unfinanced Capital Expenditure” means, for any Test Period, all expenditures during such Test Period of Holdings and its Subsidiaries, on a consolidated basis which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of Holdings and its Subsidiaries, on a consolidated basis (including expenditures in respect of property subject to a Capital Lease), minus the sum of:

(i)any such expenditures financed with the Net Proceeds of the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness);

(ii) Net Proceeds of Dispositions received by Holdings and its Subsidiaries during such Test Period;

(iii)any such expenditures financed with the Net Proceeds of issuances of Capital Stock or contributions to the equity capital of Holdings or any Restricted Subsidiary during such Test Period;

(iv)any such expenditures financed with Net Insurance/Condemnation Proceeds, to the extent such expenditures relate to the replacement or repair of the property that was the subject of the casualty event or taking giving rise to such Net Insurance/Condemnation Proceeds;

(v)that portion of the purchase price of any Permitted Acquisition consummated during such Test Period that constitutes a capital expenditure of Holdings and its Subsidiaries, on a consolidated basis, under GAAP; and

(vi)expenditures made as a tenant during in leasehold improvements to the extent reimbursed in cash or compensated through rent reductions or other economic concessions by the relevant landlord.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC or comparable foreign Requirement of Law) over such account to the Administrative Agent.

“Covered Entity” means any of the following:

(a)a “covered entity”, as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a “covered bank”, as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI”, as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.22.

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.16(b).

“Cure Right” has the meaning assigned to such term in Section 6.16(b).

“Current Assets” means, at any time, the combined consolidated current assets (other than Cash and Cash Equivalents, the current portion of current and deferred Taxes based on income, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees and derivative financial instruments) of Holdings and its Subsidiaries.

“Current Liabilities” means, at any time, the combined consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans, (c) the current portion of interest expense (excluding consolidated interest expense that is due but unpaid), (d) the current portion of any Indebtedness attributable to Capital Leases, (e) the current portion of current and deferred Taxes based on income, (f) liabilities in respect of unpaid earnouts, (g) accruals relating to restructuring reserves to the extent permitted to be included in the definition of “Consolidated Adjusted EBITDA” pursuant to clause (xi) of the definition thereof, and (h) liabilities in respect of funds of third parties on deposit with Holdings and its Subsidiaries.

“Cyprus Acknowledgments” means the Cyprus Acknowledgments (First Amendment) and the Cyprus Acknowledgments (Third Amendment).

“Cyprus Acknowledgments (First Amendment)” means each of (a) the Deed of Acknowledgment of Secured Obligations under the Deed of Floating Charge Debenture among, Osmotica Cyprus, as chargor, and the Administrative Agent, as chargee, and (b) the Deed of Acknowledgment of Secured Obligations and Extension of Guarantee under the Cyprus Share Pledge among Holdings, as Pledgor, and the Administrative Agent, as pledgee and collateral agent, each dated as of the First Amendment Effective Date.

“Cyprus Acknowledgments (Third Amendment)” means each of (a) the Deed of Acknowledgment of Secured Obligations under the Deed of Floating Charge Debenture among, Osmotica Cyprus, as chargor, and the Administrative Agent, as chargee, and (b) the Deed of Acknowledgment of Secured Obligations and Extension of Guarantee under the Cyprus Share Pledge among Holdings, as Pledgor, and the Administrative Agent, as pledgee and collateral agent, each dated as of the Third Amendment Effective Date.

“Cyprus Charge over Bank Accounts” means a Cyprus law governed Deed of Charge of Bank Accounts among, Osmotica Cyprus, as chargor and the Administrative Agent, as chargee and collateral agent, and each related notice to be delivered by Osmotica Cyprus as chargor to each applicable account bank, in relation to the establishment of a charge in favor of the Administrative Agent over the applicable bank account, each in form and substance reasonably satisfactory to the Administrative Agent.

“Cyprus Debenture” means a Cyprus law governed Deed of Floating Charge Debenture, among, inter alios, Osmotica Cyprus, as chargor, and the Administrative Agent, as chargee, in form and substance reasonably satisfactory to the Administrative Agent.

“Cyprus Share Pledge” means the Cyprus Deed of Pledge of Share Certificates and Charge of Shares, among Holdings, as pledgor and the Administrative Agent, as pledgee and collateral agent dated on or about the date hereof.

“Debt Fund Affiliate” means any Affiliate of any Investor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, any Borrower or their Subsidiaries, makes (or has the right to make or participates with others in making) any investment decisions or has access to information (other than information available to similarly situated non-affiliated lenders or prospective lenders) relating to the Borrowers.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(~~v~~vi).

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, in each case, within two Business Days in the case of the making of a Loan and three Business Days after the date such other obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or Swingline Lender or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after the request of Administrative Agent or the  Borrower Representative, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) on or after the Closing Date, become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) on or after the Closing Date, (i) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or (ii) become (or has a parent company that has become) the subject of a Bail-in Action, unless in the case of any Lender subject to this clause (e), the Borrower Representative and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower Representative and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its direct or indirect parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(f)) upon delivery of written notice of such determination to the Borrower Representative, each Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or managers or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower Representative in good faith) of non-Cash consideration received by a Subsidiary in connection with a Disposition pursuant to Section 6.06(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated PIK Intercompany Loan” means an intercompany loan in the principal amount of $34,321,500.00 made by Hungarian Holdings to the Parent, on the Third Amendment Effective Date, as in effect on the Third Amendment Effective Date.

“Designated PIK Notes” means the Promissory Notes in an original aggregate principal amount of $25,000,000 (as such principal amount may be increased from time to time by the capitalization of accrued interest), dated as of February 3, 2016, made by Osmotica Holdings S.C.Sp., a Luxembourg special limited partnership, in favor of ACP Holdco (Offshore), L.P., ACP III AIV, L.P., Newstone Capital Partners II, L.P. and Altchem Limited.

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control, Qualifying IPO or a Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of directors, officers, employees, members of management or managers or consultants or by any such plan to such directors, officers, employees, members of management or managers or consultants, in each case in the ordinary course of business of the Combined Group, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, member of management, manager or consultant (or their respective Affiliates or Immediate Family Members) of a member of the Combined Group shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a) each Person set forth on a schedule furnished to the Arrangers (which schedule shall be made available to each Lender) prior to the date of this Agreement, (b) any Affiliate or representative of any Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital, (c) any reasonably identifiable affiliate of any Person referred to in clause (a) above.

“Disregarded Domestic Subsidiary” means any direct or indirect Domestic Subsidiary of Holdings substantially all of the assets of which consist of Capital Stock or Security of one or more After-Acquired CFCs or Disregarded Domestic Subsidiaries, provided, that none of (i) Osmotica Pharmaceutical US LLC, (ii) Vertical/Trigen, (iii) the subsidiaries of Vertical/Trigen existing on or prior to the Closing Date, or (iv)  any Subsidiary of Holdings which itself is a Closing Date Guarantor shall be a Disregarded Domestic Subsidiary.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by an Affiliated Lender or a Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase any Class of Term Loans (or any Additional Term Loans, which for purposes of this definition shall be deemed to be a Class of Term Loans (and the holders thereof, Lenders)) in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days shall have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days shall have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a)Notice Procedures.  In connection with an Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Class of Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount and Class of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if not also the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par, which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction, that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loans on an individual Class basis and (iv) shall remain outstanding through the Auction Response Date.  The Auction Agent will promptly provide each appropriate Lender with a copy of such Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in such Auction Notice (or such later date as the Auction Party may agree to extend with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b)Reply Procedures.  In connection with any Auction, each Lender holding Term Loans of the relevant Class of Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is reasonably acceptable to the Auction Agent and the Administrative Agent (if not also the Auction Agent)) (the “Reply Amount”).  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids only one of which can result in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below.  Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c)Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price.  The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion).  If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid).  The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower Representative of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d)Additional Procedures.

(i)Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii)To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower Representative.

(iii)In connection with any Auction, the Borrowers, the Borrower Representative and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv)Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v)The Borrowers, the Borrower Representative and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“EEA” means the European Economic Area.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Member State” means any member states of the EEA.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D, (c) any Affiliate of a Lender, (d) an Approved Fund of a Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), Holdings or any of its Subsidiaries or Affiliates.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to pollution or protection of the environment or natural resources, in any manner applicable to any Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“Equivalent Managing Body” (i) with respect to a manager managed limited liability company, the board of managers, (ii) with respect to a member managed limited liability company, the board of directors of its most direct corporate parent company and (iii) with respect to a partnership, the board of directors of the general partner to the extent such general partner is a corporation, or the Equivalent Managing Body of the general partner if such general partner is not a corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by any Borrower, any of its Subsidiaries or any of their respective

ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (h) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the ~~document described as such and~~EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Test Period ending on the last day of a Fiscal Year, an amount (if positive) equal to:

(a)the sum, without duplication, of the amounts for such period of the following:

(i)Consolidated Net Income for such period, plus

(ii)the amount of all non-Cash charges (including depreciation and amortization expense) deducted in arriving at such Consolidated Net Income, but excluding any non-Cash charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, plus

(iii)decreases, if any, in Consolidated Working Capital from the first day to the last day of such period (other than any such decreases arising from acquisitions completed during such period or the application of acquisition accounting), plus

(iv)the aggregate net amount of any non-Cash loss on dispositions of property during such period (other than dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus

(v)Cash income or gains (actually received in Cash) of the type described in clauses (b), (c), (d) and (e) of the definition of “Consolidated Net Income”, to the extent excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof (except to the extent such income or gains consist of proceeds utilized in calculating Net Proceeds or Net Insurance/Condemnation Proceeds subject to Section 2.10(b)(ii)), plus

(vi)the amount of expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b) below, plus

(vii)the amount of expenses deducted from Consolidated Net Income during such period in respect of amounts deducted from Excess Cash Flow in any prior period pursuant to clause (b)(v)(y) below, minus

(b)the sum, without duplication, of the amounts for such period of the following:

(i)the amount of (A) all non-Cash credits, gains and income included in arriving at such Consolidated Net Income (including non-Cash gains on bargain purchases and excluding any such credit, gain or income representing the reversal of an accrual or reserve for a potential Cash item that reduced Consolidated Net Income in any prior period) and (B) all Cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, plus

(ii)the aggregate amount actually paid in Cash by any Subsidiary during such period or after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i) on account of capital expenditures (other than capital expenditures to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(iii)the aggregate amount of all permanent repayments of principal of Indebtedness of any Subsidiary made in Cash during such period (other than (x) repayments made pursuant to the Existing Debt Refinancing, (y) repayments made with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (z) payments of (A) revolving indebtedness to the extent there is not an equivalent permanent reduction in commitments thereunder and (B) voluntary prepayments described in Section 2.10(b)(i)), plus

(iv)increases, if any, in Consolidated Working Capital from the last day of the prior period to the last day of such period, plus

(v)to the extent included, or not deducted in arriving at such Consolidated Net Income, the aggregate consideration actually paid in Cash (x) during such period or (y) at the option of the Borrowers after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i) with respect to Investments (other than acquisitions) permitted by Section 6.03 or otherwise consented to by the Required Lenders (other than Investments in (A) Cash and Cash Equivalents and (B) any Subsidiary) (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vi)any required up-front payments in respect of Hedge Agreements, plus

(vii)[reserved], plus

(viii)without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrowers, the aggregate consideration (including earn-outs) required to be paid in Cash by any Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures or Investments (other than acquisitions) permitted by Section 6.03 or otherwise consented to by the Required Lenders (other than Investments in (x) Cash and Cash Equivalents and (y) Holdings or any of its Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of Holdings following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such capital expenditures or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the

Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(ix)the amount of Cash Taxes and Tax Distributions paid in such period (and Tax and Tax Distribution reserves set aside and payable within the four consecutive Fiscal Quarters following such period) to the extent such Taxes and Tax Distributions exceed the amount of Tax and Tax Distribution expense deducted in arriving at Consolidated Net Income for such period; provided that, to the extent the aggregate amount of Tax and Tax Distribution reserves set aside and actually paid during such subsequent four consecutive Fiscal Quarters is less than such amount of Tax and Tax Distribution reserves set aside, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(x)to the extent not expensed during such period or not deducted in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in Cash during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means (i) foreign deposit accounts in countries other than Hungary and Cyprus, (ii) any disbursement accounts that are zero balance accounts, (iii) any payroll, withholding tax, fiduciary, trust or similar accounts or (iv) deposit or securities accounts with respect to which the aggregate balance as of the end of any Business Day is less than $1,000,000.

“Excluded Subsidiary” means (a) any subsidiary of any Closing Date Guarantor that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by law, regulation or contractual obligations existing on the Closing Date or on the date such Person becomes a Subsidiary (and not entered into in contemplation of such Person becoming a Subsidiary or for the primary purpose of being classified as an Excluded Subsidiary hereunder) from providing a Loan Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Loan Guaranty, (d) any not-for-profit Subsidiary, (e) any Captive Insurance Subsidiaries, (f) any special purpose entities used for permitted securitization facilities, (g) any Disregarded Domestic Subsidiary; (h) any direct or indirect Domestic Subsidiary of an After-Acquired CFC, (i) any After-Acquired CFC, (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the burden or cost of providing a Loan Guaranty shall outweigh the benefits to be afforded thereby and (k) Osmotica Argentina; provided that none of (x) any person that is a Loan Party on the Closing Date, or (y) from and after the date on which RevitaLid becomes a Loan Party in accordance with Section 5.13(h), RevitaLid, shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation; provided that with the written consent of the Administrative Agent and the Borrower Representative, a given Excluded Swap Obligation (determined as provided above without regard to this proviso) may be excluded from this definition.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, the Swingline Lender, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) its income or franchise Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Connection Income Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Foreign Lender, any withholding Tax that is imposed by the United States on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower Representative under Section 2.18), or designates a new lending office, except, in each case, to the extent that pursuant to Section 2.16 amounts with respect to withholding Taxes imposed by the United States were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any Tax imposed as a result of the Administrative Agent’s, a Lender’s, the Swingline Lender’s or an Issuing Bank’s failure to comply with Section 2.16(e) and (e) any U.S. federal withholding Taxes under FATCA.

“Existing Debt Refinancing” has the meaning assigned to such term in Section 4.01(h).

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Extension” has the meaning assigned to such term in Section 2.22(a).

“Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated as of December 3, 2015, by and among the Vertical/Trigen, CIT and Pacific Western Bank.

“Financial Officer” of any Person means the chief executive officer, the chief financial officer, the treasurer, any assistant treasurer, any vice president of finance or the controller of such Person or such Person’s manager or managing member, as applicable, or any officer with substantially equivalent responsibilities.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower Representative that such financial statements fairly present, in all material respects, in accordance with GAAP, the combined consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning assigned to such term in Section 5.01(h).

“First Amendment” means the First Amendment to Credit Agreement dated as of November 10, 2016, by and among the Borrowers, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means November 10, 2016.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Liens (except for Permitted Liens securing any Indebtedness secured by a Lien which is, or is required to be, expressly subordinated to Liens securing the Obligations).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings ending on December 31 of each calendar year.

“Flood Hazard Property” means any owned Real Estate Asset located in the U.S. subject to a Mortgage and also located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement dated as of December 12, 2020, by and among the Borrowers, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” means December 12, 2020.

“Funding Account” has the meaning assigned to such term in Section 2.03(vi).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or European Central Bank), in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Percentage” has the meaning assigned to such term in Section 10.10.

“Hazardous Materials” means any chemical, material, infectious waste, medical waste, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of, or exposure to, any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means, collectively, any and all local, state, federal, national, and supranational, and foreign healthcare laws, rules, regulations, orders and requirements relating to the regulation of the Borrowers and their Subsidiaries including, without limitation, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the State Children’s Health  Insurance Program (Title XXI of the Social Security Act), CHAMPVA, the Veterans Health Care Regulations, DORS/90-594, TRICARE, any government payment program or any law governing the licensure of or regulating healthcare providers, suppliers, professionals, manufacturers, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, or the manufacture, distribution or sale of pharmaceuticals, medical devices or medical supplies, the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the Food and Drugs Act, R.S. 1985, c. F-27 and Food and Drug Relations, C.R.C., ch. 870, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the false statements law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law including the Anti-Inducement Law (42 U.S.C. § 1320a-7a), the federal Physician Payment Sunshine Law (42 U.S.C. § 1320a-7h), the Stark Law (42 U.S.C. § 1395nn), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the criminal false claims statutes (18 U.S.C. §§ 286, 287 and 1001), the Medicare Secondary Payor Law (42 U.S.C. § 13957(b)), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, HIPAA as amended by HITECH, PIPEDA and the Act respecting the protection of personal information (Quebec), R.S.Q., c. P-39.1, any comparable federal, provincial, territorial, state laws in Canada and the United States or any applicable foreign jurisdiction, and all regulations promulgated pursuant to such laws.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended from time to time, and any rules or regulations promulgated from time to time thereunder.

“Historical Financial Statements” means (a) the unaudited consolidated statements of financial position of Osmotica Cyprus and its subsidiaries and the related unaudited consolidated statements of comprehensive income and (b) the unaudited consolidated statements of financial position of Vertical/Trigen and its subsidiaries and the related unaudited consolidated statements of operations and comprehensive income (loss), in each case of clauses (a) and (b) above, for each the fiscal quarters ending March 31, 2015, June 30, 2015, and September 30, 2015.

“HITECH” means the Health Information Technology for Economic and Clinical Health Act of 2009 enacted as title XIII of division A and title IV of division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5.

“Holding Company” has the meaning assigned to such term in Section 6.15.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall include its permitted successors and assigns.

“Hungarian Account Pledge” the Agreement Establishing Pledge over Bank Accounts, dated on or about the date hereof, among Hungarian Holdings, as pledgor, and the Administrative Agent, as pledgee and security agent.

“Hungarian Asset Pledge” the agreement establishing pledge over specified group of assets, dated on or about the date hereof, among Hungarian Holdings, as pledgor, and the Administrative Agent, as pledgee and security agent.

“Hungarian Authorization Letter” means each letter executed by Hungarian Holdings with respect to any applicable account bank, which gives the Administrative Agent an authorization to request direct debiting from each bank account of Hungarian Holdings, other than any Excluded Account, substantially in the form attached hereto as Exhibit N.

“Hungarian Holdings” has the meaning assigned to such term in the Recitals to this Agreement.

“Hungarian Master Reaffirmation (First Amendment)” means the Amendment No. 1 Agreement, dated as of the First Amendment Effective Date, among Osmotica Cyprus, Hungarian Holdings and the Administrative Agent, reconfirming the continuation of the security interests created by each of (a) the Hungarian Quota Pledge, (b) the Hungarian Account Pledge, (c) the Hungarian Rights Pledge and (d) the Hungarian Asset Pledge.

“Hungarian Master Reaffirmation (Third Amendment)” means the Amendment No. 2 Agreement, dated as of the Third Amendment Effective Date, among Osmotica Cyprus, Hungarian Holdings and the Administrative Agent, reconfirming the continuation of the security interests created by each of (a) the Hungarian Quota Pledge, (b) the Hungarian Account Pledge, (c) the Hungarian Rights Pledge and (d) the Hungarian Asset Pledge.

“Hungarian Master Reaffirmations” means each of the Hungarian Master Reaffirmation (First Amendment) and the Hungarian Master Reaffirmation (Third Amendment).

“Hungarian Quota Pledge” means the agreement establishing pledge over quota, dated on or about the date hereof, among Osmotica Cyprus, as pledgor, the Administrative Agent, as pledgee and security agent and Hungarian Holdings.

“Hungarian Rights Pledge” the agreement establishing pledge over rights and receivables, dated on or about the date hereof, among Hungarian Holdings, as pledgor, and the Administrative Agent, as pledgee and security agent.

“Hungarian Security Deposit Agreement” means each agreement among Hungarian Holdings, the Administrative Agent, as security agent and any applicable account bank in relation to the blocking and establishment of security deposit to be created with respect to each bank account of Hungarian Holdings, other than any Excluded Account, pursuant to the Hungarian Account Pledge.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (a) having Consolidated Total Assets in an amount of less than 2.5% of Consolidated Total Assets of Holdings and (b) contributing less than 2.5% to consolidated revenue of Holdings, in each case, for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that the Consolidated Total Assets (as so determined) and revenue (as so determined) of all Immaterial Subsidiaries shall not exceed 2.5% of Consolidated Total Assets of the Borrowers or 2.5% of the consolidated revenue of Holdings for the relevant Test Period, as the case may be.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” has the meaning assigned to such term in Section 2.21(a).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(v).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Lender” means any Lender or Additional Lender providing an Incremental Commitment or Incremental Loans.

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Commitment Increase.

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Borrowing Date” means, with respect to each Class of Incremental Term Loans, each date on which Incremental Term Loans of such Class are incurred pursuant to Section 2.01(e) and as otherwise specified in any amendment providing for Incremental Term Loans in accordance with Section 2.21.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet in accordance with GAAP, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another Person; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio or any other financial ratio under this Agreement except to the extent of any accrued interest in respect of unpaid termination or settlement amounts thereunder and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited; provided that, notwithstanding anything herein to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness, and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder and (y) the $10,500,000 contingent milestone payment in connection with the purchase of Divigel, which would be payable to Upsher-Smith Laboratories, Inc. on March 23, 2017.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum, dated January 6, 2016, relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by the Borrower Representative in the form of Exhibit E hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month and the Revolving Credit Maturity Date or the maturity date applicable to such Loan or Additional Commitment and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all relevant affected Lenders twelve months or a shorter period) thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person and (c) any loan, advance (other than advances to current or former employees, officers, directors, members of management, managers, consultants or independent contractors of any Borrower or its Subsidiaries or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than any Loan Party).  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but (except in the case of Investments made in reliance on the “Available Amount”)

giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“Investors” has the meaning assigned to such term in the Recitals to this Agreement.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) Fifth Third Bank, (b) any other Revolving Lender that, at the request of the Borrower Representative and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees to become an Issuing Bank and (c) one or more banks, trust companies or other financial institutions in each case expressly identified by or acceptable to the Administrative Agent from time to time, in its reasonable discretion, and consented to by the Borrower Representative (such consent not to be unreasonably withheld or delayed), as an Issuing Bank for purposes of issuing one or more Letters of Credit pursuant to the terms of this Agreement.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“Junior Indebtedness” means any Subordinated Indebtedness (other than Indebtedness among Holdings and/or its subsidiaries) with an individual outstanding principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on the Collateral (other than Indebtedness among Holdings and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Credit Facilities.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Additional Term Loan, Revolving Loan, Additional Revolving Loan, Revolving Credit Commitment or Additional Commitment.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any Additional Revolving Loan, the Revolving Credit Commitment or any Additional Revolving Commitment.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term loan commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Additional Term Loan or any Additional Term Commitment.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means (without duplication) a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit issued by it.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time.  The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the general principles of equity and principles of good faith and fair dealing and (b) applicable bankruptcy, insolvency or similar laws, limitations with respect to enforcement under applicable Debtor Relief Laws and other similar laws affecting the rights of creditors and secured creditors generally.

“Lenders” means the Term Lenders, the Revolving Lenders, any Additional Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement.

“Letter of Credit Requests” means a letter of credit request substantially in the form of Exhibit G.

“LIBO Rate” means, for any Interest Period with respect to any LIBO Rate Loan, the rate per annum equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate benchmark rate which is calculated and distributed daily by the Ice Benchmark Administration Data Service (“ICE”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, distributed at  approximately 11:45 a.m. (London time) (or such other time as confirmed by ICE) two (2) Business Days prior to the first day of such Interest Period; provided, however, that if no such rate is distributed by the ICE on such Business Day, such rate will be the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination; such rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that in no event shall the LIBO Rate be less than 1.00% per annum; provided, further, that when used in reference to any Loan or Borrowing, LIBO Rate refers to whether such loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the LIBO Rate.

~~“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower Representative).~~

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Consent” means that certain Limited Consent, dated as of May 21, 2020, by and among the Borrowers, other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“Limited Long Term Incentive Plan” means the limited long term incentive plan of Osmotica Cyprus.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, the Subordination Agreement, the First Amendment, the Second Amendment ~~and~~, the Third Amendment, the Limited Consent and the Fourth Amendment.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means each Loan Party with respect to the Secured Obligations of each other Loan Party.

“Loan Guaranty” means the guaranty set forth in Article 10 of this Agreement.

“Loan Installment Date” has the meaning assigned to such term in Section 2.09(a).

“Loan Parties” means Holdings, the Borrowers, each Closing Date Guarantor, each Subsidiary Guarantor and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means any Term Loan, any Revolving Loan, any Swingline Loan, or any Additional Term Loan or Additional Revolving Loan.

“Management Agreement” means that certain Advisory Services and Monitoring Agreement, dated as of the date hereof, by and among Vertical/Trigen, Hungarian Holdings, Avista Capital Holdings, LP and Altchem Limited.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Borrowers and the other Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Contract” means any contract or other arrangement (including any license or permit) to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents), in each case for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Permitted Acquisition” means any Permitted Acquisition where the aggregate amount of consideration for such Permitted Acquisition is more than $5,000,000.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset owned by any Loan Party as of the Closing Date having a fair market value (as reasonably estimated by the Borrower Representative) in excess of $2,000,000 as of such date, (b) any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably estimated by the Borrower Representative) in excess of $2,000,000 as of the date of acquisition thereof and (c) the property owned by OPC located at 895 Sawyer Rd., Marietta, Georgia.

“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Credit Maturity Date, (b) with respect to the Term Loans, the Term Loan Maturity Date, (c) as to any Replacement Term Loans or Replacement Revolving Facility incurred pursuant to Section 9.02(c), the final maturity date for such Replacement Term Loan or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Term Loans, the final maturity date set forth in the applicable documentation with respect thereto, (e) with respect to any Incremental Revolving Commitment, the final maturity date set forth in the applicable documentation with respect thereto and (f) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.22(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means any parcel of real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on owned Real Estate Assets of a Loan Party.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which any Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has an ongoing obligation.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrowers and their Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (a) any Cash payments or proceeds (including Cash Equivalents) received by any Subsidiary of Holdings (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of any Subsidiaries of Holdings or (ii) as a result of the taking of any assets of any Subsidiaries of Holdings by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by any Subsidiaries of Holdings in connection with the adjustment, settlement or collection of any claims of any Subsidiaries of Holdings in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower Representative’s good faith estimate of income Taxes paid or payable (including Tax Distributions)) in connection with any sale or taking of such assets as referred to in clause (a)(ii) of this definition and (v) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a)(ii) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower Representative’s good faith estimate of income Taxes paid or payable (including Tax Distributions) in connection with such Disposition), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to any Subsidiaries of Holdings) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).

“Non-Debt Fund Affiliate” means any Investor and any Affiliate of any such Investor, other than any Debt Fund Affiliate or Holdings or any subsidiary of Holdings.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Non-U.S. Collateral Document” means each of (a) the Cyprus Share Pledge, (b) the Hungarian Quota Pledge, (c) the Hungarian Account Pledge, (d) the Hungarian Rights Pledge, (e) the Hungarian Asset Pledge, (f) the Hungarian Security Deposit Agreements, (g) the Hungarian Authorization Letters, (h) the Cyprus Debenture, (i) the Cyprus Charge over Bank Accounts, (j) the Cyprus Acknowledgments and (k) the Hungarian Master Reaffirmations.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.16(b).

“OBI” has the meaning assigned to such term in the preamble to this Agreement.

“OBI 2016 Incremental Portion” means with respect to any Lender with a 2016 Incremental Term Commitment on the First Amendment Effective Date, the percentage of the aggregate 2016 Incremental Term Commitments represented by such Lender’s 2016 Incremental Term Commitment multiplied by $17,290,266.

“OBI Closing Portion” means with respect to any Lender with a Closing Date Term Commitment on the Closing Date, the percentage of the aggregate Closing Date Term Commitments represented by such Lender’s Closing Date Term Commitment multiplied by $23,544,192.

“OBII” has the meaning assigned to such term in the preamble to this Agreement.

“OBII 2016 Incremental Portion” means with respect to any Lender with a 2016 Incremental Term Commitment on the First Amendment Effective Date, the percentage of the aggregate 2016 Incremental Term Commitments represented by such Lender’s 2016 Incremental Term Commitment multiplied by $4,988,298.

“OBII Closing Portion” means with respect to any Lender with a Closing Date Term Commitment on the Closing Date, the percentage of the aggregate Closing Date Term Commitments represented by such Lender’s Closing Date Term Commitment multiplied by $6,792,576.

“OBII Term A Portion” means with respect to any Lender with a Term A Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term A Commitments represented by such Lender’s Term A Commitment multiplied by $11,780,874.

“OBII Term B Portion” means with respect to any Lender with a Term B Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term B Commitments represented by such Lender’s Term B Commitment multiplied by $2,122,680.

“OBI Term A Portion” means with respect to any Lender with a Term A Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term A Commitments represented by such Lender’s Term A Commitment multiplied by $40,834,458.

“OBI Term B Portion” means with respect to any Lender with a Term B Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term B Commitments represented by such Lender’s Term B Commitment multiplied by $7,357,560.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, the Swingline Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Swingline Lender, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan, any Swingline Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17.

“OID” has the meaning assigned to such term in the Recitals to this Agreement.

“OPC” has the meaning assigned to such term in the preamble to this Agreement.

“OPC 2016 Incremental Portion” means with respect to any Lender with a 2016 Incremental Term Commitment on the First Amendment Effective Date, the percentage of the aggregate 2016 Incremental Term Commitments represented by such Lender’s 2016 Incremental Term Commitment multiplied by $70,617,500.

“OPC Closing Portion” means with respect to any Lender with a Closing Date Term Commitment on the Closing Date, the percentage of the aggregate Closing Date Term Commitments represented by such Lender’s Closing Date Term Commitment multiplied by $96,160,000.

“OPC Term A Portion” means with respect to any Lender with a Term A Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term A Commitments represented by such Lender’s Term A Commitment multiplied by $166,777,500.

“OPC Term B Portion” means with respect to any Lender with a Term B Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term B Commitments represented by such Lender’s Term B Commitment multiplied by $30,050,000.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement and (e) with respect to any other form of entity, such other equivalent organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Osmotica Argentina” means Osmotica Argentina, S.A., a sociedad anónima formed under the laws of Argentina.

“Osmotica BVI” means Osmotica Corp., a business company incorporated in the British Virgin Islands.

“Osmotica Cyprus” has the meaning assigned to such term in the Recitals to this Agreement

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.10(b)(ii).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank or any other recipient, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or engaged in any other transaction pursuant to or enforced by any Loan Document, or sold or assigned an interest in any Loan).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising solely from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, but not including, (a) for the avoidance of doubt, the Excluded Taxes or (b) Other Connection Taxes imposed with respect to an assignment or sale of an interest in a Loan (other than pursuant to an assignment request by the Borrower Representative under Section 2.18).

“Outstanding Amount” means, on any date, after giving effect to any borrowings, prepayments, repayments or other Credit Extension occurring on such date, (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof and (b) with respect to any LC Exposure on any date, the aggregate outstanding amount of such LC Exposure on such date.

“Parent” has the meaning assigned to such term in the Recitals to this Agreement.

“Parent Administrative Expenses” means all “Co-Invest Expenses” required to be paid by Parent under (and as defined in) Section 4.03(b) of the Amended and Restated Agreement of Limited Partnership of Parent, as in effect on the Closing Date.

“Parent Company” means (a) Holdings and (b) any other Person of which any Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit L.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit M.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party (or other equivalent or similar filings in the applicable filing offices with respect to any Loan Party that is not a U.S. Loan Party), the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the

U.S. Copyright Office (or other equivalent similar filing in the applicable filing offices with respect to any Loan Party that is not a U.S. Loan Party), the proper recordation of Mortgages and fixture filings with respect to any Material Real Estate Assets, the proper registration of the Hungarian Quota Pledge in the Hungarian company register, the proper registration of each of the Hungarian Asset Pledge, the Hungarian Account Pledge and the Hungarian Rights Pledge in the Hungarian security interest register, the proper registration of a Hungarian law pledge over IP ~~rights~~Rights into the relevant public registers, the execution and delivery of the Hungarian Security Deposit Agreements, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, and the delivery to the Administrative Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents, the delivery of a Control Agreement with respect to each deposit account, securities account, commodities account, securities entitlement or commodity contract of any Loan Party, other than any Excluded Account, and the taking of any other action required pursuant to the Collateral Documents with respect to the perfection of the Administrative Agent’s Liens with respect to the Collateral.

“Permitted Acquisition” means any acquisition by any Subsidiary of Holdings, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any product line (including research and development and related assets in respect of any product), business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in a Subsidiary which serves to increase any Subsidiary of Holdings’ respective equity ownership in such Subsidiary) or any Investment in any joint venture; provided that:

(a)after giving effect to such acquisition or such Investment, the Total Leverage Ratio would not exceed 3.50:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01; provided that this clause (a) shall not apply to any acquisition or series of related acquisitions during any Fiscal Year where the aggregate amount of consideration for such acquisition or series of related acquisitions, together with the aggregate amount of consideration for all other Permitted Acquisitions in the same Fiscal Year (excluding any Permitted Acquisition previously subject to the Total Leverage Ratio test pursuant to this clause (a)), is less than $10,000,000;

(b)on the date of execution of the purchase agreement in respect of such acquisition or the date of such Investment, no Event of Default shall have occurred and be continuing or would result from the execution of such agreement;

(c)the total consideration paid by the Loan Parties for (i) the acquisition, directly or indirectly, of any Person that does not become a Loan Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by a Loan Party, when taken together with the total consideration for all such acquired Persons and assets acquired after the Closing Date, shall not exceed the sum of (A) $10,000,000 and (B) amounts otherwise available under clause (r) of Section 6.03; provided that the limitation under this clause (c) shall not apply to any acquisition to the extent such acquisition is made with the proceeds of sales of or equity contributions in respect of, Qualified Capital Stock of the Borrowers received after the Closing Date (other than any Cure Amount, any equity proceeds that are added in determining the Available Amount and any equity proceeds used to fund Restricted Payments pursuant to Section 6.04(b)(ii) or Section 6.04(h) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d));

(d)the applicable Borrower shall take or cause to be taken with respect to the acquisition of any new subsidiary of such Borrower, each of the actions required to be taken under Section 5.12, as applicable; and

(e)such acquisition or other Investment shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the equityholders of the Person proposed to be acquired or in which such Investment is to be made.

“Permitted Holders” means (a) the Investors and current and former management Persons of Holdings or any of its Subsidiaries and (b) any Person with which one or more Investors or any other Person described in clause (a) above form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the Investors beneficially own more than 50% of the relevant voting stock beneficially owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties on the Closing Date and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and the other parties from time to time party thereto.

“Prepayment Asset Sale” means any Disposition by any Borrower or its Subsidiaries made pursuant to Section 6.06(h), Section 6.06(j), Section 6.06(p), clause (ii) to the proviso to Section 6.06(q) (to the extent provided therein) and Section 6.06(r).

“Prime Rate” means the rate of interest announced, from time to time, by JPMorgan Chase Bank, N.A. at its principal office in New York City as its “prime rate,” (or if such rate is at any time not available, the prime rate so quoted by any banking institution selected by the Administrative Agent) with the understanding that the “prime rate” is not intended to be the lowest rate charged by any such banking institution to its borrowers.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio or Consolidated Total Assets (including component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a Disposition of all or substantially all Capital Stock of any Subsidiary of Holdings or any branch, division or product line of any Borrower or any Subsidiary of Holdings or any designation of a subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, Investment or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Subject Transaction”, shall be included, (b) any incurrence, retirement or repayment by any Borrower or any of its Subsidiaries of Indebtedness; provided that pro forma effect shall be given to any such Indebtedness relating to transactions for which pro forma compliance has been tested but which transaction is pending (and not expired, terminated or cancelled) and has not then been consummated; provided, further, that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Borrower or Subsidiary may designate and (c) the acquisition of any Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into any Borrower or any of its subsidiaries, or the Disposition of any Consolidated Total Assets described in the definition of Subject Transaction; provided that the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrowers and the Subsidiaries and (z) factually supportable.

“Projections” means that certain financial model furnished by the Sponsor to the Administrative Agent on November 17, 2017, and made available to the Lenders prior to the Third Amendment Effective Date.

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit F-1 (with respect to any Term Loans), Exhibit F-2 hereto (with respect to any Revolving Loans) or Exhibit F-3 hereto (with respect to any Swingline Loans) hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrowers to such Lender resulting from the Loans made by such Lender.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees, indemnities and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“PWC Quality of Earnings Report” means, collectively, the following reports prepared by PricewaterhouseCoopers LLP with respect to financial due diligence regarding members of the Combined Group: (i) Project Valkyrie III Draft Due Diligence Report – Vertical Pharmaceuticals, Inc., Trigen Laboratories, Inc., and Biovance Theraputics, LLC, dated as of September 11, 2015, (ii) Project Orbit Financial and HR Due Diligence – Osmotica Holdings Corp Limited and its subsidiaries, dated as of October 22, 2015, (iii) Project Valkyrie III Quality of Earnings Update – Vertical Pharmaceuticals, Inc., Trigen Laboratories, Inc., and Biovance Theraputics, LLC, dated as of November 15, 2015 and (iv) Project Orbit Draft Quality of Earnings Update – Osmotica Holdings Corp Limited and its subsidiaries, dated as of November 15, 2015.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.22.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time  by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying IPO” means the issuance and sale by any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) in real property then owned by any Loan Party.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative executed by each of (a) Holdings, the Borrowers and the Loan Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(h).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Registrar” means the Department of Registrar of Companies and Official Receiver of the Republic of Cyprus.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Funds” has the meaning assigned to such term in Section 9.05(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means the prepayment, repayment, refinancing, repricing, substitution or replacement of all or any portion of the Term Loans the primary purpose of which is to reduce the all-in-yield applicable to the Term Loans (x) with the proceeds of any secured term loans incurred by any Loan Party or (y) in connection with any amendment, waiver or other modification to the Loan Documents for the Term Loans, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth in clause (v) of the proviso to Section 2.21(a)) as of the date of such prepayment, repayment, refinancing, repricing, substitution or replacement that is (and not by virtue of any fluctuation in any “base” rate) less than the effective interest rate (as determined by the Administrative Agent on the same basis) for the Term Loans as of the date of such prepayment, repayment, refinancing, repricing, substitution or replacement and (ii) in the case of a refinancing of the Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Term Loans; provided that in no event shall any such prepayment, repayment, refinancing, repricing, substitution or replacement in connection with a Change of Control, Material Permitted Acquisition or other similar Investment permitted hereunder constitute a Repricing Transaction.  Any such determination by the Administrative Agent as contemplated by this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct.

“Required Bank Information” means (a) (i) the unaudited consolidated statements of financial position of Osmotica Cyprus and its consolidated subsidiaries and the related unaudited consolidated statements of comprehensive income and (ii) the unaudited consolidated statements of financial position of Vertical/Trigen and its consolidated subsidiaries and the related unaudited consolidated statements of operations and comprehensive income (loss), in each case, for each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2015 and ended at least 45 days prior to the Closing Date (or with respect to the Fiscal Quarter ending December 31, 2015, 60 days) and (b) a pro forma consolidated balance sheet of Holdings and its subsidiaries as of the last day of the most recently completed Fiscal

Quarter ended at least 45 days prior to the Closing Date (or, with respect to the Fiscal Quarter ending December 31, 2015, 60 days), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided that no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

“Required Lenders” means, at any time, Lenders having Loans or unused Revolving Credit Commitments or Additional Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time; provided, that at any time at which two or more Lenders that are not Affiliates of each other hold Loans, unused Revolving Credit Commitments or Additional Commitments,  Required Lenders shall consist of not less than two Lenders that are not Affiliates of each other.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means ~~any body which has authority to exercise any Write-Down and Conversion Powers~~an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, any executive vice president, any senior vice president, any vice president, the chief operating officer or any Financial Officer of such Person or such Person’s manager or managing member, as applicable, and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(~~iv~~v).

“Restricted Debt” means (a) any Junior Lien Indebtedness, (b) any Junior Indebtedness, (c) any Subordinated Indebtedness, or (d) any Refinancing Indebtedness in respect of any of the foregoing.

“Restricted Debt Payment” has the meaning set forth in Section 6.05.

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of any Borrower now or hereafter outstanding, except a dividend payable solely in shares of Qualified Capital Stock of any Borrower to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of any Borrower now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of any Borrower now or hereafter outstanding.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“RevitaLid” means RevitaLid Inc., a Delaware corporation.

“RevitaLid Purchase Agreement” means the Stock Purchase Agreement, dated as of October 24, 2017, by and between the shareholders of RevitaLid, Inc. and Osmotica Pharmaceutical Corp.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08, Section 2.10, Section 2.18 or Section 9.02(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to an Incremental Revolving Commitment Increase.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the aggregate Outstanding Amount at such time of all Revolving Loans of such Revolving Lender, plus the aggregate amount at such time of such Revolving Lender’s LC Exposure, plus the aggregate amount at such time of such Revolving Lender’s participations in the Outstanding Amount of any Swingline Loans.

“Revolving Credit Maturity Date” means the date that is five years after the Third Amendment Effective Date.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Credit Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Credit Commitment or an Additional Revolving Commitment or an outstanding Revolving Loan or Additional Revolving Loan.  Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means the revolving Loans made by the Lenders to the Borrowers pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.09.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Amendment” means the Second Amendment to Credit Agreement dated as of April 28, 2017, by and among the Borrowers, the Borrower Representative, the Administrative Agent and the Lenders party thereto.

“Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that (a) is in effect on the Closing Date between any Borrower and a counterparty that is the

Administrative Agent, a Lender, an Arranger or an Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Borrower or any counterparty that is the Administrative Agent, a Lender, an Arranger or an Affiliate of the Administrative Agent, a Lender or an Arranger at the time such Hedge Agreement is entered into, for which any Borrower agrees to provide security, in each case that has been designated to the Administrative Agent in writing by the Borrower Representative as being a Secured Hedging Obligation for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and Section 9.10 as if it were a Lender; provided, further, that Secured Hedging Obligations shall not include Excluded Swap Obligations.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date (net of the Unrestricted Cash Amount as of such date that is subject to a First Priority Lien in favor of the Administrative Agent) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01, in each case for Holdings and its Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Secured Obligations shall not include Excluded Swap Obligations.

“Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement Joinder Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations made by or on behalf of or relating to the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Vertical/Trigen (or any of its applicable Affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of the breach of such representations in the Acquisition Agreement.

“Specified Loan Party” means (x) the U.S. Loan Parties other than Holdings and (y) Hungarian Holdings.

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a) (as it relates to organizational existence of the Loan Parties), 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), 3.03(b)(i), 3.08, 3.12, 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 3.16, 3.17, 3.21 and 3.22.

“Sponsor” means ACP III AIV, L.P. and ACP Holdco (Offshore), L.P., together with their Affiliates and funds managed or advised by Avista Capital Holdings, L.P. or its Controlled Affiliates.

“Sponsor Model” means that certain financial model furnished by the Sponsor to the Administrative Agent on December 14, 2015 and made available to the Lenders prior to the Closing Date.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or other acquisition of all or substantially all of the assets of, any practice, product line (including research and development and related assets in respect of any product), business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (including any Investment in a Subsidiary which serves to increase any Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or any acquisition or Investment in any joint venture for the purpose of purchasing any or all of the interests of any joint venture), in each case permitted under Section 6.03(q), and (r) or which is otherwise permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or stock of a Subsidiary (or any practice, business, product line (including research and development and related assets in respect of any product), line of business, unit or division of any member of the Combined Group) permitted by this Agreement, (d) the designation of a subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Subsidiary in accordance with Section 5.10 hereof or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means any Indebtedness of any Borrower or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“Subordinated Note Documents” means the Subordinated Notes, the Subordinated Note Purchase Agreement, the “Fee Letter” under and as defined in the Subordinated Note Purchase Agreement and any other Note Document (as defined in the Subordinated Note Purchase Agreement).

“Subordinated Noteholder” means any holder of obligations under the Subordinated Note Documents.

“Subordinated Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Closing Date, by and among each of the Loan Parties, Newstone Capital Partners II, L.P., as initial purchaser, and Newstone Capital Partners, LLC, as purchase representative.

“Subordinated Notes” means the Senior Subordinated Notes in the aggregate principal amount of $40,000,000 and issued on the Closing Date by the Borrowers to Newstone Capital Partners II, L.P. in accordance with the Subordinated Note Documents, as in effect on the Closing Date and as may be amended or refinanced, in each case to the extent permitted by this Agreement and the Subordination Agreement.  The Subordinated Notes were repaid in full on the Third Amendment Effective Date.

“Subordination Agreement” means the Subordination Agreement substantially in the form of Exhibit K hereto, dated as of the Closing Date, among the Subordinated Noteholders, the Administrative Agent, as agent for the Lenders and the Loan Parties.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person of a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means any subsidiary of Holdings other than an Unrestricted Subsidiary.

“Subsidiary Guarantor” means (x) on the Closing Date, each Subsidiary of Holdings (other than any Borrower or Excluded Subsidiary) and (y) thereafter, each Subsidiary of Holdings (other than any Borrower or Excluded Subsidiary) that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Supported QFC” has the meaning assigned to such term in Section 9.22.

“Swingline Lender” means CIT, in its capacity as lender of Swingline Loans hereunder or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means The Governor and Company of the Bank of Ireland.

“Target” has the meaning assigned to such term in the Recitals to this Agreement.

“Tax Distribution” has the meaning assigned to such term in Section 6.04(a)(ii).

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” means a term loan made by the Lenders to the Borrowers pursuant to Section 2.01(c) and any term loan made by any Lender to any Borrower pursuant to Section 2.01(e) as a Term A Loan hereunder.

“Term A Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term A Loan in an aggregate amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term A Commitment” on the Commitment Schedule.  The aggregate amount of the Lenders’ Term A Commitments on the Third Amendment Effective Date (immediately prior to the incurrence of the Term A Loans on such date) is $277,500,000.

“Term B Loan” means a term loan made by the Lenders to the Borrowers pursuant to Section 2.01(d) and any term loan made by any Lender to the Borrower pursuant to Section 2.01(e) as a Term B Loan hereunder.

“Term B Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term B Loan in an aggregate amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Commitment” on the Commitment Schedule.  The aggregate amount of the Lenders’ Term B Commitments on the Third Amendment Effective Date (immediately prior to the incurrence of the Term B Loans on such date) is $50,000,000.

“Term Commitment” means, with respect to each Lender, the sum of its Term A Commitment and its Term B Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Termination Date” has the meaning assigned to such term in Article 5.

“Term Lender” means a Lender with a Term Commitment or an Additional Term Commitment or an outstanding Term Loan or Additional Term Loan.

“Term Loan” means a Term A Loan, a Term B Loan and any other term loan made by the Lenders to the Borrowers pursuant to Section 2.01, including, if applicable, any Additional Term Loans.

“Term Loan Maturity Date” means the date which is five years after the Third Amendment Effective Date.

“Test Period” means a period of four consecutive Fiscal Quarters.

“Third Amendment” means the Third Amendment to Credit Agreement dated as of December 21, 2017, by and among the Borrowers, the other Loan Parties party thereto, the Administrative Agent, the Lenders and each “Departing Lender” (under and as defined therein).

“Third Amendment Debt Repayment” means the indefeasible payment, redemption, defeasance, discharge and termination (including the release and termination of any security interests and guaranties related thereto) of (i) the entire outstanding principal amount of the Subordinated Notes and all interest, fees (including any prepayment fees), expenses and other obligations under any Subordinated Note Purchase Agreement and (ii) the entire principal amount of the Designated PIK Notes and all interest, fees (including any prepayment fees), expenses and other obligations with respect thereto, in the case of this clause (ii), by effecting certain cash transfers among the Loan Parties and the making by Hungarian Holdings of the Designated PIK Intercompany Loan to Parent.

“Third Amendment Effective Date” means December 21, 2017.

“Threshold Amount” means $5,000,000.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt as of such date (net of the Unrestricted Cash Amount as of such date that is subject to a First Priority Lien in favor of the Administrative Agent) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01, in each case for Holdings and its Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.  The Total Revolving Credit Commitment as of the Closing Date was $30,000,000. The Total Revolving Credit Commitment as of the Third Amendment Effective Date, after giving effect to the Third Amendment, is $50,000,000.

“Transaction Costs” means the fees, premiums, expenses and other transaction costs (including OID or upfront fees and the discharge of obligations owed to participants in Osmotica Cyprus’ Limited Long Term Incentive Plan) incurred by Parent and its subsidiaries in connection with the Transactions.

“Transaction Costs (Third Amendment)” means the fees, premiums, expenses and other transaction costs (including OID or upfront fees) incurred by Parent and its subsidiaries in connection with the Transactions (Third Amendment).

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date and the use of the proceeds thereof, (b) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (c) the Equity Contribution, (d) the incurrence of Indebtedness under the Subordinated Note Purchase Agreement on the Closing Date and the use of the proceeds thereof, (e) the Existing Debt Refinancing and (f) the payment of the Transaction Costs.

“Transactions (Third Amendment)” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents dated as of the Third Amendment Effective Date to which they are a party and the Borrowing of Term Loans on the Third Amendment Effective Date and the use of the proceeds thereof, (b) the payoff of the Indebtedness under the Subordinated Note Purchase Agreement and the Designated PIK Notes on the Third Amendment Effective Date and the use of the proceeds thereof (including the intercompany contribution, payment and financing transactions contemplated hereby), and (c) the payment of the Transaction Costs (Third Amendment).

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(h).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.”  means the United States of America.

“Unrestricted Cash Amount” means, as of any date of determination, unrestricted Cash and Cash Equivalents of the U.S. Loan Parties held in a bank account maintained in the U.S. that is subject to a Control Agreement.

“Unrestricted Subsidiary” means any subsidiary of Holdings designated by Holdings as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Closing Date, other than any such subsidiary that is a Borrower or a Closing Date Guarantor.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.11(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Loan Party” means a Loan Party that is a Domestic Subsidiary or Holdings.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.22.

“Valkyrie” has the meaning assigned to such term in the preamble to this Agreement.

“Valkyrie 2016 Incremental Portion” means with respect to any Lender with a 2016 Incremental Term Commitment on the First Amendment Effective Date, the percentage of the aggregate 2016 Incremental Term Commitments represented by such Lender’s 2016 Incremental Term Commitment multiplied by $24,603,936.

“Valkyrie Closing Portion” means with respect to any Lender with a Closing Date Term Commitment on the Closing Date, the percentage of the aggregate Closing Date Term Commitments represented by such Lender’s Closing Date Term Commitment multiplied by $33,503,232.

“Valkyrie Term A Portion” means with respect to any Lender with a Term A Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term A Commitments represented by such Lender’s Term A Commitment multiplied by $58,107,168.

“Valkyrie Term B Portion” means with respect to any Lender with a Term B Commitment on the Third Amendment Effective Date, the percentage of the aggregate Term B Commitments represented by such Lender’s Term B Commitment multiplied by $10,469,760.

“Vertical Owners” has the meaning assigned to such term in the Recitals to this Agreement.

“Vertical/Trigen” has the meaning assigned to such term in the Recitals to this Agreement.

“Vertical/Trigen Business” has the meaning assigned to such term in the Recitals to this Agreement

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Term Borrowing”).

Section 1.03.Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any law in any Loan Document, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08 and 6.10, in the event that any Indebtedness, Lien, Investment, Restricted Payment, Restricted Debt Payment, Disposition, contractual restriction or affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a), (v) and (w)), 6.02 (other than Sections 6.02(a) and (t)), 6.03, 6.04, 6.05, 6.06, 6.07, 6.08 and 6.10, as applicable, the Borrower Representative, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will not be required to include the amount and type of such transaction (or portion thereof) in more than one clause of such Section at any one time.

Section 1.04.Accounting Terms; GAAP.

(a)Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time, and all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio or Consolidated Total Assets shall be construed and interpreted in accordance with, GAAP, as in effect from time to time; provided that if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if an amendment is requested by the Borrower Representative or the Required Lenders, then the Borrower Representative and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such changes in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any of their subsidiaries at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If the Borrower Representative notifies the Administrative Agent that the Borrowers are required to report under IFRS or have elected to do so through an early adoption policy, upon the execution of an amendment hereto in accordance herewith to accommodate such change “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrowers cannot elect to report under GAAP).

(b)Notwithstanding anything to the contrary herein, financial ratios and tests (including the Total Leverage Ratio and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis.  Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of a financial ratio or test (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.16, the date of the required calculation shall be the last day of the Test Period and Subject Transactions occurring thereafter shall not be taken into account).

(c)Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that, along with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower Representative shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d)For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of Consolidated Total Assets, Consolidated Total Assets shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in Consolidated Total Assets occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e)Notwithstanding anything to the contrary contained in paragraph (a) above, in the event of an accounting change related to the consolidation of variable interest entities or other entities that are not majority-owned, Consolidated Net Income and all terms of an accounting or financial nature that are used in calculating the financial ratios and tests (including the Total Leverage Ratio or Consolidated Total Assets) under this Agreement or any other Loan Document, shall be made in accordance with the variable interest entity and other consolidation accounting standards as applied at the Closing Date.  For the avoidance of doubt, Consolidated Net Income and all terms of accounting or financial nature that are used in calculating the financial ratios and tests (including the Total Leverage Ratio or Consolidated Total Assets) include the entire Combined Group and only the Combined Group, irrespective of any reference to “Holdings”, “Borrowers,” “Holdings and its Subsidiaries”, “the Borrowers and their subsidiaries,” “such Person,” “such Person and its subsidiaries” or “such Person and its Subsidiaries” or any like description.

Section 1.05.Effectuation of Transactions.  Each of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06.Timing of Payment of Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

~~Section 1.08. LIBOR Replacement.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined, that:~~

~~(a) adequate and reasonable means do not exist for ascertaining the London Interbank Offered Rate for any requested Interest Period, because the London Interbank Offered Rate benchmark rate distributed by ICE is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~

~~(b) ICE or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or~~

~~(c) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the London Interbank Offered Rate,~~

Section 1.08.LIBOR Replacement.

(a)If, at any time:

(x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (1) any of the circumstances described in clause (a), (b), (c) or (d) of Section 2.13 have arisen and such circumstances are unlikely to be temporary or (2) Dollar denominated syndicated credit facilities are being executed or amended to incorporate or adopt a new alternative interest rate to replace the LIBO Rate;

(y) a public statement or publication of information has been made (A) by or on behalf of the administrator of the LIBO Rate, the regulatory supervisor for the administrator of the LIBO Rate, the Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, in each case which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the LIBO Rate, or (B) by the regulatory supervisor for the administrator of the LIBO Rate or any Governmental Authority having jurisdiction over the Administrative Agent announcing that the LIBO Rate is no longer representative or may no longer be used; or

(z) the Required Lenders notify the Administrative Agent, with a copy to the Borrower Representative, that:

(i) the circumstance described in clause (b) of Section 2.13 has arisen and such circumstance is unlikely to be temporary; or

(ii) the Required Lenders have determined that Dollar-denominated syndicated credit facilities are being executed or amended to incorporate or adopt a new alternative interest rate to replace the LIBO Rate;

then the Administrative Agent and the Borrower Representative shall endeavor to agree upon an alternate rate of interest to the LIBO Rate and agree on the replacement spreads and floors applicable thereto, giving due consideration to any evolving or then-prevailing market convention for determining a replacement rate of interest or spread for similar Dollar denominated syndicated credit facilities (which replacement spread may be a positive or negative value or zero) or any selection or recommendation of a replacement rate and/or spread or the mechanism for determining such a rate or spread by the relevant Governmental Authority in effect at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest, replacement spreads and floors applicable thereto and such other changes to this Agreement as may be appropriate; provided that such amendment shall provide that in no event shall such alternate rate of interest be less than 1.00% per annum.  Such alternate rate of interest may include the forward-looking term rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator).

~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable,  the Administrative Agent and the Borrower Representative may amend this Agreement to (i) amend the definition of LIBO Rate to refer to an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), and (ii) make any proposed LIBOR Successor Rate Conforming Changes, and any~~(b)Notwithstanding anything to the contrary in this Section 1.08, such amendment shall become effective ~~at 5:00 p.m. (New York time) on~~without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, on or before the fifth Business Day after the date the Administrative Agent shall have ~~posted~~notified all Lenders of such proposed amendment ~~to all Lenders and the Borrower Representative unless, prior to such time, Lenders~~

~~comprising the~~, written notice from Required Lenders ~~have delivered to the Administrative Agent written notice~~ that such ~~Required~~ Lenders ~~do not accept~~object to such amendment.

If no ~~LIBOR Successor Rate has been determined and~~alternate rate of interest shall be agreed upon and implemented pursuant to an amendment to this Agreement in accordance with this Section 1.08, and one or more of the circumstances ~~under~~or events described in clause (~~i~~a) ~~above exist or the Scheduled Unavailability Date has~~of this Section 1.08 have arisen or occurred ~~(as applicable)~~, the Administrative Agent will promptly so notify the Borrower Representative and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended~~,~~ (to the extent of the affected LIBO Rate Loans or Interest Periods), and (y) the LIBO Rate component shall no longer be utilized in determining the Alternate Base Rate.  Upon receipt of such notice, any Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein. ~~Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 1.00% per annum for purposes of this Agreement.~~

(c)In connection with the implementation of an alternate rate of interest to the LIBO Rate and/or replacement spreads applicable thereto, the Administrative Agent will have the right to make any technical, administrative or operational changes (including changes to the definition of Alternate Base Rate, the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such alternate rate of interest and/or replacement spreads and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such alternate rate of interest and/or replacement spreads exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement.

Section 1.09.Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE 2THE CREDITS

Section 2.01.Commitments.

(a)Subject to the terms and conditions set forth herein, each Term Lender with a Closing Date Term Commitment made Closing Date Term Loans on the Closing Date in Dollars to (i) OPC in a principal amount equal to the OPC Closing Portion of such Term Lender’s Closing Date Term Commitment, (ii) OBI in a principal amount equal to the OBI Closing Portion of such Term Lender’s Closing Date Term Commitment, (iii) OBII in an principal amount equal to the OBII Closing Portion of such Term Lender’s Closing Date Term Commitment and (iv) Valkyrie in a principal amount equal to the Valkyrie Closing Portion of such Term Lender’s Closing Date Term Commitment.    Subject to the terms and conditions set forth herein, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers in Dollars, at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Revolving Loans the Outstanding Amount of such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment.  Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, repay or prepay and reborrow Revolving Loans.

(b)On the First Amendment Effective Date, the 2016 Incremental Term Loan was funded in accordance with the terms of the First Amendment.

(c)Subject to the terms and conditions set forth herein, each Term Lender with a Term A Commitment agrees, severally and not jointly, to make a Term A Loan on the Third Amendment Effective Date in Dollars to (i) OPC in a principal amount not to exceed the OPC Term A Portion of such Term Lender’s Term A Commitment, (ii) OBI in a principal amount not to exceed the OBI Term A Portion of such Term Lender’s Term A Commitment, (iii) OBII in an principal amount not to exceed the OBII Term A Portion of such Term Lender’s Term A Commitment and (iv) Valkyrie in a principal amount not to exceed the Valkyrie Term A Portion of such Term Lender’s Term A Commitment. The Term A Loan shall be funded in accordance with the Third Amendment, including by the exchange of certain Term Loans existing on the Third Amendment Effective Date under this Agreement as in effect prior to giving effect to the Third Amendment, for Term A Loans, in accordance with the terms of the Third Amendment.  Immediately upon the funding of the Term A Loan on the Third Amendment Effective Date in accordance with the Third Amendment, the Term A Commitments shall automatically terminate. Amounts paid or repaid in respect of the Term A Loans may not be reborrowed.

(d)Subject to the terms and conditions set forth herein, each Term Lender with a Term B Commitment agrees, severally and not jointly, to make a Term B Loan on the Third Amendment Effective Date in Dollars to (i) OPC in a principal amount not to exceed the OPC Term B Portion of such Term Lender’s Term B Commitment, (ii) OBI in a principal amount not to exceed the OBI Term B Portion of such Term Lender’s Term B Commitment, (iii) OBII in an principal amount not to exceed the OBII Term B Portion of such Term Lender’s Term B Commitment and (iv) Valkyrie in a principal amount not to exceed the Valkyrie Term B Portion of such Term Lender’s Term B Commitment. The Term B Loan shall be funded in accordance with the Third Amendment, including by the exchange of certain Term Loans existing on the Third Amendment Effective Date under this Agreement as in effect prior to giving effect to the Third Amendment, for Term B Loans, in accordance with the terms of the Third Amendment.  Immediately upon the funding of the Term B Loan on the Third Amendment

Effective Date in accordance with the Third Amendment, the Term B Commitments shall automatically terminate. Amounts paid or repaid in respect of the Term B Loans may not be reborrowed.

(e)Subject to the terms and conditions of this Agreement, after the Third Amendment Effective Date, each Additional Lender with an Additional Term Commitment for a given Class of Incremental Term Loans severally agrees to make Incremental Term Loans to the Borrowers, which Incremental Term Loans shall not exceed for any such Additional Lender at the time of any incurrence thereof, the Additional Term Commitment of such Additional Lender for such Class on the respective Incremental Term Loan Borrowing Date.  Amounts repaid or prepaid in respect of such Incremental Term Loans may not be reborrowed.

Section 2.02.Loans and Borrowings.

(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower Representative may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.16 with respect to such LIBO Rate Loan than that which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c)At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000.  Each ABR Borrowing when made shall be in an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)Notwithstanding any other provision of this Agreement, the Borrowers shall not, nor shall they be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the maturity date applicable to such Loans.

Section 2.03.Requests for Borrowings.  To request a Borrowing (other than a Swingline Loan, which is requested pursuant to Section 2.04), the Borrower Representative shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by the Borrower Representative or by telephone (a) in the case of a LIBO Rate Borrowing, not later than 1:00 p.m., three Business Days (or, in the case of a LIBO Rate Borrowing to be made on the Closing Date or the Third Amendment Effective Date, two Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e)), not later than 1:00 p.m., one Business Day before the date of the proposed Borrowing (or, in each case, such later time as shall be acceptable to the Administrative Agent).  The Borrowers shall be deemed to have requested an ABR Borrowing (without being required to satisfy or being deemed to have satisfied the conditions in Section 4.02) on the fifth Business Day following the making of any Swingline Loan, the proceeds of which shall be applied by the Administrative Agent to repay such Loans.  Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request signed by a Responsible Officer of the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the Class of such Borrowing;

(ii)the aggregate amount of the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(v)in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)the location and number of the applicable Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”); and

(vii)the Borrower or Borrowers for such Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.Swingline Loans.

(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $5,000,000; provided that (i) after giving effect to such Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment and (ii) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Each Swingline Loan shall be in a minimum principal amount of $100,000 or such lesser amount as may be agreed by the Administrative Agent and the Swingline Lender; provided that, notwithstanding the foregoing, a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Swingline Commitment or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrowers shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile), not later than 1:00 p.m. on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the Borrower or Borrowers for such Swingline Loan.  The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower Representative (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) on the requested date of such Swingline Loan.

(b)The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other Person on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrowers, if and to the extent such payment is required to be refunded to the Borrowers for any reason.  The purchase of participations in a Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrowers of any default in the payment thereof.

(c)The Swingline Lender may at any time in its sole and absolute discretion and shall no later than one per calendar week, request, on behalf of the Borrowers (which hereby irrevocably authorize the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in an amount equal to such Revolving Lender's Applicable Percentage of the amount of all Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.04 without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to Section 2.01(a) and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish Borrower’s Representative with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender maintained with Administrative Agent not later than 1:00 p.m. on the day specified in such Borrowing Notice, whereupon, each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrowers in such amount.  Administrative Agent shall remit the funds so received to the Swingline Lender.

(d)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05.Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Revolving Credit Maturity Date, upon the request of the Borrower Representative, to issue Letters of Credit issued for the account of any Borrower (or any Subsidiary; provided that a Borrower will be the applicant), and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Lenders severally agree to participate in the Letters of Credit with respect thereto, issued pursuant to Section 2.05(d).

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver to the applicable Issuing Bank and the Administrative Agent, at least five Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit G attached hereto.  To request an amendment, extension or renewal of a Letter of Credit, the Borrower Representative shall submit such a request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least five Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal.  Requests for issuance, amendment, extension or renewal must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative to, or entered into by the Borrower Representative with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  No Letter of Credit, letter of credit application or other document entered into by the Borrower Representative or any Borrower with the applicable Issuing Bank relating to any Letter of Credit shall (x) contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith, shall be rendered null and void) and (y) all representations and warranties, covenants and events of default contained therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with this Agreement (and, to the extent inconsistent herewith, shall be deemed to incorporate such standards, qualifications, thresholds and exceptions contained herein without action by any other party).  A Letter of Credit shall be issued, amended, extended or renewed only if (and on issuance, amendment, extension or renewal of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, (i) the LC Exposure shall, subject to Section 2.08, not exceed $5,000,000 and (ii) the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment.  Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Lender with copies of such Letter of Credit or amendment.  Each letter of credit issued or renewed by the Issuing Bank on account of this Agreement shall be conclusively deemed to constitute a Letter of Credit, issued, renewed or delivered in full compliance with this Agreement for all purposes hereunder.

(c)Expiration Date.

(i)Each Standby Letter of Credit shall expire not later than the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or such longer period of time as may be agreed by the applicable Issuing Bank) and (B) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Standby Letter of Credit with a one year term may in the sole discretion of the Issuing Bank provide for the automatic extension thereof for any number of additional periods each of one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (B) of this paragraph (c)(i) unless 103% of the then available face amount thereof is Cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank thereof).

(ii)Each Commercial Letter of Credit shall expire on the earlier of (A) 180 days after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.

(i)If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall (without duplication) reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date the Borrower Representative receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date the Borrower Representative receives such notice); provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, the Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders, nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Revolving Loans that are ABR Loans; provided that if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)Replacement of an Issuing Bank or Addition of New Issuing Banks.  An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower Representative, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(iii).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement.  Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Revolving Lender.

(j)Cash Collateralization.

(i)If any Event of Default shall occur and be continuing, then on the Business Day that the Borrower Representative receives notice from the Administrative Agent demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the

Borrowers shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and the Issuing Banks (the “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 7.01(f) or (g).

(ii)Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Account.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time.  If the Borrowers are required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrowers promptly but in no event later than three Business Days, after such Event of Default has been cured or waived.

Section 2.06.Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower Representative; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Loans comprising such Borrowing at such time.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease.  If the Borrowers pay such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.07.Type; Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either delivered in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) or by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower Representative.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv)if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Rate Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.08.Termination and Reduction of Commitments.

(a)Unless previously terminated, (i) the Closing Date Term Commitments shall automatically terminate upon the making of the Closing Date Term Loans on the Closing Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b)Upon delivering the notice required by Section 2.08(d), the Borrower Representative may at any time terminate the Revolving Credit Commitments upon (i) the payment by the Borrowers in full in Cash of all outstanding Revolving Loans and Swingline Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a Cash deposit (or if reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, a backup standby letter of credit) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)Upon delivering the notice required by Section 2.08(d), the Borrower Representative may from time to time reduce the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower Representative shall not reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or repayment of Swingline Loans in accordance with Section 2.09 or Section 2.10, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment.

(d)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments pursuant to this Section 2.08 shall be permanent.  Upon any reduction of the Revolving

Credit Commitments, the Revolving Credit Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.09.Repayment of Loans; Evidence of Debt.

(a)The Borrowers hereby unconditionally promise to repay the Term Loans to the Administrative Agent for the account of each then existing Term Lender:

(i)commencing on the last day of the first full Fiscal Quarter ended after the Closing Date, in each case, on the last day of each March, June, September and December prior to the Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in an amount equal to:

(1)prior to the First Amendment Effective Date, 0.625% of the original principal amount of the Closing Date Term Loan (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and Section 9.05(g) or increased as a result of any increase in the amount of such Closing Date Term Loans pursuant to Section 2.21(a));

(2)on and after the First Amendment Effective Date but prior to the Third Amendment Effective Date, $1,743,671 (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and Section 9.05(g) or increased as a result of any increase in the amount of such Term Loans pursuant to Section 2.21(a));

(3)on and after the Third Amendment Effective Date, commencing with the Loan Installment Date on March 31, 2018, (A) in the case of the Term A Loan 0.6925% of the original principal amount of the Term A Loan as of the Third Amendment Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and Section 9.05(g) or increased as a result of any increase in the amount of the Term A Loan pursuant to Section 2.21(a)), and (B) in the case of the Term B Loan 0.25% of the original principal amount of the Term B Loan as of the Third Amendment Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and Section 9.05(g) or increased as a result of any increase in the amount of the Term B Loan pursuant to Section 2.21(a)); and

(ii)on the Term Loan Maturity Date, the remainder of the principal amount of the Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.  On the Revolving Credit

Maturity Date, the Borrowers shall cancel and return all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a backup standby letter of credit) equal to 103% of the LC Exposure as of such date) and make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)Any Lender may request that Loans made by it be evidenced by a Promissory Note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns.  Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more Promissory Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10.Prepayment of Loans.

(a)Optional Prepayments.

(i)Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or in part without premium or penalty (but subject to Sections 2.11(e) and 2.15).  Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages and except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans); provided, however, that following the consummation of a Qualifying IPO, the Borrowers may prepay the Term B Loans without making a corresponding prepayment of Term A Loans so long as, after giving effect to such prepayment, the Total Leverage Ratio would not exceed 2.00 to 1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01.

(ii)Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans or Swingline Loans, in whole or in part without premium or penalty (but subject to Section 2.15).  Prepayments made pursuant to this Section 2.10(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans.

(iii)The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed in writing substantially in the form of Exhibit C or such other form reasonably acceptable to the Administrative Agent) of any prepayment hereunder (A) in the case of prepayment of a LIBO Rate Borrowing, not later than 12:00 noon three Business Days before the date of prepayment, (B) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon one Business Day before the date of prepayment or (C) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of Term Loans made pursuant to this Section 2.10(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower Representative or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b)Mandatory Prepayments.

(i)No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrowers are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on December 31, 2018, the Borrowers shall prepay the outstanding Term Loans and Additional Term Loans in accordance with clause (~~vi~~vii) of this Section 2.10(b) in an aggregate principal amount equal to (A) 50% of Excess Cash Flow for Holdings and its Subsidiaries on a consolidated basis for the Fiscal Year then ended, minus (B) at the option of the Borrowers, the aggregate principal amount of any Term Loans, Additional Term Loans, Revolving Loans or Additional Revolving Loans prepaid pursuant to Section 2.10(a) prior to such date (excluding any such optional prepayments made during such Fiscal Year that were deducted from the amount required to be prepaid pursuant to this Section 2.10(b)(i) in the prior Fiscal Year) (in the case of any such revolving loans prepaid, to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of other Indebtedness of the Borrowers or their Subsidiaries); provided that with respect to any Fiscal Year, such percentage of Excess Cash Flow shall be reduced to 25% or 0% of Excess Cash Flow if the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of such Fiscal

Year (but without giving effect to the payment required hereby) shall be less than or equal to 2.25:1.00 or 1.50:1.00, respectively.

(ii)No later than the fifth Business Day following the receipt by Holdings or any Subsidiary of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $2,500,000 in the aggregate in any Fiscal Year, the Borrowers shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds to prepay the outstanding principal amount of Term Loans and Additional Term Loans in accordance with clause (~~vi~~vii) of this Section 2.10(b); provided that if prior to the date any such prepayment is required to be made, the Borrower Representative notifies the Administrative Agent of the Borrowers’ intention to reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds in assets used or useful in the business of the Combined Group, then so long as no Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of such Net Proceeds or Net Insurance/Condemnation Proceeds to the extent such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within 12 months following receipt thereof, or if Holdings, any Borrower or any of Holdings’ Subsidiaries has committed to so reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds during such 12-month period and such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within six months after the expiration of such 12-month period; provided, however, that if any Net Proceeds or Net Insurance/Condemnation Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay Term Loans in an amount equal to the Net Proceeds or Net Insurance/Condemnation Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrowers are required to offer to repurchase any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Net Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased, the “Other Applicable Indebtedness”), then the Borrowers may apply such Net Proceeds or Net Insurance/Condemnation Proceeds on a pro rata basis to the prepayment of the Term Loans and Additional Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans, Additional Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with OID) at such time; provided that the portion of such Net Proceeds or Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds or Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds or Net Insurance/Condemnation Proceeds shall be allocated to the Term Loans and Additional Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans and Additional Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans and Additional Term Loans in accordance with the terms hereof.

(iii)In the event that Holdings or any of its Subsidiaries shall receive Net Proceeds from the issuance or incurrence of Indebtedness of Holdings or any of its Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent constituting Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), the Borrowers shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by Holdings or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of Term Loans and Additional Term Loans in accordance with clause (~~vi~~vii) of this Section 2.10(b).

(iv)In the event that Holdings exercises the Cure Right pursuant to Section 6.16(b), the Borrowers shall, within three Business Days following the receipt by Holdings of the applicable Cure Amount, apply an amount equal to 100% of the Cure Amount to prepay the outstanding principal amount of Term Loans and Additional Term Loans in accordance with clause (vii) of this Section 2.10(b).

(v)~~(iv)~~ Notwithstanding any provision under this Section 2.10(b) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrowers pursuant to Section 2.10(b)(i) or (ii) above shall not be required to be so prepaid to the extent any such Excess Cash Flow is generated by a Foreign Subsidiary, such Prepayment Asset Sale is consummated by a Foreign Subsidiary, such Net Insurance/Condemnation Proceeds are received by a Foreign Subsidiary, as the case may be, for so long as the repatriation to the United States of any such amounts would be prohibited under any Requirement of Law (the applicable Borrower agreeing to cause the applicable Foreign Subsidiary to promptly take all actions commercially reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be immediately effected and such repatriated Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes (including any Tax Distributions) payable or reserved against as a result thereof) to the repayment of the Term Loans and Additional Term Loans pursuant to this Section 2.10(b) to the extent provided herein; and (B) if the Borrower Representative determines in good faith that the repatriation to the United States of any amounts required to mandatorily prepay the Term Loans and Additional Term Loans pursuant to Section 2.10(b)(i) or (ii) above would result in adverse Tax consequences, taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as reasonably determined by the Borrower Representative, the amount the Borrowers shall be required to mandatorily prepay pursuant to Section 2.10(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the United States such Restricted Amount without incurring such adverse Tax liability; provided that, in the case of this clause (B), on or before the date on which any Net Proceeds or Net Insurance/Condemnation Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.10(b), (x) the Borrowers shall apply an amount equal to such Net Proceeds or Net Insurance/Condemnation Proceeds to such reinvestments or prepayments as if such Net Proceeds or Net Insurance/Condemnation Proceeds had been received by the Borrowers rather than such Foreign Subsidiary, less the amount of additional Taxes (including any Tax Distributions) that would have been payable or reserved against it if such Net Proceeds or Net Insurance/Condemnation Proceeds had been repatriated to the United States by such Foreign Subsidiary or (y) such Net Proceeds or Net Insurance Condemnation Proceeds shall be applied to the repayment of Indebtedness of the applicable Foreign Subsidiary; provided, further, that to the extent that the repatriation of any Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have an adverse Tax consequence, an amount equal to the Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to preceding clauses (x) and (y), shall be promptly applied to the repayment of the Term Loans and Additional Term Loans pursuant to Section 2.10(b) as otherwise required above (without regard to this clause (~~iv~~v)).

(vi)~~(v)~~ Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans and Additional Term Loans required to be made by the Borrowers pursuant to this Section 2.10(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrowers and shall be added (without duplication) to the calculation of the Available Amount in accordance with the definition thereof; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.10(b)(iii) above to the extent constituting Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c).  If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified by the Administrative Agent, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans and Additional Term Loans.

(vii)~~(vi)~~ Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment of Term Loans constituting Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Term Loans in accordance with the requirements of Section 9.02(c) shall be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Term Loans, all accepted prepayments under Section 2.10(b)(i), (ii) ~~or~~, (iii) or (iv) shall be applied first against the next 6 scheduled installments of principal due in respect of the Term Loans in direct order of maturity until such installments are paid in full and then against remaining scheduled installments of principal due in respect of the Term Loans on a pro rata basis, and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage.  The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or LIBO Rate Loans; provided that the amount thereof shall be applied first to ABR Loans to the full extent thereof before application to the LIBO Rate Loans.

(viii)~~(vii)~~ In the event and on each Business Day on which the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitments, the Borrowers shall prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion:  (A) prepayment of Revolving Loans or Swingline Loans or (B) with respect to such excess LC Exposure, deposit of Cash in the LC Collateral Account or “backstopping” or replacement of such Letters of Credit, in each case, in an amount equal to 103%  of such excess LC Exposure (but in any event, such payments of Revolving Loans or Swingline Loans and such deposits of Cash or “backstopping” or replacements of Letters of Credit shall in the aggregate be equal to such excess) and pursuant to arrangements (and with “backstop” letter of credit issuers) reasonably acceptable to the applicable Issuing Banks.

(ix)~~(viii)~~ The Borrower Representative shall deliver to the Administrative Agent, at the time of each prepayment required under Section 2.10(b)(i), (ii) ~~or~~, (iii) or (iv), a certificate signed by a Responsible Officer of the Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment.  Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid.  Prepayments shall be accompanied by accrued interest as required by Section 2.12.  All prepayments of Borrowings under this Section 2.10(b) shall be subject to Section 2.11(e) (in the case of prepayments under clause (iii) above as part of a Repricing Transaction) and Section 2.15, but shall otherwise be without premium or penalty.

Section 2.11.Fees.

(a)The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the Unused Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December for the quarterly period then ended and on the date on which the Revolving Credit Commitments terminate.  For purposes of calculating the commitment fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Standby Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans on the daily face amount of such Lender’s LC Exposure in respect of Standby Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date through the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of Standby Letters of Credit, (ii) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Commercial Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans, on the daily face amount of such Lender’s LC Exposure in respect of Commercial Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of Commercial Letters of Credit, and (iii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum (or such other rate not to exceed 0.125% per annum as may be agreed to by such Issuing Bank and the Borrower Representative) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued to but excluding the last day of each March, June, September and December shall be payable in arrears for the quarterly period then ended on the last day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation therefor).

(c)The Borrowers agree to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower Representative and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrower Representative and the Administrative Agent in writing.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders.

(e)In the event that, on or prior to the date that is six months after the Third Amendment Effective Date, the Borrowers (x) prepay, repay, refinance, substitute or replace any Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (y) effect any amendment, waiver or other modification of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (including, if applicable, any Non-Consenting Lender), (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans so amended, modified or waived.  If, on or prior to the date that is six months after the Third Amendment Effective Date (and without duplication of the preceding sentence), all or any portion of the Term B Loans held by any Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.18 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101.0% of the principal amount so prepaid, repaid, refinanced, substituted or replaced.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(f)Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year (or 365/366 days in the case of ABR Loans the interest payable on which is then based on the Prime Rate) and shall be payable for the actual days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12.Interest.

(a)The Term Loans and Revolving Loans comprising each ABR Borrowing (and Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Term Loans and Revolving Loans comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in the amendment to this Agreement relating thereto or (ii) in the case of any other amount, 2% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.12(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)Accrued interest on each Loan shall be payable in arrears on (w) each Interest Payment Date for such Loan, (x) upon the Maturity Date, (y) termination of the Revolving Credit Commitments and (z) each other maturity date or termination of any Additional Loans, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan, Revolving Loan or Additional Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid within the time periods specified herein; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

~~Section 2.13. Alternate Rate of Interest.  If at least two Business Days prior to the commencement of any Interest Period for a LIBO Rate Borrowing:~~

Section 2.13.~~(a)~~ Alternate Rate of Interest.  If, at any time, the Administrative Agent determines (which determination shall be conclusive absent manifest error) ~~that~~, or, solely with respect to the circumstances described in clause (b) of this Section, the Required Lenders notify the Administrative

Agent (with a copy to the Borrower Representative) that the Required Lenders have determined, that for any reason:

(a)adequate and reasonable means do not exist for ~~ascertaining~~determining the LIBO Rate~~, as applicable,~~ for ~~such~~any requested Interest Period~~; or~~ with respect to a proposed LIBO Rate Loan (including because the applicable LIBO Rate is not available or published on a current basis);

(b)~~the Administrative Agent is advised by the Required Lenders that~~ the LIBO Rate for ~~such~~any requested Interest Period ~~will~~with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to ~~such~~the Lenders of making or maintaining ~~their Loans included in such Borrowing for such Interest Period~~such LIBO Rate Loan;

(c)deposits in Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the London Interbank Offered Rate market for any requested Interest Period with respect to a proposed LIBO Rate Loan; or

(d)the making or funding of LIBO Rate Loans has become impracticable;

then the Administrative Agent ~~shall~~will promptly ~~give notice thereof to~~notify the Borrower ~~Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and,~~and all Lenders.  Thereafter, (i) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended and (ii) the LIBO Rate shall no longer be utilized in determining the Alternate Base Rate, in each case until the Administrative Agent ~~notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any~~revokes such notice.  Upon receipt of any such notice, any Borrower may revoke any pending request for a Borrowing of, conversion to~~,~~ or continuation of ~~any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.~~LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Section 2.14.Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank; or

(ii)impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

(iii)subject any Lender or Issuing Bank or the Administrative Agent to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in (c) through (e) of the definition of Excluded Taxes, (C) Connection Income Taxes and (D) Other Taxes) on its basis, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto.

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan, Letter of in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower Representative’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) the Lender invokes Section 2.19 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, such circumstances are not generally affecting the banking market.

(b)If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower Representative of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Notwithstanding the foregoing, this Section 2.14 should not apply to Taxes, which should be governed exclusively by Section 2.16.

Section 2.15.Break Funding Payments.  In the event of (a) the continuation, conversion, payment or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest

Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit).  For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market or the European interbank market, respectively, for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.16.Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party or other applicable withholding agent shall be required to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or applicable withholding agent shall make such deductions and (iii) such Loan Party or applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  If at any time a Loan Party or other applicable withholding agent is required by applicable law to make any deduction or withholding from any amount payable hereunder, such Loan Party or other applicable withholding agent shall promptly notify the relevant Lender, the Swingline Lender or Issuing Bank or the Administrative Agent upon becoming aware of the same.

(b)In addition, the Loan Parties shall pay or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Each Loan Party shall indemnify the Administrative Agent, each Lender, the Swingline Lender and each Issuing Bank within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Swingline Lender or such Lender or Issuing Bank, as applicable, on or with respect to any payment by or any payment on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties (other than any penalties resulting from any action or inaction of the Administrative Agent, the Swingline Lender, such Lender or Issuing Bank), interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent, the Swingline Lender,

Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 2.16(f)) so long as such efforts would not, in the sole determination of the Administrative Agent, the Swingline Lender or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by the Loan Party or be otherwise materially disadvantageous to the Administrative Agent, the Swingline Lender or such Lender or Issuing Bank, as applicable; provided, further, that, the Loan Party shall not be required to compensate the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank pursuant to this Section 2.16 for any amounts incurred in any fiscal year for which the Administrative Agent, the Swingline Lender or such Lender or Issuing Bank does not furnish notice of such claim within six months from the end of such fiscal year; provided, further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such six month period shall be extended to include such period of retroactive effect.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower Representative by a Lender, an Issuing Bank, the Swingline Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, the Swingline Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is not a Foreign Lender shall, to the extent legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower

Representative or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct or indirect partner;

(C)any Foreign Lender shall, to the extent legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(f)If the Administrative Agent, the Swingline Lender or a Lender or Issuing Bank determines, in its good faith and reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Swingline Lender, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, the Swingline Lender, such Lender or Issuing Bank in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the written request of the Administrative Agent, the Swingline Lender, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Swingline Lender, such Lender or Issuing Bank in the event the Administrative Agent, the Swingline Lender, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, the Swingline Lender, a Lender or an Issuing Bank be required to pay any amount to a Loan Party pursuant to this paragraph (f) to the extent that the payment of which would place the Administrative Agent, the Swingline Lender, Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, the Swingline Lender, Lender or Issuing Bank would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section shall not be construed to require the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to such Loan Party or any other Person.

(g)A Lender shall indemnify the Administrative Agent within 30 days after written demand therefor (with copy to the Administrative Agent), for the full amount of (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent and any penalties (other than any penalties resulting from any action or inaction of the Administrative Agent), interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Lender by the Administrative Agent or the Borrower Representative on behalf of the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent this paragraph (g).

(h)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17.Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m. on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.16) or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower Representative by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 or 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as expressly provided elsewhere in the Agreement (including in Section 2.19 and with respect to Swingline Loans), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the

Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)All proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Swingline Lender or any Issuing Bank from the Borrowers constituting Obligations, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrowers constituting Obligations, third, to pay interest due and payable in respect of any Loans and unreimbursed LC Disbursements, on a pro rata basis, fourth, to pay principal on the Loans and unreimbursed LC Disbursements, the Banking Services Obligations and the Secured Hedging Obligations, on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations, on a pro rata basis, sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers on a pro rata basis, and seventh, to the Borrowers or as the Borrower Representative shall direct.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements or Swingline Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements or Swingline Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payments made or deemed made in connection with Sections 2.21, 2.22 and 9.02(c).  The Borrowers consent to the foregoing and agrees, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders, the Swingline Lender or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, the Swingline Lender or the applicable Issuing Bank the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders, the Swingline Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Swingline Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), Section 2.17(c) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)Amounts used to Cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to priority fifth of clause (b) above shall be applied to satisfy drawings under such Letters of Credit if and as they occur.  If any amount remains on deposit as Cash collateral after all Letters of Credit have either been fully drawn or expired, and all LC Disbursement Amounts thereunder have been reimbursed, such remaining amount shall be applied to the other Obligations, if any, in the order set forth in clause (b) above.

Section 2.18.Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.14 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.19, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment in the reasonable judgment of such Lender, (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future or mitigate the impact of Section 2.19, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.14 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.19, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” with respect to which Required Lender consent has been obtained, any Lender  is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender and the Borrowers shall repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (x) in the case of any assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (y) such assignment does not conflict with applicable law and (z) with respect to any Lender that is a Non-Consenting Lender pursuant to clause (iv) above, such replacement Lender shall consent to such waiver, amendment or consent.  A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender or terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Each Lender agrees that if it is replaced pursuant to this Section 2.18, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by Promissory Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such Promissory Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Promissory Notes shall be deemed cancelled upon such failure.  Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).  To the extent a Lender is replaced pursuant to Section 2.18(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.11(e), the Borrowers shall pay to each Lender being replaced the fee set forth in Section 2.11(e).

Section 2.19.Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly).  Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each

Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.20.Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a)Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.11(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.11(b).

(b)The Commitments and the LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.10, Section 2.14, Section 2.15, Section 2.16, Section 2.17, Article 7, Section 9.06 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower Representative as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any applicable Issuing Banks and Swingline Lenders hereunder; third, if so determined by the Administrative Agent or requested by the applicable Issuing Bank or Swingline Lender, to be held as Cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swingline Loans; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the Borrower Representative, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or any Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Exposure were made or created at a time when the conditions set forth in Section 4.01 or Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post Cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(d)If any Swingline Loans or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of such Swingline Loans and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by the Defaulting Lender or pursuant to Section 2.20(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and obligations to fund participations.  Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.18)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)if the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.20(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.11(a) and (b), as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(iv)if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.20(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized.

(e)So long as any Revolving Lender is Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.20(c) and/or Cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and participating interests in any such newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-

Defaulting Revolving Lenders in a manner consistent with Section 2.20(d)(i) (and Defaulting Lenders shall not participate therein).

(f)In the event that the Administrative Agent and the Borrower Representative agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) or participations in Revolving Loans as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.21.Incremental Credit Extensions.

(a)The Borrower Representative may, at any time, on one or more occasions deliver a written request to Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) to (i) add one or more new tranches of term facilities and/or increase the principal amount of any Class of the Term Loans by requesting new term loan commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the Total Revolving Credit Commitment (each such increase, an “Incremental Revolving Commitment Increase” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate principal amount not to exceed (x) from and after the Third Amendment Effective Date, $75,000,000 less the aggregate principal amount of all Incremental Equivalent Debt, plus (y) an unlimited amount so long as, in the case of this clause (y), after giving effect to such Incremental Facility, the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 (but excluding the Cash proceeds to the Borrowers of such Incremental Loans or any Incremental Equivalent Debt) would not exceed 3.50 to 1.00 (it being understood that for purposes of clause (y) of this Section 2.21(a), (A) any Incremental Loans and any Incremental Equivalent Debt (including any Replacement Term Loans, any loans under any Replacement Revolving Facility or any other Refinancing Indebtedness in respect thereof) shall be deemed to be Consolidated Secured Debt, whether or not satisfying the requirements thereof and (B) any Incremental Revolving Commitment Increase shall be deemed to be fully drawn) (the amounts described in clauses (x) and (y) above, the “Incremental Cap”), specifying the amount requested and the Borrower or Borrowers for such Incremental Facility; provided that:

(i)such request shall be for an Incremental Commitment of not less than $5,000,000,

(ii)except as otherwise specifically agreed by any Lender prior to the date hereof, or separately agreed from time to time between the Borrower Representative and any Lender, no Lender shall be obligated to provide any Incremental Commitment and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii)the creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment,

(iv)each Incremental Revolving Commitment Increase will be subject to the same terms and conditions as those applicable to the Revolving Facility (and be deemed added to and made a part of the Revolving Facility),

(v)any Incremental Term Facility that constitutes an increase to an existing Class of Term Loans shall have the same interest rate as the applicable Class of Term Loans, and otherwise the interest rate applicable to any Incremental Term Facility or Incremental Term Loans will be determined by the Borrower Representative and the lenders providing such Incremental Term Facility or Incremental Term Loans; provided that such interest rate will not be more than 0.50% higher than the lowest corresponding interest rate applicable to the then-existing Term Loans, unless the interest rate margin with respect to such existing Term Loans is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Loans or Incremental Term Facility, minus, 0.50%; provided, further, that in determining the applicable interest rate: (w) OID or upfront fees paid by the Borrowers in connection with the Term Loans or such Incremental Term Facility or Incremental Term Loans (based on a four-year average life to maturity or lesser remaining life to maturity), shall be included, (x) any amendments to the Applicable Rate that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Term Facility or Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Term Loans or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Incremental Term Facility or Incremental Term Loans shall be excluded and (z) if such Incremental Term Facility or Incremental Term Loans include any interest rate floor greater than that applicable to the Term Loans, and such floor is applicable to the Term Loans on the date of determination, such excess amount shall be equated to interest margin for determining the increase,

(vi)any Incremental Term Facility that constitutes an increase to an existing Class of Term Loans shall have the same final maturity date as the applicable Class of Term Loans, and otherwise the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date then in effect,

(vii)any Incremental Term Facility that constitutes an increase to an existing Class of Term Loans shall have the same Weighted Average Life to Maturity as the applicable Class of Term Loans, and otherwise the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the shortest remaining Weighted Average Life to Maturity of any Class of the then-existing Term Loans,

(viii)any Incremental Facility shall have the same guarantees as and be pari passu with respect to security with the existing Loans and no Incremental Facility shall be guaranteed by any Person that is not a Loan Guarantor or secured by any assets other than Collateral,

(ix)any prepayment (other than scheduled amortization payments) of Incremental Term Loans shall be made on a pro rata basis with all then existing Term Loans (and all other then-existing Additional Term Loans requiring ratable prepayment), except that the Borrowers and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(x)(i) except as otherwise agreed by the lenders providing such Incremental Commitments to finance a Permitted Acquisition, no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Incremental Facility; provided that (1) in the case of any Incremental Commitment incurred to finance a Permitted Acquisition, no Default or Event of Default shall exist at the time the agreement governing such Permitted Acquisition becomes effective and (2) no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) exists immediately prior to or after giving effect to the effectiveness of any Incremental Facility, and (ii) the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar term or qualification, in all respects), except that, in the case of an Incremental Facility incurred to finance a Permitted Acquisition, the requirements in this clause (ii) shall be subject to customary “Limited Conditionality Provisions” if otherwise agreed by the lenders providing such Incremental Facility,

(xi)except as otherwise required or permitted in clauses (i) through (x) above, all other terms of any Incremental Term Facilities, if not consistent with the terms of the applicable Class of Term Loans, shall be as agreed by the Borrower Representative, the Administrative Agent (it being understood that any terms which are not substantially identical to the applicable Class of Term Loans and applicable only after the then existing Latest Term Loan Maturity Date are deemed reasonably acceptable to the Administrative Agent) and the lenders providing such Incremental Term Facilities,

(xii)the proceeds of any Incremental Facility may be used by the Borrowers and their Subsidiaries for working capital and other general corporate purposes and any other use not prohibited by this Agreement, and

(xiii)on the date of the making of such new Incremental Term Loans that will be added to any Class of Term Loans or Additional Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.07 and 2.12, such new Incremental Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender will participate proportionately in each then outstanding borrowing of Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class.

(b)Incremental Commitments may be provided by any existing Lender, or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and the Swingline Lender and Issuing Bank, in the case of an Incremental Revolving Commitment Increase) shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any such Additional Lender in respect of any Incremental Term Facility that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c)Each Lender or Additional Lender providing a portion of the Incremental Commitments shall execute and deliver to the Administrative Agent and the Borrower Representative all such documentation (including an amendment to this Agreement or any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitments.  On the effective date of such Incremental Commitments, each Additional Lender added as a new Lender pursuant to such Incremental Commitments shall become a Lender for all purposes in connection with this Agreement.

(d)As a condition precedent to such Incremental Facility or Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel to the Borrowers in form and substance reasonably satisfactory to the Administrative Agent, as well as such reaffirmation agreements, supplements and/or amendments to the Loan Documents as it shall reasonably require, (ii) the Administrative Agent shall have received an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require for an Additional Lender, and the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iii) the Administrative Agent shall have received a certificate of the Borrower Representative signed by a Responsible Officer of the Borrower Representative:

(i)certifying and attaching a copy of the resolutions adopted by the Borrowers approving or consenting to such Incremental Facility or Incremental Loans, and

(ii)to the extent applicable, certifying that the conditions set forth in clause (a)(x) above, and any applicable financial test pursuant to clause (y) of Section 2.21(a) relating to the incurrence of such Incremental Facility or Incremental Loans, have been satisfied.

(e)In connection with any Incremental Revolving Commitment Increase pursuant to this Section 2.21, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Lender providing a portion of such Incremental Revolving Commitment Increase (each a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Commitment Increase Lender) will equal the percentage of the Total Revolving Credit Commitment of all Revolving Lenders represented by such Revolving Lender’s Incremental Revolving Commitment and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment Increase be prepaid from the proceeds of additional Incremental Revolving Loans made hereunder (reflecting such Incremental Revolving Commitment Increase), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.15.  The Administrative Agent and the Revolving Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; provided, however, that, after giving effect to any Incremental Revolving Commitment Increase and the transactions effected pursuant to the immediately preceding sentence, (1) the borrowing and repayment (except for (A) repayments required upon the maturity date of any previously existing Revolving Credit Commitments and (B)  repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to any Incremental Revolving Commitment Increase shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments and (3) the permanent repayment of Revolving Loans with respect to, and termination of, commitments under any Incremental Revolving Commitment Increase shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted, in their sole discretion, to permanently repay and terminate commitments of any class of Revolving Credit Commitments on better than a pro rata basis as compared to any other class with a later maturity date than such class.

(f)The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments increased or extended (as applicable) pursuant to this Section 2.21 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21.

(g)This Section 2.21 shall supersede any provisions in Section 2.17 or 9.02 to the contrary.

Section 2.22.Extensions of Loans and Revolving Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders holding a Class of Loans with a like maturity date or commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or commitments with a like maturity date) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans of such Class and/or commitments and otherwise modify the terms of such Loans and/or commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans of such Class or commitments, as applicable, in each case as so extended, as well as the original Loans and the original commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of revolving commitments from the tranche of revolving commitments from which they were converted), so long as the following terms are satisfied:

(i)no Default under Section 7.01(a), 7.01(f) or 7.01(g) and no Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Lenders, and no Default under Section 7.01(a), 7.01(f) or 7.01(g) and no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extension;

(ii)except as to (x) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iv)(y), be determined by the Borrower Representative and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitments of any Revolving Lender under the Revolving Facility or any Additional Revolving Facility that agrees to an extension with respect to such commitments extended pursuant to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original revolving commitments (and related outstandings) provided hereunder; provided that (x) to the extent any non-extended revolving commitments remain, or any other Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the maturity date of any such revolving facilities and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with the Revolving Facility and any Additional Revolving Facilities, (2) all swingline loans and letters of credit under any such Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Lenders with commitments under the Revolving Facility and any Additional Revolving Facilities and (3) the permanent repayment of Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with the Revolving Facility and any Additional Revolving Facilities, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis as compared to any other revolving facilities with a later maturity date than such revolving facility and (y) at no time shall there be more than three separate Classes of revolving commitments hereunder (including Revolving Credit Commitments, Extended Revolving Credit Commitments and Replacement Revolving Facilities);

(iii)except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower Representative and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default to be applicable to any such tranche of Extended Term Loans, such provisions may be more favorable to the lenders of the applicable tranche of Extended Term Loans than those originally applicable to the tranche of Term Loans subject to the Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit

of) the tranche of Term Loans subject to the Extension Offer and each other Class of Term Loans hereunder;

(iv)(x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(v)the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans or any other Extended Term Loans extended thereby;

(vi)any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as specified in the respective Extension Offer;

(vii)if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)the Extensions shall be in a minimum amount of $10,000,000;

(ix)any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower Representative; and

(x)all documentation in respect of such Extension shall be consistent with the foregoing.

(b)With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of Section 2.10, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to the Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion in consultation with the Administrative Agent and which may be waived by the Borrower Representative) of Loans or commitments (as applicable) of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including

Sections 2.09, 2.10 or 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof).  All Extended Term Loans provided to the Borrowers and Extended Revolving Credit Commitments provided to the Borrowers and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(d)In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

Section 2.23.Borrower Representative.  Holdings hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing notices of Borrowings, notices to convert and continue Borrowings, requests for Letters of Credit and Swingline Loans, delivering certificates and instructions on behalf of the Borrowers, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents.  Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE 3REPRESENTATIONS AND WARRANTIES

On the ~~Third~~Fourth Amendment Effective Date and on the dates and to the extent required pursuant to Section 4.01 or 4.02 hereof, as applicable, each of the Loan Parties represents and warrants to the Lenders on behalf of themselves and their respective Subsidiaries, as applicable that:

Section 3.01.Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries  (a) is duly organized and validly existing and in good standing, “active” or “intact” (to the extent each such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a) with respect to the Borrowers and clause (b) with respect to the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.Authorization; Enforceability.  The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.Governmental Approvals; No Conflicts.  The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions which the failure to obtain or make could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) any Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii) could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the Subordinated Notes or (ii) any other Contractual Obligation of any of the Loan Parties which in the case of this clause (c)(ii) could reasonably be expected to result in a Material Adverse Effect.

Section 3.04.Financial Condition; No Material Adverse Effect.

(a)The Borrower Representative has heretofore furnished to the Lenders the Historical Financial Statements, in each case, presenting fairly in all material respects the consolidated financial position of Osmotica Cyprus and its subsidiaries and of Vertical/Trigen and its subsidiaries at the date of said Historical Financial Statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to audit and normal year-end adjustments and the absence of footnotes.

(b)The pro forma combined consolidated balance sheet of the Holdings and its Subsidiaries delivered pursuant to Section 4.01(c) presents a good faith estimate of the pro forma consolidated financial position of Holdings and its Subsidiaries as of such date.

(c)The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and Cash flows of Holdings and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to, in the case of the unaudited financial statements, the absence of footnotes and audit and normal year-end adjustments.

(d)After giving effect to the Transactions, since December 31, 2014, there have been no events, changes, developments or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.Properties.

(a)As of the Third Amendment Effective Date, Schedule 3.05(a) sets forth the address of each Material Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned or leased by each Loan Party.

(b)Each of the Loan Parties and each of their Subsidiaries has good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all its Real Estate Assets (including any Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c)Each of the Loan Parties and each of their Subsidiaries own or otherwise have a license or right to use all rights in patents, trademarks, service marks, trade names, domain names, copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other similar intellectual property rights (“IP Rights”) used in the conduct of the businesses of the Loan Parties and their Subsidiaries as presently conducted without any infringement or misappropriation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, have, individually or in the aggregate, a Material Adverse Effect.  No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the IP Rights of any Loan Party or any of their Subsidiaries, except to the extent such infringement or misappropriation would not have, individually or in the aggregate, a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of any Loan Party, threatened in writing, except to the extent such claim or litigation would not have, individually or in the aggregate, a Material Adverse Effect.  A correct and complete list of all IP Rights registered with the United States Patent and Trademark Office or the United States Copyright Office or any relevant office or agency in any applicable foreign jurisdiction, as applicable, and domain names registered with third-party domain name registrars, owned by the Loan Parties and their Subsidiaries as of the Third Amendment Effective Date is set forth on Schedule 3.05(c).

Section 3.06.Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or is aware of any facts or circumstances that could reasonably be expected to give rise to an Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c)Neither any Loan Party nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07.Compliance with Laws.  Each of the Loan Parties and their Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  All rights and franchises, licenses and permits material to the business of the Loan Parties or any of their Subsidiaries are in full force and effect, except to the extent of any failure that has not had, and could not reasonably be expected to result in, a Material Adverse Effect.

Section 3.08.Investment Company Status.  No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09.Taxes.  Each of the Loan Parties and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to file such Tax returns and reports or pay such Taxes, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.ERISA.  No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.Disclosure.

(a)As of the ~~Third~~Fourth Amendment Effective Date, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) that has been made available concerning the Loan Parties and their Subsidiaries, the Transactions and included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their respective representatives and made available to any Lender or the Administrative Agent on or before the ~~Third~~Fourth Amendment Effective Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)The Projections have been prepared in good faith based upon assumptions believed by Holdings and the Borrowers to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond Holdings’ and the Borrowers’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(c)To the knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided to the Administrative Agent to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12.Solvency.

As of the Third Amendment Effective Date and after giving effect to the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Third Amendment on the Third Amendment Effective Date and the use of proceeds thereof, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Holdings and its Subsidiaries, taken as a whole; (ii) the fair saleable value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the capital of the Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13.Subsidiaries.  Schedule 3.13 sets forth, in each case as of the Third Amendment Effective Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings, the Borrowers, or their applicable subsidiaries, (b) the type of entity of Holdings and each of its subsidiaries and (c) the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Capital Stock of each of its subsidiaries.  As of the Third Amendment Effective Date, all outstanding shares of Capital Stock of each Subsidiary of each Loan Party have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  As of the Third Amendment Effective Date, no subsidiary of any Loan Party has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of its Capital Stock.

Section 3.14.Security Interest in Collateral.  Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations and the Perfection Requirements, the provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and subject to the Perfection Requirements, such Liens constitute perfected Liens (with the priority each Lien is expressed to have within the Collateral Document) on the Collateral (to the extent such security interest is required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15.Labor Disputes.  As of the Third Amendment Effective Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes, lockouts, slowdowns or other collective labor disputes against the Loan Parties or any of the Subsidiaries pending or, to the knowledge of the Loan Parties or any of the Subsidiaries, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from the Loan Parties or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties or their Subsidiaries to the extent required by GAAP.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Section 3.16.Federal Reserve Regulations.

(a)On the ~~Third~~Fourth Amendment Effective Date, none of the Collateral is Margin Stock.  Not more than 25% of the value of the assets of any of the Loan Parties or their Subsidiaries taken as a whole is represented by Margin Stock.

(b)None of the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of any Loan or any Credit Extension (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to the extend credit for the purpose of purchasing or carrying any Margin Stock.

(c)Neither the making of any Loan nor the occurrence of any Credit Extension nor the use of any part of the proceeds thereof, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or is inconsistent with, the provisions of Regulation T, U or X.

Section 3.17.Anti-Terrorism Laws.

(a)None of the Loan Parties nor any of their respective subsidiaries nor, to the knowledge of any Loan Party, any director, officer, agent, employee or Controlling Affiliate of any of the foregoing is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

(b)To the extent applicable, each Loan Party and each of their Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(c)No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.18.Holding Company Status.  None of Holdings or Osmotica Cyprus has engaged in any business activities or owns any material assets other than as permitted in Section 6.15(c).

Section 3.19.Material Contracts.  No Loan Party or any of its Subsidiaries is in material breach of, or in material default under, any Material Contract and all Material Contracts are in full force and effect.

Section 3.20.Healthcare Regulatory Matters.

(a)The Loan Parties and their Subsidiaries hold or license, and are operating in material compliance with, such material permits, registrations, licenses, franchises, approvals, authorizations and clearances of the U.S. Food and Drug Administration (“FDA”) required for the conduct of their business as currently conducted (collectively, the “FDA Permits”), and such other material Governmental Authorizations required for the conduct of their business as currently conducted. All such material FDA Permits and material Governmental Authorizations are in full force and effect.  The Loan Parties and their Subsidiaries have fulfilled and performed, in all material respects, all of their obligations with respect to the material FDA Permits and material Governmental Authorizations, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any material FDA Permit or material Governmental Authorization.

(b)The Loan Parties and their Subsidiaries hold, and are operating in material compliance with, such material registrations, permits, licenses, approvals, authorizations, certifications, and declarations of conformity, required for the conduct of their business as currently conducted in the EEA (collectively, the “EEA Permits”), and all such material EEA Permits are in full force and effect.  The Loan Parties and their Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect to the material EEA Permits, and no event has occurred that would reasonably be expected to allow, or after notice or lapse of time that would reasonably be expected to allow, revocation or termination thereof.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries, each of their licensed employees and, and to the knowledge of the Loan Parties and their Subsidiaries, each of their contractors, are in compliance with all applicable Healthcare Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Loan Parties or their Subsidiaries has received notice of, or is party to, any pending claim, suit, proceeding, hearing, enforcement action, audit, inquiry, inspection, investigation, arbitration or other action from the U.S. Department of Health and Human Services (“HHS”), the FDA, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, the U.S. Department of Justice, any State Attorneys General or Medicaid Agency, or any other applicable Governmental Authority or applicable foreign regulatory agency or any qui tam plaintiff, alleging that any operation or activity of any Loan Party or any of its Subsidiaries is in material violation of any applicable Healthcare Law.

(d)To the knowledge of the Loan Parties and their Subsidiaries, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other Governmental Authority relating to the Loan Parties and their Subsidiaries, their business and their products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been timely submitted to the FDA or other Governmental Authority.

(e)Except as set forth in Schedule 3.20, between December 3, 2013 and the ~~Third~~Fourth Amendment Effective Date, the Loan Parties and their Subsidiaries have not had any product or manufacturing site, and to the knowledge of the Loan Parties and their Subsidiaries, no contract manufacturer of the Loan Parties or any of their Subsidiaries has had any manufacturing site, subject to a

Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make material changes to any of the Loan Parties’ or their  Subsidiaries’ products, or similar correspondence or notice from the FDA or other Governmental Authority in respect of the Loan Parties’ and their Subsidiaries’ business and alleging or asserting material noncompliance with any applicable law, permit or such requests or requirements of a Governmental Authority.

(f)Schedule 3.20 sets forth a list of (i) all recalls, field notifications, field corrections, field safety corrective actions, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Loan Parties’ and their Subsidiaries’ products (“Safety Notices”) between December 3, 2013 and the ~~Third~~Fourth Amendment Effective Date, and (ii) the status of such Safety Notices, if any.

(g)To the Loan Parties’ and their Subsidiaries’ knowledge, the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Loan Parties or their Subsidiaries or in which the Loan Parties or their Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with standard medical and scientific research procedures and all applicable laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to the extent disclosed in Schedule 3.20, no investigational new drug application or, as of the ~~Third~~Fourth Amendment Effective Date, no investigational device exemption filed by or on behalf of the Loan Parties or their Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA or other Governmental Authority nor any applicable foreign regulatory agency has commenced, or, to the knowledge of the Loan Parties or their Subsidiaries, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Loan Parties or their Subsidiaries.

(h)None of the Loan Parties or their Subsidiaries is the subject of any pending or, to the Loan Parties’ or their Subsidiaries’ knowledge, threatened investigation in respect of the Loan Parties or their Subsidiaries or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Neither the Loan Parties nor their Subsidiaries nor any of their officers, employees or, to the Loan Parties’ and their Subsidiaries’ knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar law.  As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Loan Parties’ and their Subsidiaries’ knowledge, threatened in writing against the Loan Parties, their Subsidiaries or any of their officers, employees or agents.

(i)None of the Loan Parties or their Subsidiaries, or their respective equity holders, officers, directors, managing employees, or to the Loan Parties’ and their Subsidiaries’ knowledge, agents or contractors, has been or is currently excluded from participation in Federal Health Care Programs as defined at 42 U.S.C. § 1320a-7b(f), and none of the Loan Parties or their Subsidiaries is a party to a corporate integrity agreement or has any reporting obligations pursuant to a settlement agreement, plan or correction or other remedial measure entered into with any Governmental Authority.

(j)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries are in compliance with the applicable requirements of HIPAA, as amended by HITECH, and their implementing regulations  codified at 45 C.F.R. Parts 160 through 164, as amended from time to time (“HIPAA Regulations”). The Loan Parties and their Subsidiaries have implemented appropriate security procedures in accordance with the applicable requirements of HIPAA, HITECH and the HIPAA Regulations, including, without limitation, administrative, physical and technical safeguards, to protect the confidentiality, integrity and availability of all electronic protected health information (as defined under the HIPAA Regulations) that they create, receive, maintain or transmit.  Further, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each contractual arrangement that is subject to HIPAA, each of the Loan Parties and their Subsidiaries has: (i) to the extent required by Applicable Law, entered into a written Business Associate Agreement (as such term is defined under the HIPAA Regulations) that meets the requirements of HIPAA, HITECH and the HIPAA Regulations; (ii) complied with such Business Associate Agreements; and (iii) at no time experienced or had a use or disclosure of Protected Health Information (as defined in the HIPAA Regulations) in violation of HIPAA, HITECH or the HIPAA Regulations, or a Breach of Unsecured Protected Health Information as such terms are defined at 45 C.F.R. § 164.402.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries are in compliance with applicable state health information privacy and security laws and have experienced no privacy violations or security incidents as defined under applicable state laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries are in compliance with the EU Data Protection Directive (Directive 95/46/EC), and any EEA Member State laws implementing the provisions of this directive.

Section 3.21.[Reserved].

Section 3.22.Use of Proceeds.  The Borrowers shall use, and have used, the proceeds of the Loans and the Letters of Credit issued hereunder only in accordance with Section 5.11 and in compliance with (and not in contravention of) all Requirements of Law and each Loan Document.

Section 3.23.Deposit Accounts.  As of the Third Amendment Effective Date, set forth on Schedule 3.23 is a list of each Deposit Account maintained by Holdings or any of its Subsidiaries.

ARTICLE 4CONDITIONS

Section 4.01.Closing Date.  The obligations of the Lenders and the Swingline Lender to make Loans, any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)Credit Agreement and Loan Documents; Subordinated Note Documents.  (i) The Administrative Agent (or its counsel) shall have received from each of the Loan Parties party thereto a counterpart (or written evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart) of (A) this Agreement signed by Holdings, the Borrowers, and the other Loan Parties party hereto, (B) the Subordination Agreement signed by the Subordinated Noteholders, the Borrowers and the other Loan Parties party thereto, (C) the Pledge and Security Agreement signed by the Loan Parties, (D) each Non-U.S. Collateral Document (other than Control Agreements, the Hungarian Security Deposit Agreements, the Hungarian Authorization Letters, the Cyprus Debenture, the Cyprus Charge over Bank Accounts, each Cyprus Acknowledgment and the Hungarian Master Reaffirmations) signed by each Loan Party party thereto,

(E) each Promissory Note signed by the Borrowers (to the extent requested at least three Business Days prior to the Closing Date), and (F) each other Loan Document to be executed on the Closing Date signed by the Loan Parties thereto, (ii) the terms and provisions of the Subordinated Note Documents shall be consistent with the terms and provisions set forth in Exhibit D to the Commitment Letter and (iii) the Subordinated Note Documents have been, or substantially concurrently with the execution of the Loan Documents on the Closing Date shall be, duly executed and delivered by the Loan Parties and the other parties thereto, and will be in full force and effect, and the Subordinated Notes have been, or substantially currently with the execution of the Loan Documents on the Closing Date, issued and paid for.

(b)Legal Opinions.  The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, customary written legal opinions (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders, the Swingline Lender and each Issuing Bank and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, from each of:

(i)Weil, Gotshal & Manges LLP, special counsel to Holdings, the Borrowers and each other Loan Party, with respect to U.S. law matters;

(ii)Siegler Law Office Weil, Gotshal & Manges, special Hungarian counsel to Hungarian Holdings with respect to Hungarian law matters relating to the capacity of Hungarian Holdings;

(iii)Andrékó Kinstellar Ügyvédi Iroda, special Hungarian counsel to the Administrative Agent, with respect to Hungarian law matters relating to the enforceability of the Hungarian law Collateral Documents to be delivered on the Closing Date; and

(iv)Andreas Neocleous & Co, special Cyprus counsel to the Administrative Agent, with respect to Cyprus law matters.

(c)Financial Statements and Pro Forma Financial Statements.  The Administrative Agent shall have received the Required Bank Information.

(d)Closing Certificates; Certified Charters; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each of Holdings, the Borrowers and each Loan Guarantor, dated the Closing Date and executed by a Secretary, Assistant Secretary or other senior officer, (A) which shall certify that attached thereto is a true and complete copy of the resolutions or written consents of its board of directors, stockholders, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) which shall identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date, and (C) which shall certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum or other equivalent thereof) of each of Holdings, each Borrower and each Loan Guarantor certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws (or articles of association or deed of foundation or other equivalent thereof) or operating, management or partnership agreement and (y) that such documents or agreements have not been amended since the date of the last amendment thereto shown on the certificate of good standing referred to below (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) or as shown by the latest shareholders’ resolutions attached thereto amending the same (as the case may be) and (ii) a good standing certificate (or in the case of Hungarian Holdings, a company registry extract), a no-winding-up certificate and/or certificate of tax status (to the extent such concept is known in the relevant jurisdiction) as of a recent date for each of Holdings, each Borrower and each Loan Guarantor from its jurisdiction of organization; and (iii) a Cyprus “Incumbency Certificate” of Osmotica Cyprus signed by its corporate secretary in form and substance satisfactory to the Administrative Agent.

(e)Representations and Warranties.  The (i) Specified Acquisition Agreement Representations shall be true and correct as required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects; provided that in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (x) the definition thereof shall be a Closing Date Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date and (y) the same shall be true and correct in all respects.

(f)Fees.  The Administrative Agent shall have received (A) all fees required to be paid on the Closing Date pursuant to the Fee Letter and (B) all expenses required to be paid on the Closing Date pursuant to the Commitment Letter for which invoices have been presented at least three Business Days prior to the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g)Lien Searches.  Subject to the last paragraph of this Section 4.01, the Administrative Agent shall have received the results of recent UCC (or similar), tax and judgment Lien searches with respect to each of the Loan Parties in each applicable jurisdiction.

(h)Refinancing.  Prior to or substantially concurrently with the initial funding of the Loans hereunder on the Closing Date, (i) the obligations under that certain Real Estate Loan Agreement, dated as of August 2, 2011, between Bank of America, N.A. and OPC and (ii) the obligations under that certain Credit Agreement dated as of December 13, 2013, between Vertical/Trigen Opco, LLC and BMO Harris Bank, N.A. will be repaid, redeemed, defeased, discharged or terminated (or irrevocable notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full any related notes) and security interests and guaranties related thereto terminated and released (collectively, the “Existing Debt Refinancing”) and the Administrative Agent shall have received evidence reasonably satisfactory to it that the matters set forth in this clause (h) have been satisfied on the Closing Date.

(i)Equity Contribution.  Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution shall have been consummated.

(j)Solvency.  The Administrative Agent shall have received a certificate in substantially the form of Exhibit I from a Financial Officer of Holdings certifying as to the matters set forth therein.

(k)Borrowing Request; Letter of Credit Request; Closing Date Certificate.

(i)The Borrower Representative shall have delivered to the Administrative Agent, in accordance with Sections 2.03 and 2.05, a Borrowing Request and, if applicable, a

Letter of Credit Request in connection with the extensions of credit to occur on the Closing Date; and

(ii)On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower Representative by a Responsible Officer, certifying on behalf of the Borrowers that all of the conditions in Sections 4.01(e), (i), (n) and (o) have been satisfied on such date.

(l)Pledged Stock; Stock Powers; Pledged Notes.  Subject to the final paragraph of this Section 4.01 the Administrative Agent shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Pledge and Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) required to be pledged to the Administrative Agent (or its bailee) pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)Filings, Registrations and Recordings; Insurance; Security Interest.  Subject to the last paragraph of this Section 4.01,

(i) any Collateral Document and each document (including any UCC (or equivalent or similar) financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent, to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation;

(ii)the Administrative Agent shall have received an updated extract of the corporate register of mortgages and charges of Osmotica Cyprus, updated to include the recording and insertion of the charges and security created by Osmotica Cyprus further to the Hungarian Quota Pledge, the Pledge and Security Agreement and the Grant of Security Interest in United States Trademarks, dated as of the Closing Date, by and between Osmotica Cyprus and the Administrative Agent, certified as a true and correct copy by the corporate secretary of Osmotica Cyprus; and

(iii)the Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.05 hereof (other than with respect to any endorsements referenced therein).

(n)Transactions.  Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, but without any amendments, waivers or consents by any party thereto that are materially adverse to the interests of the Arrangers and their respective affiliates that are party hereto as Lenders on the Closing Date in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (a) any decrease in the purchase price shall be deemed to not be materially adverse to the interests of the Arrangers (or such affiliates) so long as such decrease is allocated to reduce the Equity Contribution, the Term Facility and the Subordinated Notes on a pro rata, dollar-for-dollar basis, (b) any increase in the purchase price shall be deemed to not be materially adverse to the Arrangers

(or such affiliates) so long as such increase is funded on a pro rata basis by amounts permitted to be drawn under the Revolving Facility and the Equity Contribution (it being understood that no purchase price or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a decrease or increase in purchase price).

(o)Closing Date Material Adverse Effect.  Since December 3, 2015, there has not been, nor is there reasonably expected to be, a Closing Date Material Adverse Effect.

(p)USA PATRIOT Act.  No later than three days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested by any Lender in writing at least 10 days in advance of the Closing Date.

(q)Perfection Certificate.  The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Loan Parties, together with all attachments contemplated thereby.

(r)Leverage.  After giving effect to the consummation of the Transactions on the Closing Date, the Total Leverage Ratio and the Secured Leverage Ratio, as set forth in the pro forma consolidated balance sheet of Holdings and its subsidiaries included in the Required Bank Information, do not exceed 4:90:1.00 and 3:75:1.00, respectively (excluding in each case any cash netting and any increase in Indebtedness incurred to fund any OID or upfront fees pursuant to the “Flex Provisions” (as defined in the Fee Letter) or the fee letter for the Subordinated Notes).

Notwithstanding the foregoing, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) a Lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC or similar filings under any applicable provisions of the laws of Hungary, (ii) a pledge of the Capital Stock of the Borrowers and the Capital Stock of each Subsidiary of each Loan Party organized under the laws of the United States or Hungary with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate and (iii) a lien on IP Rights by way of filing short form intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office and the filing of the applicable intellectual property filings with the appropriate offices in Hungary) after the Borrowers’ use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may instead be delivered and/or perfected in accordance with Section 5.13 hereof.

Section 4.02.Each Credit Extension.  After the Closing Date, the obligation of each Revolving Lender to make a Credit Extension is subject to the satisfaction of the following conditions:

(a)(i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that a representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or period, as the case may be.

(c)At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5AFFIRMATIVE COVENANTS

Until the date that all the Revolving Credit Commitments and any Additional Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired without any pending drawing or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, in each case in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed (such date, the “Termination Date”), each of Holdings (solely with respect to Sections 5.02 and 5.12), each of the Loan Parties hereby covenants and agrees with the Lenders that:

Section 5.01.Financial Statements and Other Reports.  The Borrower Representative will deliver to the Administrative Agent for delivery to each Lender:

(a)Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (or, following the consummation of a Qualifying IPO, each of the first three Fiscal Quarters) of each Fiscal Year (or for each of the first three such Fiscal Quarters ending after the Closing Date, 60 days), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, subject to the absence of footnotes and audit and normal year end adjustments and the effects of acquisition accounting;

(b)Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year (or for the first Fiscal Year after the Closing Date, 150 days), (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Narrative Report with respect thereto and (ii) with respect to such consolidated financial statements, a report thereon of any independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for qualifications pertaining to the impending maturity of indebtedness in respect of any Credit Facility occurring within 12 months of the date of such audit or a breach or anticipated breach of Section 6.16)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountant in connection with such consolidated financial statements has been made in accordance with GAAP;

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Holdings and its Subsidiaries and (in the case of clause (B) below) the Narrative Report by furnishing (A) the applicable financial statements of any Parent Company or (B) Holdings’ or any Parent Company’s, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such parent entity, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(b), such materials are, to the extent applicable, accompanied by a report of any independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for qualifications pertaining to the impending maturity of indebtedness in respect of any Credit Facility occurring within 12 months of the date of such audit or a breach or anticipated breach of Section 6.16)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountant in connection with such consolidated financial statements has been made in accordance with GAAP.

(c)Compliance Certificate.  Together with each delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default has occurred and is continuing (or if one is, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), (B) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth (x) reasonably detailed calculations of Excess Cash Flow for each Fiscal Year beginning with the financial statements for the Fiscal Year ended on December 31, 2016 and (y) a reasonably detailed calculation of the Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds received during the applicable period by or on behalf of, Holdings and its Subsidiaries subject to prepayment pursuant to Section 2.10(b) and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.10(b)(ii) and (C) in the case of financial statements delivered pursuant to Sections 5.01(a) and 5.01(b), setting forth reasonably detailed calculations of Consolidated Adjusted EBITDA, Consolidated Net Income, Consolidated Total Assets, Total Leverage Ratio and the Available Amount as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements or stating that there has been no change to such amounts since the date of delivery of the last Compliance Certificate, (ii) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of each Borrower as a Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list and (iii) delivery of customary management discussion and analysis narratives and key business and financial metrics with respect to such financial statements;

(d)Statements of Reconciliation After Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2016 (including any change to IFRS pursuant to Section 1.04(a)), the consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to such financial statements that would have otherwise been delivered, including with respect to the calculations of Consolidated Net Income and Consolidated Adjusted EBITDA;

(e)Notice of Default.  Promptly upon any Responsible Officer of any Loan Party obtaining knowledge (i) of any Default or Event of Default or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change, or specifying the nature of such Default or Event of Default and what action the Borrowers have taken, are taking and propose to take with respect thereto;

(f)Notice of Litigation.  Promptly upon any Responsible Officer of any Loan Party obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders and their counsel to evaluate such matters;

(g)ERISA.  Promptly upon any Responsible Officer of any Loan Party becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)Financial Plan.  As soon as available and in any event no later than 60 days after the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2017), a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of operations and cash flows of the Borrowers and their Subsidiaries for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based;

(i)Information Regarding Collateral.  (i) The Borrower Representative will furnish to the Administrative Agent prompt written notice of any change (w) in any Loan Party’s legal name, (x) in any Loan Party’s type of organization, (y) in any Loan Party’s jurisdiction of organization or (z) in any Loan Party’s organizational identification number, to the extent necessary to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the applicable Collateral and (ii) together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b) (commencing with the financial statements relating to the Fiscal Year ending on December 31, 2016), the Borrower Representative shall deliver to the Administrative Agent a Perfection Certificate Supplement, either confirming that there has been no change in such information with respect to the Collateral owned by any Loan Party since the date of the

Perfection Certificate delivered on the Closing Date or the date of the most recent certificate or most recent report delivered pursuant to this Section and/or identifying such changes;

(j)Lender Calls.  Commencing with the Fiscal Year ending December 31, 2016, at the request of the Administrative Agent, the Borrowers will within 10 Business Days after the date of the delivery (or, if later, required delivery) of the annual financial information pursuant to Section 5.01(b), hold a conference call or teleconference, at a time selected by the Administrative Agent in consultation with the Borrower Representative, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year, and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current Fiscal Year of Holdings and its Subsidiaries; provided that from and after the consummation of a Qualifying IPO, the Borrowers shall not have any obligation pursuant to this clause (j) if the Administrative Agent and Lenders are afforded an opportunity to participate in a customary stockholder earnings call, not less than once per Fiscal Year, that includes a reasonably detailed discussion with senior management of Holdings (or applicable Parent Company) and its Subsidiaries of the financial information furnished with respect to the immediately preceding Fiscal Year pursuant to Sections 5.01(b);

(k)Other Information.  (i) Promptly upon their becoming available copies of (A) following an initial public offering, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrowers, Holdings or a Parent Company, as applicable, to their public security holders acting in such capacity or by any Subsidiary of Holdings to its public security holders other than Holdings, the Borrowers or another Subsidiary of Holdings, (B) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, filed by a Parent Company, Holdings, the Borrowers or any of their Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority and (C) all press releases and other statements made available generally by a Parent Company, Holdings, the Borrowers or any of their Subsidiaries to the public concerning material developments in the business of such Parent Company, Holdings, the Borrowers or any of their Subsidiaries~~;~~, and (ii) promptly after the reasonable request by the Administrative Agent or any Lender acting through the Administrative Agent, all documentation and other information that the Administrative Agent or such Lender acting through the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation;

(l)Evidence of Insurance. Promptly upon any renewal or replacement of any insurance required to be maintained pursuant to Section 5.05, copies of insurance certificates and related endorsements with respect to such insurance as renewed or replaced; ~~and~~

(m)Notice of Change in Beneficial Ownership Certificate. Promptly upon any Responsible Officer of any Loan Party obtaining knowledge of any change in the information provided in any Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification, written notice thereof and details of such change; and

(n)~~(m)~~ Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the Borrowers’ or their Subsidiaries’ financial condition or business.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative (x) posts such documents or (y) provides a link thereto on the Borrower Representative’s website on the Internet at the website address listed on Schedule 9.01 (which Schedule may be updated from time to time via written notice from the Borrower Representative to the Administrative Agent, the Lenders and each Issuing Bank); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above (and, from and after the consummation of a Qualifying IPO, items required to be delivered pursuant to clauses (a) and (b) of Section 5.01 above, to the extent any such documents are included in materials filed with the SEC), the Borrower Representative shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the Borrower Representative’s website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower Representative to the Administrative Agent for posting on the Borrower Representative’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above (and, from and after the consummation of a Qualifying IPO, items required to be delivered pursuant to clauses (a) and (b) of Section 5.01 above, to the extent any such documents are included in materials filed with the SEC) in respect of information filed by a Parent Company, Holdings, the Borrowers or any of their Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, such items have been made available on the SEC website; provided that the Borrower Representative shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing and availability of any such item and provide to the Administrative Agent by electronic mail a link thereto.

Section 5.02.Existence.  Except as otherwise permitted under Section 6.06, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent (other than with respect to the preservation of existence of the Borrowers) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that no Loan Party or any of its Subsidiaries shall be required to preserve any such existence (other than with respect to preservation of existence of the Borrowers), right or franchise, licenses and permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03.Payment of Taxes.  The Loan Parties will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses within 30 days of the date due; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor, or (b) the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04.Maintenance of Properties.  The Loan Parties will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Loan Parties and their respective Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect.

Section 5.05.Insurance.  The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Loan Parties and their respective Subsidiaries will maintain or cause to be maintained flood insurance, with respect to each Flood Hazard Property, in compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended from time to time.

Each such policy of insurance shall (i) to the extent applicable, name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy with respect to the Collateral (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement to the extent available from such insurance carrier, that names the Administrative Agent, on behalf of the Lenders, as the lender’s loss payee thereunder and, in each case, to the extent available, provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice for any cancellation due to non-payment of premiums).

Section 5.06.Inspections.  Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of such Loan Party and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that such Loan Party may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, and (y)  except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and upon reasonable advance notice; provided that notwithstanding anything to the contrary herein, neither any Loan Party nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07.Maintenance of Books and Records.  The Loan Parties will, and will cause their respective Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrowers and their Subsidiaries, as the case may be.

Section 5.08.Compliance with Laws.  The Loan Parties will comply, and shall cause each of their respective Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, Healthcare Laws, OFAC, USA PATRIOT Act and United States Foreign Corrupt Practices Act of 1977, as amended), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.09.Environmental.

(a)Environmental Disclosure.  The Borrower Representative will deliver to the Administrative Agent:

(i)as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Loan Parties or any of their respective Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Loan Party’s or any Subsidiary’s real property or with respect to any Environmental Claims, in each case, that might reasonably be expected to have a Material Adverse Effect;

(ii)promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by any Loan Party or any of its Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by any Loan Party or any of its Subsidiaries or any other Persons of which any Loan Party or any of its Subsidiaries has knowledge in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect and (C) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to have a Material Adverse Effect;

(iii)as soon as practicable following the sending or receipt thereof by any Loan Party or any of its Subsidiaries, a copy of any and all non-privileged written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by any Loan Party or any Subsidiary to any federal, state or local governmental or regulatory agency that reasonably could be expected to have a Material Adverse Effect, and (C) any request made to any Loan Party or any Subsidiary for information from any governmental agency that suggests such agency is investigating whether any Loan Party or any Subsidiary may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;

(iv)prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Loan Party or any of its Subsidiaries that could reasonably be expected to expose any Loan Party or any of its Subsidiaries to, or result in, Environmental Liability that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by such Loan Party or any of its Subsidiaries to modify current operations in a manner that could subject any Loan Party or any of its Subsidiaries to any additional obligations or requirements under any Environmental Law that are reasonably likely to have a Material Adverse Effect; and

(v)with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b)Hazardous Materials Activities, Etc.  Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.Designation of Subsidiaries.  The board of directors (or equivalent governing body) of any Borrower may at any time designate (or redesignate) any subsidiary (other than any Closing Date Guarantor) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on, the applicable Subsidiary or Unrestricted Subsidiary), (ii) immediately before and after such designation, the Borrowers shall be in compliance with Section 6.16 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to or on the date of the relevant designation, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if (x) it is a “Subsidiary” (or any other term having a similar meaning) for the purpose of any Additional Debt, any Incremental Equivalent Debt or any other Indebtedness in excess of the Threshold Amount or (y) such subsidiary was previously an Unrestricted Subsidiary, (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Borrower or its Subsidiaries or hold any Indebtedness of, or any Lien on any property of any Borrower or its Subsidiaries and (v) no holder of any Indebtedness of any Unrestricted Subsidiary shall have any recourse to any Borrower or its Subsidiaries with respect to such Indebtedness.  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to such Borrower’s equity interest therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.03).  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a re-designation of such Unrestricted Subsidiary as a Subsidiary, the applicable Borrower shall be deemed to continue to have an Investment in a Subsidiary in an amount (if positive) equal to (a) such Borrower’s “Investment” in such Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Subsidiary attributable to such Borrower’s equity therein at the time of such re-designation.

Section 5.11.Use of Proceeds.  The Borrowers shall use the proceeds of the Revolving Loans (a) on the Closing Date, (i) in an aggregate principal amount of up to $2,000,000 to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and for working capital needs and other general corporate purposes and (ii) in an aggregate principal amount of up to $6,000,000 to fund OID or upfront fees payable under the Fee Letter or the fee letter for the Subordinated Notes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of Holdings and its Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).  The Borrowers shall use proceeds of the Closing Date Term Loans solely to finance a portion of the Transactions (including working capital and/or purchase price adjustments payable on the Closing Date and the payment of Transaction Costs).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X. Letters of Credit may be issued (a) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letters of credit of the Borrowers and their Subsidiaries, and (b) for general corporate purposes of the Borrowers and their Subsidiaries.  The Borrowers will use the cash proceeds of the Term Loans made on the Third Amendment Effective Date (a) to make the Third Amendment Debt Repayment on the Third Amendment Effective Date and pay the Transaction Costs (Third Amendment), and (b) for general corporate purposes of the Borrowers and their Subsidiaries.  The Borrowers will use the proceeds of the Incremental Term Loans for working capital, capital expenditures and other general corporate purposes of the Borrowers and their Subsidiaries (including for permitted Investments, Permitted Acquisitions and any other purposes not prohibited by the terms of this Agreement).

Section 5.12.Additional Collateral; Further Assurances.

(a)Subject to applicable law, the Borrowers and each other Loan Party shall cause each Domestic Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement to become a Loan Party on or prior to the date that is the later of (i) 30 days following the date of such formation or acquisition and (ii) the earlier of the date of the required delivery of the next Compliance Certificate following such creation or acquisition and the date which is 45 days after the end of the most recently ended Fiscal Quarter (or such later date as may be acceptable to the Administrative Agent in its discretion), by executing a Joinder Agreement in substantially the form attached as Exhibit J hereto (the “Joinder Agreement”) and a Security Agreement Joinder Agreement.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith deliver a completed Perfection Certificate and simultaneously therewith or as soon as practicable thereafter (and in any event within 45 days thereafter (as may be extended at the discretion of the Administration Agent)) take such actions as may be required in accordance with the terms hereof or of the applicable Collateral Documents to grant Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of this Section 5.12, the limitations with respect to real property set forth in paragraph (d) of this Section 5.12, and any other limitations set forth in the Pledge and Security Agreement) of such Loan Party which constitutes Collateral (including any Material Real Estate Assets), on such terms as may be required pursuant to the terms of the Collateral Documents, and with respect to Material Real Estate Assets, take such actions described in paragraph (d) of this Section.

(b)Each Loan Party will cause all Capital Stock directly owned by it to be subject at all times to a First Priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents (other than Capital Stock in Osmotica BVI, so long as Osmotica

BVI is not a Loan Party); provided that, in the case of voting Capital Stock of After-Acquired CFCs and Disregarded Domestic Subsidiaries, such pledge shall be limited to 65.0% of the voting Capital Stock of any first-tier After-Acquired CFC or Disregarded Domestic Subsidiary of such Loan Party.

(c)Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries that is a Loan Party to, promptly execute and deliver, or cause to be promptly executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article 4, as applicable), which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required herein or therein), all at the expense of the Loan Parties.

(d)Subject to the limitations set forth or referred to in this Section 5.12, if any Material Real Estate Asset is acquired by any Loan Party after the Closing Date (other than any asset constituting Collateral under the Pledge and Security Agreement that becomes subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrower Representative will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, within 90 days of such request (or such longer period as may be acceptable to the Administrative Agent) such Loan Party will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section and delivery of flood hazard determination forms, title insurance policies (including any endorsements thereto), surveys and local counsel opinions, all at the expense of the Loan Parties.

(e)After any Domestic Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, the Borrowers shall cause such Domestic Subsidiary to take all actions required by this Section 5.12 (within the time periods specified herein) as if such Domestic Subsidiary were then formed or acquired.

Section 5.13.Post-Closing Items.

(a)The Loan Parties shall, as promptly as practicable and in no event later than 90 days following the Closing Date (or such longer period as the Administrative Agent may reasonably determine in its sole discretion), deliver evidence of insurance coverage in compliance with the terms of Section 5.05 hereof (including with respect to any endorsements referenced therein), to the extent not previously delivered in accordance herewith.

(b)Each Loan Party will, and will cause each of its Subsidiaries that is a Loan Party to enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements (or, in the case of (x) Hungarian Holdings, Hungarian Security Deposit Agreements and (y) Osmotica Cyprus, the Cyprus Charge over Bank Accounts) with respect to each deposit, securities, commodity or similar account maintained by such Person other than Excluded Accounts not later than 60 days following the Closing Date (or such later date as the Administrative Agent may reasonably determine in its sole discretion).

(c)If Osmotica BVI shall not have been dissolved on or prior to the date that is 120 days (or such later date as the Administrative Agent may determine in its sole discretion) after the Closing Date, the Loan Parties shall cause Osmotica BVI to become a Loan Party (and all Capital Stock in Osmotica BVI to be subject to a First Priority perfected Lien in favor of the Administrative Agent) on or prior to such date, by executing and delivering a Joinder Agreement, a Security Agreement Joinder Agreement, a pledge agreement with respect to all Capital Stock in Osmotica BVI and such other security documents in form and substance reasonably acceptable to the Administrative Agent, together with a legal opinion of British Virgin Islands counsel to Osmotica BVI with respect to the such documents in form and substance reasonably acceptable to the Administrative Agent.  Upon execution and delivery thereof, Osmotica BVI (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith deliver a completed Perfection Certificate and simultaneously therewith or as soon as practicable thereafter (and in any event within 45 days thereafter (as may be extended at the discretion of the Administration Agent)) take such actions as may be required in accordance with the terms hereof or of the applicable Collateral Documents to grant Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of Section 5.12, the limitations with respect to real property set forth in paragraph (d) of Section 5.12, and any other limitations set forth in the Pledge and Security Agreement) of such Loan Party which constitutes Collateral (including any Material Real Estate Assets), on such terms as may be required pursuant to the terms of the Collateral Documents, and with respect to Material Real Estate Assets, take such actions described in paragraph (d) of Section 5.12.

(d)Not later than 60 days following the Closing Date (or such later date as the Administrative Agent may reasonably determine in its sole discretion), Osmotica Cyprus shall take such action as may be necessary to grant the Administrative Agent a security interest in all its assets (other than the Capital Stock of Osmotica BVI), including the execution and delivery of the Cyprus Debenture and delivery of a legal opinion with respect thereto, and shall take all other applicable actions, as reasonably required by the Administrative Agent, including, but not limited to, those described in Sections 4.01(m)(i) and (ii) and 5.12 with respect to Osmotica Cyprus and its assets and the registration of such security interest.

(e)The Administrative Agent shall receive evidence of the filing, registration or recordation of each filing, registration or recordation with the Registrar, of the changes in the shareholding structure and in the composition of the board of directors of Osmotica Cyprus, effected pursuant to the transactions contemplated by the Acquisition and/or the Acquisition Agreement, including, but not limited to, HE57 and HE4 forms, duly stamped as received by the Registrar, each certified as a true copy by the corporate secretary of Osmotica Cyprus, not later than one Business Day after the Closing Date (or such later date as the Administrative Agent may reasonably determine in its sole discretion). Promptly upon, and in any event no later than 20 Business Days (or such longer period as the Administrative Agent may reasonably determine in its sole discretion) following, the Closing Date, Osmotica Cyprus shall deliver to the Administrative Agent (or its Cyprus counsel) a Tax Residence Certificate duly issued by the Cyprus Income Tax Office of the Cyprus Ministry of Finance,  certified as a true copy of the original by the corporate secretary of Osmotica Cyprus.

(f)Each Loan Party shall cause each Material Real Estate Asset owned by such Loan Party on the Closing Date to be subjected to a Lien securing the Secured Obligations pursuant to a Mortgage in form and substance acceptable to the Administrative Agent, and will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the

Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12(c) and delivery of flood hazard determination forms, title insurance policies (including any endorsements thereto), surveys and local counsel opinions, all at the expense of the Loan Parties.

(g)Promptly upon, and in any event no later than 10 Business Days (or such longer period as the Administrative Agent may reasonably determine in its sole discretion) following, the designation by the Administrative Agent of the applicable bank account in Hungary to be set forth therein, Hungarian Holdings will execute and deliver a Hungarian Authorization Letter with respect to each bank account of Hungarian Holdings in Hungary (other than any Excluded Account).

(h)The Loan Parties shall cause RevitaLid to become a Loan Party on or prior to January 31, 2018 (or such later date as the Administrative Agent may determine in its sole discretion), by executing and delivering a Joinder Agreement and a Security Agreement Joinder Agreement. Upon execution and delivery thereof, RevitaLid (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith deliver a completed Perfection Certificate and simultaneously therewith or as soon as practicable thereafter (and in any event within 45 days thereafter (as may be extended at the discretion of the Administration Agent)) take such actions as may be required in accordance with the terms hereof or of the applicable Collateral Documents to grant Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of Section 5.12, the limitations with respect to real property set forth in paragraph (d) of Section 5.12, and any other limitations set forth in the Pledge and Security Agreement) of such Loan Party which constitutes Collateral (including any Material Real Estate Assets), on such terms as may be required pursuant to the terms of the Collateral Documents, and with respect to Material Real Estate Assets, take such actions described in paragraph (d) of Section 5.12.

ARTICLE 6NEGATIVE COVENANTS

Until the Termination Date has occurred, each of the Loan Parties hereby covenants and agrees with the Lenders that:

Section 6.01.Indebtedness.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)the Secured Obligations (including any Additional Term Loans and Additional Revolving Loans);

(b)Indebtedness of any Subsidiary of Holdings to any other Subsidiary; provided that in the case of any Indebtedness of a Subsidiary (x) that is not a Loan Party owing to a Loan Party or (y) that is not a Specified Loan Party owing to a Specified Loan Party, in each case such Indebtedness shall be permitted as an Investment by Section 6.03; provided, further, that (A) all such Indebtedness shall be evidenced by intercompany promissory notes and all such notes owned or held by a Loan Party shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (B) with respect to all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party such Indebtedness must be expressly subordinated to the Obligations of such Loan Party on terms reasonably acceptable to the Administrative Agent;

(c)[Reserved];

(d)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder or Permitted Acquisitions permitted hereunder or other purchases of assets or Indebtedness arising from guaranties, letters of credit, surety bonds or performance bonds securing the performance of any member of the Combined Group pursuant to such agreements;

(e)Indebtedness which may be deemed to exist pursuant to any tenders, statutory obligations, surety, stay, customs, appeal, bid, leases, governmental contracts, trade contracts, performance and return of money bonds or other similar obligations incurred in the ordinary course of business, in each case not constituting any Indebtedness for borrowed money, and in respect of any letters of credit related thereto;

(f)Indebtedness in respect of (i) commercial credit cards, stored value cards, purchasing cards and treasury management services, including Banking Services Obligations, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items and interstate depository network services and, in each case, similar arrangements and otherwise in connection with Cash management and Deposit Accounts and (ii) Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.03 arising out of repurchase transactions;

(g)(i) guaranties of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business of a member of the Combined Group in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of any bankers’ acceptance supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)Guarantees of Indebtedness or other obligations of any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (except with respect to clause (o)) or obligations not prohibited by this Agreement; provided that in the case of any Guarantees (x) by a Loan Party of the obligations of a non-Loan Party or (y) by a Specified Loan Party of the Obligations of a Loan Party that is not a Specified Loan Party, in each case the related Investment is permitted under Section 6.03; provided, further, that (A) no Guarantee by any Subsidiary of any Indebtedness constituting Subordinated Indebtedness or Junior Lien Indebtedness shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is Subordinated Indebtedness, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower Representative) to the Lenders as those contained in the subordination terms of such Indebtedness and (C) any Guarantee by a Subsidiary that is not a Loan Party of any Indebtedness under Sections 6.01(n), (q) and (t) (or any Refinancing Indebtedness in respect thereof) shall only be permitted if such Guarantee meets the requirements of Sections 6.01(n), (q) or (t), as the case may be;

(i)Indebtedness with respect to Capital Lease, equipment and insurance financing obligations, in each case, listed on Schedule 6.01 on the Third Amendment Effective Date;

(j)Indebtedness of Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000;

(k)Indebtedness consisting of obligations owing under dealer incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)Indebtedness of any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)Indebtedness with respect to (i) Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate outstanding principal amount not to exceed $7,500,000 and (ii) any refinancing of such Indebtedness permitted under Section 6.01(p) (without duplication of amounts permitted under this clause (m));

(n)Indebtedness of a Person that becomes a Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created in anticipation thereof, (ii) no Event of Default exists or would result therefrom, (iii) the Total Leverage Ratio would not exceed 3.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01, and (iv) if such Indebtedness is being assumed by Subsidiaries that are not Loan Parties, the aggregate outstanding principal amount of such Indebtedness, when aggregated with the outstanding principal amount of all Indebtedness of Subsidiaries that are not Loan Parties pursuant to Sections 6.01(q) and 6.01(t), shall not exceed $5,000,000;

(o)Indebtedness consisting of unsecured subordinated promissory notes in form and substance reasonably acceptable to the Administrative Agent issued by any Borrower to any stockholders of any Parent Company or any current or former directors, officers, employees, members of management or consultants of any Parent Company or any member of the Combined Group (or their Immediate Family Members) and not Guaranteed by a Subsidiary of Holdings to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04;

(p)Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (m), (n), (q), (t), (u) and (v) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees and OID) incurred in connection with such refinancing or replacement, (B) by an amount equal to any existing commitments unutilized thereunder and (C) by additional amounts permitted to be incurred pursuant to this Section 6.01 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 6.02), (ii) other than in the case of Refinancing Indebtedness with respect to clauses (i), (m) or (n), such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, shall not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and, other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of such Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, optional prepayment or optional redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness with respect to clauses (a), (c) and, if applicable, (v) of this Section 6.01, security), are not, taken as a whole (as reasonably determined by the Borrower Representative), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are on then-current market terms for the applicable type of Indebtedness), (iv) except in the case of Refinancing Indebtedness with respect to clause (a), such Indebtedness is secured only by Permitted Liens securing the Indebtedness being refinance, refunded or replaced at the time of such refinancing, refunding or replacement and, if secured by Collateral, be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent (it being understood, however, that such Indebtedness may go from being secured to being unsecured), (v)  such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, (vi) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Collateral), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness shall be subordinated to the Collateral) on terms not less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (vii) Indebtedness of any Borrower or any Subsidiary thereof shall not refinance Indebtedness of an Unrestricted Subsidiary, (viii) except in the case of clause (a), as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ix) in the case of Refinancing Indebtedness with respect to clause (a), (A) such Indebtedness shall be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining Obligations hereunder, or shall be unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent, (B) if such Indebtedness being refinanced, refunded or replaced is secured, it shall not be secured by any assets other than the Collateral and shall be secured pursuant to security documentation that is no more restrictive on the Loan Parties than the Loan Documents, (C) if such Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than Holdings, the Borrowers and the Subsidiary Guarantors, (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, (E) any prepayment (other than scheduled amortization payments) of any such Refinancing Indebtedness in the form of term loans shall be made on a pro rata basis with all then existing Term Loans (and all other then-existing Additional Term Loans requiring ratable prepayment), except that the Borrowers and the lenders in respect of such Refinancing Indebtedness shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis) and (F) in the case of any Refinancing Indebtedness that is in the form of revolving Indebtedness, such Indebtedness will be subject to the same terms and conditions as those applicable to the Revolving Facility (and be deemed added to and made a part of the Revolving Facility) and (x) in the case of any Refinancing Indebtedness, the incurrence of such Refinancing Indebtedness shall be without duplication of any amounts outstanding under the applicable clauses of this Section 6.01;

(q)Indebtedness incurred to finance Permitted Acquisitions after the Closing Date; provided that (i) no Event of Default exists (or would result therefrom), (ii) the Total Leverage Ratio would not exceed 3.50:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 (determined without netting the proceeds of any such incurrence and assuming all such Indebtedness would be deemed to be Consolidated Secured Debt, whether or not satisfying the requirements therefor), (iii) any such Indebtedness shall not mature prior to the Latest Maturity Date then in effect, (iv)  the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the shortest remaining Weighted Average Life to Maturity of any Class of Term Loans and any Additional Term Loans, (v) the terms of such Indebtedness are not, taken as a whole (as reasonably determined by the Borrower Representative), more favorable to the lenders providing such Indebtedness than those applicable to the Loans (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are on then-current market terms for the applicable type of Indebtedness), (vi) the aggregate outstanding principal amount of such Indebtedness that is incurred by Subsidiaries that are not Loan Parties, when aggregated with the outstanding principal amount of all Indebtedness of Subsidiaries that are not Loan Parties pursuant to Sections 6.01(n) and 6.01(t), shall not exceed $5,000,000 and (vii) any such Indebtedness that is secured by a Lien on the Collateral that is pari passu or junior to the Liens on the Collateral held by the Administrative Agent shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(r)Indebtedness under any Derivative Transaction not entered into for speculative purposes;

(s)Indebtedness in an aggregate outstanding principal amount not to exceed $10,000,000;

(t)additional unsecured Indebtedness so long as at the time of incurrence the Total Leverage Ratio would not exceed 3.50:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 prior to the date of the incurrence thereof; provided that (i) the final maturity date with respect to any such Indebtedness shall be no earlier than the Latest Maturity Date then in effect, (ii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the shortest remaining Weighted Average Life to Maturity of any Class of Term Loans and any Additional Term Loans, (iii) the terms of such Indebtedness are not, taken as a whole (as reasonably determined by the Borrower Representative), more favorable to the lenders providing such Indebtedness than those applicable to the Loans (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are on then-current market terms for the applicable type of Indebtedness) and (iv) the aggregate outstanding principal amount of such Indebtedness that is incurred by Subsidiaries that are not Loan Parties, when aggregated with the outstanding principal amount of all Indebtedness of Subsidiaries that are not Loan Parties pursuant to Sections 6.01(n) and 6.01(q), shall not exceed $5,000,000;

(u)Indebtedness incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.09;

(v)secured or unsecured notes issued by the Borrowers in lieu of Incremental Loans (such notes, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amounts, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Loans and Incremental Commitments provided pursuant to Section 2.21, shall not exceed the Incremental Cap, (ii) the incurrence of such Indebtedness shall be subject to clauses (vi), (vii) and (x) of the proviso to Section 2.21(a) and the Administrative Agent having received a certificate from a Responsible Officer of the Borrower Representative consistent with the certificate required by Section 2.21(d)(iii)(B), (iii) any such notes that are secured shall be secured only by the Collateral and on a pari passu or junior basis with the Secured Obligations, (iv) any such Indebtedness that ranks pari passu in right of security or is subordinated in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (v) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Loan Guarantor, (vi) such Incremental Equivalent Debt shall not be prepaid (other than scheduled amortization payments) on a more than pro rata basis with the then existing Term Loans and (vii) the terms of such Incremental Equivalent Debt are not, taken as a whole (as reasonably determined by the Borrower Representative), more favorable to the lenders or noteholders providing such Indebtedness than those applicable to the Loans (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are on then-current market terms for the applicable type of Incremental Equivalent Debt);

(w)Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments with respect to such Indebtedness) in respect of  workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(x)Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management and consultants of any member of the Combined Group in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(y)Indebtedness in respect of any letter of credit issued in favor of any Issuing Bank or Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit, or Swingline Loans made, hereunder;

(z)unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that such unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i); and

(aa)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment-in-kind interest), accretion or amortization of OID, fees, expenses and charges with respect to Indebtedness permitted hereunder.

Notwithstanding anything to the contrary contained in this Section 6.01, none of the Loan Parties nor their Subsidiaries may incur any Indebtedness in the form of term loans (other than any Incremental Term Facility incurred in accordance with Section 2.21, Extended Term Loans incurred pursuant to Section 2.22 or Replacement Term Loans incurred pursuant to Section 9.02(c)) that are secured by any Liens on any Collateral unless such Liens are subordinate to the Liens securing the Obligations pursuant to an intercreditor arrangement reasonably acceptable to the Administrative Agent.

Section 6.02.Liens.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property or asset of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)Liens granted pursuant to the Loan Documents securing the Secured Obligations;

(b)Liens for Taxes, assessments or other governmental charges or levies which are (i) not then due, (ii) not at such time required to be paid pursuant to Section 5.03 or (iii) which are being contested in accordance with Section 5.03;

(c)statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings and its subsidiaries and (iv) to secure obligations in respect of letters of credit or bank guarantees posted with respect to the items described in clauses (i) through (iii) above;

(e)easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Combined Group, taken as a whole, or the use of the affected property for its intended purpose;

(f)any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)Liens solely on any Cash earnest money deposits made by any member of the Combined Group in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(k)Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(a), (i), (m), (n), (q) and (v)); provided that (i) any such Lien does not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not less favorable, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or shall be otherwise reasonably acceptable to the Administrative Agent;

(l)Liens described on Schedule 6.02 on the Third Amendment Effective Date and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) the modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.09;

(n)Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)Liens securing Indebtedness permitted pursuant to Sections 6.01(n) and (q) on assets acquired or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided that such Lien (x) does not extend to or cover any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) and (y) in the case of Indebtedness permitted pursuant to Section 6.01(n) was not created in contemplation of the applicable acquisition of assets or Capital Stock; provided that the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 would not exceed 3.50:1.00 (determined without netting the proceeds of any such incurrence and assuming all such Indebtedness would be deemed to be Consolidated Secured Debt, whether or not satisfying the requirements therefor);

(p)Liens that are contractual rights of setoff (i) relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrowers or any of its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any of its Subsidiaries in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(q)Liens on assets and Capital Stock of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of any Borrower or any of its Subsidiaries;

(s)Liens disclosed in the title insurance policies delivered pursuant to Section 5.12 with respect to any Mortgaged Property and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (except as otherwise permitted under this Section 6.02);

(t)Liens on Collateral securing Indebtedness incurred pursuant to Sections 6.01(v); provided that holders of all such Indebtedness (or a trustee or other representatives acting for such holders) shall be a party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(u)other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(v)Liens on assets securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(w)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or (ii) secure any Indebtedness;

(x)Liens securing obligations in respect letters of credit permitted under Sections 6.01(e), (w), (y) and (z);

(y)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement;

(z)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb)Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transactions of the type described in Section 6.01(r) and (ii) obligations of the type described in Section 6.01(f); and

(cc)(i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements.

Section 6.03.Investments.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, make or own any Investment in any Person except:

(a)Cash or Cash Equivalents;

(b)(i) Investments existing on the Third Amendment Effective Date in any member of the Combined Group, (ii) Investments made after the Third Amendment Effective Date in any member of the Combined Group that is a Loan Party, so long as, in the case of this clause (ii), the aggregate amount of all such Investments by any Specified Loan Party in any Loan Party that is not a Specified Loan Party outstanding at any time does not exceed, together with any Investments made in any Loan Party that is not a Specified Loan Party in reliance on clause (x) of this Section 6.03, $5,000,000 and (iii) Investments by a Loan Party in a non-Loan Party consisting of the contribution or Disposition of the Capital Stock of any Person which is not a Loan Party;

(c)Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(d)Investments (i) by any Subsidiary that is not a Loan Party in any other member of the Combined Group that is not a Loan Party and (ii) by any Loan Party in any member of the Combined Group that is not a Loan Party so long as, in the case of this clause (ii), the aggregate amount of any such Investments made and outstanding at any time does not exceed $6,000,000 per Fiscal Year;

(e)(i) Permitted Acquisitions and (ii) Investments in any member of the Combined Group that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition (so long as the consideration of such Permitted Acquisition shall be included for the purposes of calculating any amount available for Permitted Acquisitions pursuant to clause (c) of the proviso to the definition of “Permitted Acquisition”);

(f)Investments existing on, or contractually committed to as of, the Third Amendment Effective Date and described on Schedule 6.03 and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.03;

(g)Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(h)loans or advances to present or former employees, directors, members of management, officers, managers, consultants, independent contractors or other service providers (or their respective Immediate Family Members) of any Parent Company or any member of the Combined Group to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding;

(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(i)), Restricted Debt Payments permitted under Section 6.05 and mergers, consolidations or dispositions permitted under Section 6.06 (other than Section 6.06(a) (if made in reliance on sub-clause (ii)(y)), Section 6.06(b) (if made in reliance on clause (ii)), Section 6.06(c) (if made in reliance on the proviso therein) and Section 6.06(g));

(k)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other financially troubled account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent attributable to the ownership or operation of the Loan Parties and their Subsidiaries), the Loan Parties or any Subsidiary in the ordinary course of business;

(n)Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings or any Parent Company, in each case, to the extent not resulting in a Change of Control;

(o)(i) Investments of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any of its Subsidiaries after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 6.03 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.03(o) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.03;

(p)the Transactions;

(q)Investments made after the date hereof in an aggregate amount at any time outstanding not to exceed $15,000,000;

(r)so long as no Event of Default then exists or would result therefrom, Investments made after the date hereof in an aggregate amount not to exceed the portion, if any, of the Available Amount on the date of such Investments that any Subsidiary elects to apply to this clause (r);

(s)Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness;

(t)Investments in Holdings in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.04(a); provided that any such Investments made as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)Investments made by any Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment made by a Loan Party in such Subsidiary pursuant to this Section 6.03 (other than Investments pursuant to clause (ii) of Section 6.03(e));

(v)Investments under any Derivative Transactions of the type permitted to be entered into under Section 6.01(s);

(w)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(x)Investments in members of the Combined Group or any joint venture in connection with intercompany cash management arrangements and related activities in each case in the ordinary course of business so long as, the aggregate amount of all such Investments by any Specified Loan Party in any Loan Party that is not a Specified Loan Party outstanding at any time does not exceed, together with any Investments made in any Loan Party that is not a Specified Loan Party in reliance on clause (b)(ii) of this Section 6.03, $5,000,000; and

(y)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

Section 6.04.Restricted Payments.  No Loan Party shall pay or make, directly or indirectly, any Restricted Payment except:

(a)any Loan Party may make Restricted Payments to the extent necessary to permit any Parent Company:

(i)to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus, severance and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company and any Public Company Costs, in each case, which are incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of the Combined Group;

(ii)for any taxable period in which taxable income of the Combined Group or any member of such group is included in the Tax return of a Parent Company, to pay such Parent Company an amount not to exceed the Tax liabilities that the Combined Group or the applicable members of such group (other than Unrestricted Subsidiaries, except to the extent of cash received for the payment thereof by the Loan Parties or Subsidiaries from Unrestricted Subsidiaries), in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Parent Company (it being understood and agreed that, if the Combined Group pays any portion of such Tax liabilities directly to any Governmental Authority, a payment in duplication of such amount shall not be permitted to be made pursuant to this Section 6.04(a)(ii)) (a “Tax Distribution”);

(iii)to pay audit and other accounting and reporting expenses at such Parent Company to the extent relating to the ownership or operations of the Combined Group;

(iv)for the payment of insurance premiums to the extent relating to the ownership or operations of the Combined Group;

(v)pay fees and expenses related to (A) a Qualifying IPO and any secondary offerings or any debt or equity offerings (in each case, whether or not consummated) of Holdings or a Parent Company or (B) investments or acquisitions by, or of, the Combined Group not prohibited by this Agreement (whether or not consummated);

(vi)to pay the consideration to finance any Investment permitted under Section 6.03 (provided that (x) such Restricted Payments under this clause (a)(vi) shall be made substantially concurrently with the closing of such Investment and (y) such Parent Company shall, promptly following the closing thereof, cause all such property acquired to be contributed to one of the Borrowers or one of their Subsidiaries, or the merger, consolidation or amalgamation of the Person formed or acquired into one of the Borrowers or one of its Subsidiaries, in order to consummate such Investment in a manner that causes such Investment to comply with the applicable requirements of Section 6.03 as if undertaken as a direct Investment by such Borrower or such Subsidiary);

(vii)to make payments as required by Section 409(h) of the Code or any substantially similar Requirements of Law; and

(viii)to pay Parent Administrative Expenses in an aggregate amount not to exceed $350,000 in any Fiscal Year.

(b)a Loan Party may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company or any member of the Combined Group:

(i)in accordance with the terms of notes issued pursuant to Section 6.01(o), so long as (x) the aggregate amount of all cash payments made in respect of such notes, together with the aggregate amount of Restricted Payments made pursuant to clause (iv) of this clause (b) below, does not exceed $10,000,000 in any Fiscal Year which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year (provided no amounts carried forward into such subsequent Fiscal Year may be used until all amounts permitted for such subsequent Fiscal Year are first used in full) and (y) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)with the proceeds of any sale or issuance of Capital Stock of any Parent Company (other than any Cure Amount, any equity proceeds of Disqualified Capital Stock, any equity proceeds that are added in determining the Available Amount, any equity proceeds used to fund Permitted Acquisitions pursuant to clause (c) of the definition thereof, and any equity proceeds used to fund Restricted Payments pursuant to Section 6.04(h) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d));

(iii)with the net proceeds of any key-man life insurance policies; or

(iv)with Cash and Cash Equivalents (x) in an amount not to exceed, together with the aggregate amount of all cash payments made in respect of notes issued pursuant to

Section 6.01(o), $10,000,000 in any Fiscal Year which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year (provided no amounts carried forward into such subsequent Fiscal Year may be used until all amounts permitted for such subsequent Fiscal Year are first used in full) and (y) no Event of Default shall have occurred and be continuing or would result therefrom;

(c)the Loan Parties may make additional Restricted Payments in an amount not to exceed so long as no Event of Default shall have occurred and is continuing or would result therefrom, the portion, if any, of the Available Amount on such date that the Borrowers elect to apply to this clause (c); provided that clause (a)(ii) of the definition of “Available Amount” shall not be available for any Restricted Payment pursuant to this Section 6.04(c) at any time when the Total Leverage Ratio as determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 would exceed 2.75:1.00;

(d)the Loan Parties may make Restricted Payments to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company in an aggregate amount not to exceed $250,000 in any Fiscal Year;

(e)the Loan Parties may repurchase Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(f)the Loan Parties may make Restricted Payments, the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions and (ii) on and after the Closing Date, to satisfy any payment obligations owing under the Acquisition Agreement (as in effect on the date hereof);

(g)following the consummation of the first Qualifying IPO, so long as no Event of Default shall have occurred and is continuing on the date of declaration of any such Restricted Payment, the Loan Parties may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount of up to 6% per annum of the net Cash proceeds received by or contributed to the Loan Parties from any such Qualifying IPO;

(h)the Loan Parties may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of a Loan Party or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Loan Party or a Subsidiary) of, Qualified Capital Stock of a Loan Party or any Parent Company (other than any Cure Amount, any equity proceeds that are added in determining the Available Amount, any equity proceeds used to fund Permitted Acquisitions pursuant to clause (c) of the definition thereof and any equity proceeds used to fund Restricted Payments pursuant to Section 6.04(b)(ii) or Section 6.04(h)(ii) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d)) to the extent contributed as a common equity contribution to the capital of a Loan Party or any Subsidiary (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Loan Party or a Subsidiary) of the Refunding Capital Stock (other than any Cure Amount, any equity proceeds that are added in determining the Available Amount, any equity proceeds used to fund Permitted Acquisitions pursuant to clause (c) of the definition thereof and any equity proceeds used to fund Restricted Payments pursuant to Section 6.04(b)(ii) or Section 6.04(h)(i) or Restricted Debt Payments pursuant to clause (A) of Section 6.05(d));

(i)to the extent constituting a Restricted Payment, the Loan Parties may consummate any transaction permitted by Section 6.03 (other than Sections 6.03(j) and (t)), Section 6.06 (other than Section 6.06(g)) and the proviso to Section 6.10 (other than Section 6.10(d) and (n)); and

(j)additional Restricted Payments in an aggregate amount not to exceed $10,000,000 so long as on the date of declaration of any such Restricted Payment no Default or Event of Default shall have occurred and is continuing; and

(k)the Loan Parties may make Restricted Payments (x) in an amount necessary to effect the Third Amendment Debt Repayment on the Third Amendment Effective Date, and (y) at any time to the extent such Restricted Payment is (1) a distribution of its interest in the Designated PIK Intercompany Loan to Parent or (2) a deemed (but not actual) distribution to Parent in an amount equal to the amount necessary to repay in full the Designated PIK Intercompany Loan, and the concurrent deemed application of such deemed distribution to such repayment in full of the Designated PIK Intercompany Loan, in the case of this sub-clause (2), without the distribution of cash (or other assets) from any Loan Party (other than to any other Loan Party).

Section 6.05.Certain Payments of Indebtedness.  None of the Loan Parties shall, nor shall they permit any Subsidiary to make any payment or other distribution, whether in Cash, Securities or other property on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(a)the purchase, defeasance, redemption, repurchase or other acquisition or retirement of Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(b)payments as part of an “applicable high yield discount obligation” catch-up payment so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(c)payments of regularly scheduled interest and fees, expenses and indemnification obligations as and when due in respect of any Indebtedness (other than payments with respect to Subordinated Indebtedness prohibited by the subordination provisions thereof);

(d)(A) payments of any Restricted Debt in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of any Parent Company or any Loan Party and any substantially contemporaneous capital contribution in respect of Qualified Capital Stock of any Loan Party (other than from any Loan Party or any other Subsidiary and (other than any Cure Amount, any equity proceeds of Disqualified Capital Stock, any equity proceeds that are added in determining the Available Amount, any equity proceeds used to fund Permitted Acquisitions pursuant to clause (c) of the definition thereof, and any equity proceeds used to fund Restricted Payments pursuant to Section 6.04(b)(ii)  or Section 6.04(h)), (B) Restricted Debt Payments as a result of the conversion of all or any portion of Restricted Debt into Qualified Capital Stock of any Parent Company or any Loan Party and (C) payments of interest in respect of Restricted Debt in the form of payment-in-kind interest with respect to such Indebtedness permitted under Section 6.01;

(e)so long as no Event of Default shall have occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Loan Parties elect to apply to this clause (e); provided that clause (a)(ii) of the definition of “Available Amount” shall not be available for any Restricted Debt Payment pursuant to this Section 6.05(e) at any time when the Total Leverage Ratio as determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 would exceed 2.75:1.00; and

(f)so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed $5,000,000; provided that no Restricted Debt Payment pursuant to this Section 6.05(f) may be made at any time when the Total Leverage Ratio as determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01 would exceed 2.75:1.00; and

(g)payments with respect to intercompany Indebtedness permitted under Section 6.01, subject to the subordination provisions applicable thereto; and

(h)the Third Amendment Debt Repayment.

Section 6.06.Fundamental Changes; Disposition of Assets.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any Disposition, in a single transaction or a series of related transactions, except:

(a)any Subsidiary may be merged, consolidated or amalgamated with or into a Loan Party or any other Subsidiary; provided that (i) in the case of such a merger, consolidation or amalgamation with or into a Borrower or any Closing Date Guarantor, such Borrower or such Closing Date Guarantor, as applicable, shall be the continuing or surviving Person, and (ii) in the case of such a merger, consolidation or amalgamation with or into any Subsidiary Guarantor (other than a Closing Date Guarantor), either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall assume the guarantee obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) such transaction shall be treated as an Investment and shall comply with Section 6.03 (other than in reliance on clause (j) thereof); provided, further, than no U.S. Loan Party may be merged, consolidated or amalgamated with or into a Subsidiary that is not a U.S. Loan Party;

(b)Dispositions among the members of the Combined Group (upon voluntary liquidation or otherwise); provided that any such Disposition by a Loan Party to a Person that is not a Loan Party or by a Specified Loan Party to a Person that is not a Specified Loan Party shall be (i) for fair market value (as reasonably determined by such Person) so long as any consideration received in the form of intercompany Indebtedness shall meet the requirements set forth in clause (ii) below or (ii) treated as an Investment and otherwise made in compliance with Section 6.03 (other than in reliance on clause (j) thereof);

(c)the liquidation or dissolution of any Subsidiary if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties, is not materially disadvantageous to the Lenders and either a Loan Party or a Subsidiary receives any assets of such dissolved or liquidated Subsidiary; provided that in the case of a dissolution or liquidation of a

Loan Party that results in a distribution of assets to a subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.03 (other than in reliance on clause (j) thereof); provided, further, in the case of a change in the form of an entity of any Subsidiary that is a Loan Party, the security interests in the Collateral shall remain in full force and effect and perfected to the same extent as prior to such change;

(d)(x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower Representative, is no longer useful in the business of any of the Loan Parties (or in the business of any of their Subsidiaries);

(f)sales of Cash Equivalents for the fair market value thereof in the ordinary course of business;

(g)Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted under Section 6.03 (other than pursuant to clause (j) or (n)), Permitted Liens, Restricted Payments permitted under Section 6.04 (~~a) (~~other than pursuant to clause (i)) and Sale and Lease-Back Transactions permitted under Section 6.09;

(h)Dispositions of any assets of any Loan Party or any Subsidiary for fair market value; provided that (A) with respect to any such Disposition, as determined on the date on which the agreement governing such Disposition is executed, the aggregate fair market value of all property Disposed of in reliance on this clause (h) (including such Disposition) shall not exceed the lesser of (x) 10% of the Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01, and (y) $75,000,000, and (B) at least 75% of the consideration for each such Disposition made in reliance on this clause (h) shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to any Loan Party or any Subsidiary) of any Loan Party or any Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Loan Parties and their Subsidiaries shall have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by any Loan Party or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $5,000,000 in each case, shall be deemed to be Cash); provided, further, that (i) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default shall exist and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i)to the extent that (i) the relevant property or assets are exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)Dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)Dispositions, discounting or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(l)leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business, which (i) do not materially interfere with the business of the Loan Parties and their Subsidiaries or (ii) relate to closed facilities;

(m)(i) termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(n)Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)the Transactions may be consummated;

(p)Dispositions of non-core assets acquired in connection with an acquisition permitted hereunder and sales of Real Estate Assets acquired in an acquisition permitted hereunder which, within 30 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Loan Parties’ businesses (or that of any Subsidiary); provided that (i) the Net Proceeds received in connection with any such Dispositions shall be applied and/or reinvested as (and to the extent required) by Section 2.10(b)(ii) and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;

(q)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction) of Real Estate Assets so long as the exchange or swap is made for fair value and on an arms’ length basis for other Real Estate Assets; provided that (i) upon the consummation of such exchange or swap, in the case of any Loan Party, the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent required) by Section 2.10(b)(ii);

(r)other Dispositions for fair market value in an aggregate amount since the Third Amendment Effective Date of not more than $7,500,000;

(s)(i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Loan Parties or any Subsidiary in the ordinary course of business and (ii) the abandonment, cancellation or lapse of IP Rights, or any issuances or registrations, or applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of the applicable Loan Party, are not necessary for the conduct of the business of such Loan Party and its Subsidiaries;

(t)terminations of Derivative Transactions; and

(u)Dispositions of Capital Stock of Unrestricted Subsidiaries.

To the extent any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person other than a Loan Party or, if an Event of Default is continuing or would result therefrom, any other Subsidiary, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Section 6.07.No Further Negative Pledges.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to:

(a)specific property to be sold pursuant to any Disposition permitted by Section 6.06;

(b)restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Subsidiaries or the property or assets securing such Indebtedness;

(c)restrictions contained in the documentation governing Indebtedness permitted by clauses (n), (q), (s), (t) and (v) of Section 6.01 (and clause (p) of Section 6.01 to the extent relating to any refinancing, refunding or replacement of Indebtedness incurred in reliance on clauses (c), (n), (q), (s), (t) and (v) of Section 6.01); provided that any such restrictions in documentation governing indebtedness permitted pursuant to clauses (q), (s), (t) and (v) of Section 6.01 shall permit the Liens created or intended to be created by the Collateral Documents;

(d)restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e)Permitted Liens and restrictions in the agreements relating thereto that limit the right to Dispose of or encumber the assets subject to such Liens;

(f)provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the stock of which is the subject of such agreement);

(g)any encumbrance or restriction assumed in connection with an acquisition of property or the Capital Stock of new Subsidiaries, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(h)restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements of non-Wholly-Owned Subsidiaries that restrict the transfer of the assets of, or ownership interests in, such partnership, limited liability company, joint venture or similar Person;

(i)restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j)restrictions set forth in documents which exist on the Third Amendment Effective Date and are listed on Schedule 6.07 hereto;

(k)other restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.08.Restrictions on Subsidiary Distributions.  Except as provided herein or in any other Loan Document, or in any agreements with respect to refinancings, renewals or replacements of such Indebtedness permitted by Section 6.01, so long as such refinancing, renewal or replacement does not expand the scope of such Contractual Obligation, none of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or other distributions or make cash loans or advances by any Subsidiary to any Loan Party, except:

(a)in any agreement evidencing (x) Indebtedness of a Subsidiary, other than a Loan Party, permitted by Section 6.01, (y) permitted by Section 6.01 that is secured by a Permitted Lien if such encumbrance or restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness and (z) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (q), (s), (n) and (v) of Section 6.01), (q), (s), (n) and (v) of Section 6.01;

(b)by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c)that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d)assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of such Person) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)in any agreement for the Disposition of a Subsidiary permitted pursuant to Section 6.06 that restricts the payment of dividends or other distributions or the making of cash loans or advances by that Subsidiary pending the Disposition;

(f)in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements of non-Wholly-Owned Subsidiaries that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(h)on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i)set forth in documents which exist on the Third Amendment Effective Date and are listed on Schedule 6.08 hereto; and

(j)restrictions of the types referred to in the first paragraph of this Section 6.08 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (i) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.09.Sales and Lease-Backs.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Loan Party or any of its Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by such Loan Party or Subsidiary to any Person (other than any Loan Party or any of its Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is either (A) permitted by Section 6.01(m) and Section 6.02(n), or (B)(1) made for Cash consideration, (2) the applicable Loan Party or its applicable Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed $7,500,000; provided, further, that the Cobb County Development Lease shall not be prohibited by this Section 6.09.

Section 6.10.Transactions with Affiliates.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their Affiliates on terms that are less favorable to such Loan Party or such Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that, the foregoing restriction shall not apply to:

(a)any transaction between or among any member of the Combined Group to the extent permitted or not restricted by this Agreement;

(b)any issuance, sale or grant of securities of any Parent Company or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of any Loan Party or any Subsidiary;

(c)(i) any employment agreements, severance agreements or compensatory (including profit-sharing) arrangements entered into by any Loan Party or a Subsidiary with its respective current or former officers, directors, members of management, employees, consultants or independent contractors in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation arrangement, benefit plan, stock option plan or arrangement or any health, disability or similar insurance plan which covers current or former officers, directors, members of management, employees, consultants or independent contractors or any employment contract or arrangement;

(d)(i) transactions permitted by Sections 6.01(d), (o), (x), and (z), 6.03(h), (m), (t), (u), (v), and (w), and 6.04 and (ii) issuances of Capital Stock and debt securities not restricted by this Agreement;

(e)transactions in existence on the Third Amendment Effective Date and described on Schedule 6.10 and any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(f)(i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, transactions pursuant to the Management Agreement (as in effect on the date hereof and as amended, restated, amended and restated, supplemented, modified or replaced so long as the amount of the fees, payments or other compensation required thereunder are not increased); it being understood that the Management Agreement shall permit the payment of management, monitoring, consulting, transaction, advisory and similar fees to the parties thereto so long as such fees do not exceed $1,000,000 in the aggregate in any Fiscal Year; provided to the extent that the amount of any such management, monitoring, consulting, transaction, advisory or similar fees paid in a Fiscal Year commencing with the Fiscal Year ending December 31, 2017 is less than $1,000,000, the excess of $1,000,000 over such paid amount may be carried forward and applied in any subsequent Fiscal Year to pay any such fees that were validly earned and unpaid in such subsequent Fiscal Year (in addition to the amount of such fees otherwise permitted to be paid by this clause (f)), so long as no such Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom and (ii) the payment of all indemnities and expenses owed to the parties thereto and its directors, officers, members of management, employees and consultants, in each case whether currently due or paid in respect of accruals from prior periods;

(g)the Transactions, including the payment of Transaction Costs, and the Transactions (Third Amendment), including the payment of Transaction Costs (Third Amendment);

(h)customary compensation to Affiliates in connection with any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors

(or similar governing body) of the applicable Loan Party in good faith, such payments in connection with any specified transaction not to exceed 1.5% of the transaction value of such transaction;

(i)Guarantees permitted by Section 6.01;

(j)loans and other transactions by the Loan Parties to the extent permitted under this Article 6;

(k)the payment of customary fees, reasonable out-of-pocket costs to and indemnities provided on behalf of members of the board of directors (or similar governing body), officers, employees, members of management, consultants and independent contractors of the Combined Group in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Combined Group;

(l)transactions with customers, clients, suppliers or joint ventures for the purchase or sale of goods and services entered into in the ordinary course of business, which are fair to the affected Loan Party and/or its applicable Subsidiary in the reasonable determination of the board of directors (or similar governing body) of such Loan Party or the senior management thereof and are on terms at least as favorable as might reasonably have been obtained at such time by an unaffiliated third party;

(m)the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(n)any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) any Borrower.

Section 6.11.Conduct of Business.  From and after the Closing Date, the Loan Parties shall not, nor shall they permit any of their Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Combined Group on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business as may be consented to by the Required Lenders.

Section 6.12.Amendments or Waivers of Organizational Documents.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, amend or modify, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) such Person’s Organizational Documents without obtaining the prior written consent of the Administrative Agent.

Section 6.13.Amendments of or Waivers with Respect to Restricted Debt.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, amend or otherwise change the terms of any Restricted Debt (or the documentation governing the foregoing) if the effect of such amendment or change, together with all other amendments or changes made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement, or funding, in each case permitted under Section 6.01 in respect thereof.

Section 6.14.Fiscal Year.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, change their Fiscal Year-end to a date other than December 31.

Section 6.15.Permitted Activities of Holding Companies.  Notwithstanding any transaction permitted by the other provisions of this Article VI, neither Holdings nor Osmotica Cyprus (each, a “Holding Company”) shall:

(a)incur any Indebtedness for borrowed money other than (i) the Indebtedness under the Loan Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness of the Subsidiaries permitted hereunder and (iii) intercompany loans permitted by Section 6.03;

(b)create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) non-consensual Liens of the type permitted under Section 6.02 other than in respect of debt for borrowed money;

(c)engage in any business activity or own any material assets other than (i) (A) with respect to Holdings, holding the Capital Stock of Osmotica Cyprus and the Borrowers and, indirectly, any  subsidiaries of Osmotica Cyprus and the Borrowers and (B) with respect to Osmotica Cyprus, holding the Capital Stock of Hungarian Holdings and Osmotica BVI and, indirectly, any other subsidiary of Hungarian Holdings or Osmotica BVI; (ii) performing its obligations under the Loan Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting any initial public offering of its Capital Stock; (viii) holding Cash and other assets received in connection with Restricted Payments received from or Investments made by any member of the Combined Group or contributions to the capital of, or proceeds from the issuance of its Capital Stock pending the application thereof; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) the performance of its obligations under the Acquisition Agreement and the other documents, agreements and Investments contemplated by the Transactions or otherwise not prohibited under this Agreement; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence), (xiii) owning, licensing, transferring or assigning IP Rights in each case among members of the Combined Group, (xiv) intercompany loans permitted by Section 6.03 and (xv) activities incidental to any of the foregoing; or

(d)consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all its assets to, any Person; provided that, (I) so long as no Default or Event of Default exists or would result therefrom, (A) any Holding Company may consolidate or amalgamate with, or  merge with or into, any other Person (other than a Borrower and any of its subsidiaries) so long as (i) such Holding Company shall be the continuing or surviving Person, (ii) in the case of Osmotica Cyprus, such merger, consolidation or amalgamation is a merger, consolidation or amalgamation with and into Hungarian Holdings, with Hungarian Holdings as the surviving Person or

(iii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not such Holding Company (w) the successor Person shall expressly assume all the obligations of such Holding Company under this Agreement and the other Loan Documents to which such Holding Company is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (x) the successor Person shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia or, in the case of Osmotica Cyprus, Cyprus, (y) (1) if Holdings is the Holding Company which is a party to such merger, consolidation or amalgamation, the successor Person shall, immediately following such merger, consolidation or amalgamation, directly own the Borrowers and indirectly own all other subsidiaries owned by Holdings immediately prior to such merger and (2) if Osmotica Cyprus is the Holding Company which is a party to such merger, consolidation or amalgamation, the successor Person shall, immediately following such merger, consolidation or amalgamation, directly own Hungarian Holdings and Osmotica BVI and indirectly own all other subsidiaries owned by Osmotica Cyprus immediately prior to such merger and (z) the Borrower Representative shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clauses (w), (x) and (y) hereof and (B) such Holding Company may convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than any Borrower and any of its subsidiaries) so long as (x) no Change of Control shall result therefrom, (y) the Person acquiring such assets either (i) is a Loan Party or (ii) shall expressly assume all of the obligations of such Holding Company under this Agreement and the other Loan Documents to which such Holding Company is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Borrower Representative shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clauses (B)(x) and (B)(y) hereof and (II) such consolidation, amalgamation, merger, convergence or sale does not adversely affect the value of the Loan Guaranty or Collateral (or the perfection of the Administrative Agent’s Liens with respect to any of the Collateral) provided under the Loan Documents to secure the Secured Obligations; provided, further, that if the conditions set forth in the preceding proviso are satisfied, the successor to such Holding Company will become a Loan Guarantor and, if such Person is not already a Loan Party, succeed to, and be substituted for, such Holding Company under this Agreement.

Section 6.16.Financial Covenants.

(a)(i) Total Leverage Ratio.  Commencing with the Fiscal Quarter ending March 31, 2018, on the last day of any Test Period the Borrowers shall not permit the Total Leverage Ratio to be greater than the ratio set forth below opposite the last day of such Test Period:

Last day of Test Period	Total Leverage Ratio
March 31, 2018	4.75:1.00
June 30, 2018	4.75:1.00
September 30, 2018	4.75:1.00
December 31, 2018	4.75:1.00
March 31, 2019	4.75:1.00
June 30, 2019	4.75:1.00

Last day of Test Period	Total Leverage Ratio
September 30, 2019	4.75:1.00
December 31, 2019	4.75:1.00
March 31, 2020 and thereafter	4.50:1.00

(ii)Consolidated Fixed Charge Coverage Ratio.  Commencing with the Fiscal Quarter ending March 31, 2018, on the last day of any Test Period, the Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of such Test Period to be less than 1.25:1.00.

(b)Equity Cure.  Notwithstanding anything to the contrary in this Agreement (including Article 7), upon an Event of Default as a result of the Borrowers’ failure to comply with Section 6.16(a) above, Holdings shall have the right (the “Cure Right”) (at any time during the final Fiscal Quarter of the applicable Test Period or on or after the last day of such Fiscal Quarter until the date that is 10 Business Days after the date that financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b)) to issue Capital Stock (which shall be common equity, Qualified Capital Stock or other Capital Stock (such other Capital Stock to be on terms reasonably acceptable to the Administrative Agent)) for Cash or otherwise receive Cash contributions in respect of such Capital Stock (the “Cure Amount”), and thereupon, subject to the prior application of Cash in an amount equal to the Cure Amount to the prepayments required by Section 2.10(b)(iv), the Borrowers’ compliance with Section 6.16(a) shall be recalculated giving effect to the following pro forma adjustment:  Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of an addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purposes of determining compliance with Section 6.16(a) hereof, including determining compliance with Section 6.16(a) hereof as of the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount.  If, after giving effect to the foregoing recalculations ~~(but not, for the avoidance of doubt, taking into account any reduction of Indebtedness in connection therewith),~~, the requirements of Section 6.16(a) shall be satisfied, then the requirements of Section 6.16(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.16(a) that had occurred shall be deemed cured for the purposes of this Agreement.  Notwithstanding anything herein to the contrary, (i) ~~in each four consecutive Fiscal Quarter period of the Borrowers there shall be at least two Fiscal Quarters with respect to which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii)~~ the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.16(a), (~~iv~~ii) upon the Administrative Agent’s receipt of a written notice from the Borrower Representative that the Borrowers intend to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date that financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), neither the Administrative Agent (or any sub agent therefore) nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (or any sub-agent therefor) nor any other Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of such Event of Default having occurred and being continuing under Section 6.16(a), (~~v~~iii) during any Test Period in which the Cure Amount is included in the calculation of Consolidated Adjusted EBITDA pursuant to any exercise of the Cure Right, such Cure Amount shall be counted ~~solely~~ as an increase to

Consolidated Adjusted EBITDA ~~(and not as a reduction to Indebtedness (directly through repayment or indirectly through netting))~~ for the purpose of determining the Borrowers’ compliance with Section 6.16(a) and shall be disregarded for any other purpose, including for purposes of determining the satisfaction of any financial ratio-based condition, pricing or the availability of any basket under Article 6 of this Agreement, (iv) there shall be no pro forma or other reduction of the amount of any Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.16(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (~~vi~~v) no Revolving Lender, Swingline Lender or Issuing Bank shall be required to make any Revolving Loan or Swingline Loan or issue any Letter of Credit hereunder, if an Event of Default under the covenant set forth in Section 6.16(a) has occurred and is continuing, during the 10 Business Day period during which Holdings may exercise a Cure Right, unless and until the Cure Amount is actually received.

Section 6.17.Derivative Transactions.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, enter into any Derivative Transactions other than Derivative Transactions entered into in the ordinary course of business and not for speculative purposes.

Section 6.18.Acquisition Agreement.  None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to, amend or modify, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) the Acquisition Agreement without obtaining the prior written consent of the Administrative Agent.

ARTICLE 7EVENTS OF DEFAULT

Section 7.01.Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)Failure To Make Payments When Due.  Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder or under any other Loan Document within five Business Days after the date due; or

(b)Default in Other Agreements.  (i) Failure of any Loan Party or any of the other Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party or any of the other Subsidiaries with respect to any other term of (A) one or more items of Indebtedness (other than the Obligations) with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that clause (ii) of this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; or

(c)Breach of Certain Covenants.  (i) Failure of any Borrower or any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of any Borrower), Section 5.11 or Article 6; or (ii) any default with respect to any term or condition contained in Section 5.01(a) or (b), and in the case of this clause (ii), such default shall not have been remedied or waived within 15 days after receipt by the Borrower Representative of written notice from the Administrative Agent of such default; or

(d)Breach of Representations, Etc.  Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith shall be untrue in any material respect as of the date made or deemed made; provided, however that with respect to any Specified Acquisition Agreement Representation, only if such Specified Acquisition Agreement Representation shall be untrue in any material respect on any day occurring more than 30 days after the Closing Date; or

(e)Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower Representative of written notice from the Administrative Agent of such default; or

(f)Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local law; or (ii) an involuntary case shall be commenced against any Loan Party or any of their respective Subsidiaries (other than an Immaterial Subsidiary) under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver and manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries other than Immaterial Subsidiaries, or over all or a substantial part of any such Loan Party’s or any of its Subsidiaries’ property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any of its Subsidiaries (other than its Immaterial Subsidiaries) for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 consecutive days without having been dismissed, vacated, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of such Loan Party’s or any of its Subsidiaries’ property; or (ii) any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or (iii) any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as such debts become due; or

(h)Judgments and Attachments.  Any one or more final money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance with appropriate reserves (if applicable) or by insurance as to which a reputable third party insurance company has been notified and not denied coverage) shall be entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate result in liability of any Loan Party or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)Change of Control.  A Change of Control shall occur; or

(k)Guaranties, Collateral Documents and Other Loan Documents.  At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, (iii) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Collateral Document (except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent or any Secured Party to take any action within its control (unless such failure results from the breach or non-compliance by any Loan Party with the terms of the Loan Documents), (y) such loss is covered by a lender’s title insurance  policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority) or (iv) any Loan Party shall contest the validity or enforceability of any material provision of any Loan Document in writing or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(l)Subordination.  The Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness, in excess of the Threshold Amount or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to any Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any of the following actions, at the same or different times:  (i) terminate the Revolving Credit Commitments or any Additional Commitments, and thereupon such Commitments and/or Additional Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant face amount) of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Borrower described in clause (f) or (g) of this Article, any such Commitments and/or Additional Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8THE ADMINISTRATIVE AGENT

Each of the Lenders, the Swingline Lender and the Issuing Banks hereby irrevocably appoints CIT (or any successor appointed pursuant hereto) as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 8 (other than the fifteenth, sixteenth and nineteenth paragraphs hereof) are solely for the benefit of the Administrative Agent, the Swingline Lender, the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third party beneficiary of any such provision.  Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 8 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 8 included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.  The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into, and each Loan Party and Secured Party hereby waives and agrees not to assert any right, claim or cause of action based on, except to the extent of liabilities resulting primarily from Administrative Agent’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein: (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence, value, sufficiency, state or condition of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vii) the properties, books or records of any Loan Party or any Affiliate thereof and (viii) liability with respect to or arising out of any assignment or participation of the Obligations, or disclosure of any information, to any Secured Party or any Security Party’s representatives, Approved Funds or Affiliates.  In addition to and not in limitation of the foregoing, it is understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Secured Parties and that the Administrative Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, including the preparation, form or filing of any UCC financing statement (or any similar filing in any applicable jurisdiction), amendment or continuation or of any other type of document related to the creation, perfection, continuation or priority of any Lien as to any property of the Loan Parties.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of Secured Hedging Obligations or Banking Services Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Guarantor under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to Secured Hedging Obligations and/or by entering into documentation in connection with Banking Services Obligations, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders (or other requisite Lenders):

(a)consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any such sale or other transfer pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amounts in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.  In connection with any bid described in the foregoing clauses (a) through (d), Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained Section 9.02(b) (provided that, in any event, the consent of each Lender shall be required for any term that would treat or attempts to treat a Lender or a class of Lenders in a manner different than all other Lenders)), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Each Lender and other Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) shall be entitled to be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount of any such claim for purposes of the credit bid or purchase so long as the fixing or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral at such Disposition.  In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid or purchase in accordance with the second preceding paragraph, then those of the contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or other asset or assets acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding;

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount to the extent due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swingline Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swingline Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or the applicable Issuing Bank, the Administrative Agent and may presume that such condition is satisfactory to such Lender, the Swingline Lender or such Issuing Bank unless the Administrative Agent or shall have received notice to the contrary from such Lender, the Swingline Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent, the Swingline Lender and the Issuing Bank may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more attorneys-in-fact or sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such attorney-in-fact or sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such attorney-in-fact or sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any such attorney-in-fact or sub-agent that it so appoints in the absence of the Administrative Agent’s gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

The Administrative Agent may resign at any time by giving ten days written notice to the Lenders, the Swingline Lender, the Issuing Banks and the Borrower Representative.  If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, the Borrower Representative may, upon ten days’ notice, remove the Administrative Agent.  Upon receipt of any such notice of resignation or removal notices, the Required Lenders shall have the right, with the consent of the Borrower Representative (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank with an office in the United States having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrowers, Section 7.01(f) or (g), no consent of the Borrower Representative shall be required; provided, further, that in no event shall a Disqualified Institution be the successor Administrative Agent.  If no successor shall have been so appointed as provided above and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Swingline Lender and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications (including, for the avoidance of doubt, the Borrower Representative consent, if required) set forth above or (b) in the case of a removal, the Borrower Representative may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if such Administrative Agent shall notify the Borrower Representative, the Lenders, the Swingline Lender and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower Representative notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swingline Lender and each Issuing Bank directly (and each Lender, the Swingline Lender and each Issuing Bank will cooperate with the Borrower Representative to enable the Borrower Representative to take such actions), until such time as the Required Lenders or the Borrower Representative, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights,-

powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Notwithstanding anything to the contrary contained herein, CIT may, upon ten days’ prior written notice to the Borrower Representative, each other Issuing Bank and the Lenders, resign as Issuing Bank and/or the Swingline Lender, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letters of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time).  In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower Representative shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank or Swingline Lender hereunder.  Upon the acceptance of any appointment as Issuing Bank or Swingline Lender hereunder by a successor Issuing Bank or Swingline Lender, as applicable, that successor Issuing Bank or Swingline Lender, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, and the retiring Issuing Bank or Swingline Lender, as applicable, shall be discharged from its duties and obligations hereunder.  In the event the successor Swingline Lender resigns, the applicable Borrowers shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).  Notwithstanding anything to the contrary contained herein, any resignation or removal of the Administrative Agent pursuant to the preceding paragraph shall constitute a simultaneous resignation as Swingline Lender and an Issuing Bank, which resignation shall occur automatically and without further action.

Each Lender, the Swingline Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon either Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable banking laws or other Requirements of Law relating to the transactions contemplated hereby, and made its own credit analysis and decision to enter into this Agreement.  Each Lender, the Swingline Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders, the Swingline Lender and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender, the Swingline Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Anything herein to the contrary notwithstanding, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, an Issuing Bank or a Lender hereunder.

Each of the Lenders, the Swingline Lender and each of the Issuing Banks irrevocably authorize and instruct the Administrative Agent to, and the Administrative Agent shall,

(a)release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, or (v) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02, and in connection with any of the foregoing events, to execute such payoff letters and related documentation in form and substance satisfactory to Administrative Agent, in its sole discretion;

(b)release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary) as a result of a single transaction or related series of transactions permitted hereunder; and

(c)at the request of the Borrower Representative, subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(m), Section 6.02(n), Section 6.02(o) and, solely to the extent such Liens do not secure any Indebtedness for borrowed money, Section 6.02(u).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Guarantor from its obligations under the Loan Guaranty pursuant to this Article 8 and Section 10.12 hereunder.  In each case as specified in this Article 8, each Agent will (and each Lender, the Swingline Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Loan Guarantor from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8.

The Administrative Agent is authorized to enter into any intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them.  Each Lender, the Swingline Lender and each Issuing Bank (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in any Additional Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

To the extent the Administrative Agent, the Swingline Lender or any Issuing Bank (or in each case any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent, the Swingline Lender and such Issuing Bank (and in each case any affiliate thereof) in proportion to their respective Applicable Percentage for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Swingline Lender’s or the Issuing Banks’ (or each such affiliate’s) gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, further, that no action taken in furtherance of the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this paragraph.

ARTICLE 9MISCELLANEOUS

Section 9.01.Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)if to any Loan Party, to the Borrower Representative at:

Osmotica Holdings US LLC
2400 Main Street, Suite 6
Sayreville, NJ 08872
Attn: Chris Klein
Tel.: (732) 721-0070
Fax: (732) 721-3430
Email: cklein@Verticalpharma.com

with copy to (which shall not constitute notice to any Loan Party):

Avista Capital Partners, LP
65 East 55th Street, 18th Floor
New York, NY 10022
Attention: Sriram Venkataraman
Tel.: (212) 593-6900
Fax: (212) 593-6939
Email: venkataraman@avistacap.com

Altchem Limited

Καραϊσκάκη, 6

CITY HOUSE

3032, Λεμεσός, Κύπρος

Attn: Andreas Yiouselli

Tel: +54 (11) 4379-4179

Fax: +357 22 555004

Ropes & Gray LLP
1211 Avenue of the Americas

New York, NY 10036
Attn: Sunil Savkar
Tel.: (212) 841 5762

Fax: (212) 596 9090
Email: Sunil.Savkar@ropesgray.com

if to the Administrative Agent, at:

CIT Bank, N.A.
11 West 42 Street
New York, NY 10036

Attn: Patricia Estevez

Tel: (212) 461-7818

Email: Patricia.Estevez@cit.com

with copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Ave
New York, NY 10019
Attn: Ram Burshtine
Tel.: (212) 839-5778
Fax: (212) 839-5400
Email: rburshtine@sidley.com

(ii)if to any other Lender, to it at its address, email address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)Subject to clauses (A), (B) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any such waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)solely with the consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders), any such agreement may;

(1)increase the Commitment or Additional Commitment of such Lender (other than with respect to any Incremental Revolving Commitment Increase pursuant to Section 2.21 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(2)reduce or forgive the principal amount of any Loan or any amount due on any Loan Installment Date;

(3)(x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of interest or fees payable hereunder (in each case, other than extension for administrative reasons agreed by the Administrative Agent);

(4)reduce the rate of interest (other than to waive any obligations of the Borrowers to pay interest at the default rate of interest under Section 2.12(c)) or the amount of any fees owed to such Lender; it being understood that any change in the definition of “Total Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or the calculation of any other interest or fees due hereunder (including any component definition thereof) shall not constitute a reduction in any rate of interest or fees hereunder; and

(5)extend the expiry date of such Lender’s Commitment or Additional Commitments; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of such Lender;

(B)without the written consent of each Lender, no such agreement shall:

(1)change any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any of the voting percentages required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender (in the case of the definition of “Required Lenders”);

(2)release all or substantially all of the Collateral from the Lien of the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender;

(3)release all or substantially all of the value of Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8, Section 10.12), without the prior written consent of each Lender; and

(4)waive, amend or modify the provisions of the last sentence of Section 2.10(a)(i), Section 2.17(a) (as to pro rata sharing only), 2.17(b), 2.17(c) or 2.17(d) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with transactions permitted under Sections 2.21, 2.22, 9.02(c) or 9.05(g) or as otherwise provided in this Section 9.02);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.08, the incurrence of Additional Commitments or Additional Loans pursuant to Sections 2.21, 2.22 or 9.02(c) and the reduction or termination of any such Additional Commitments or Additional Loans.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except amendments, waivers and consents requiring the consent of all Lenders or all affected Lenders pursuant to Section 9.02(b)(A) and (B) above.  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)Notwithstanding the foregoing, this Agreement may be amended:

(i)with the written consent of the Borrowers and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans or any then-existing Additional Term Loans under the applicable Class (such loans, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A)the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus the amount of accrued interest and premium (including tender premium) thereon and underwriting discounts, fees (including upfront fees and OID), commissions and expenses associated therewith),

(B)such Replacement Term Loans shall not mature prior to the Latest Maturity Date then in effect at the time of such refinancing, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Term Loans at the time of such refinancing,

(C)the Replacement Term Loans shall be pari passu right of payment and pari passu with respect to the Collateral with the remaining portion of the relevant Term Loans or Additional Term Loans (provided that such Replacement Term Loans shall be subject to a customary intercreditor agreement or an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower (which may consist of a payment waterfall) and may be, at the option of the Administrative Agent and the Borrower Representative, documented in a separate agreement or agreements),

(D)no such Replacement Term Loans shall be secured by any assets other than the Collateral,

(E)no such Replacement Term Loans shall be guaranteed by any Person other than one or more Loan Parties,

(F)any Replacement Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Term Loans (and any other Additional Term Loans then subject to ratable repayment requirements), in each case as agreed by the Borrowers and the Lenders providing the relevant Replacement Term Loans,

(G)such Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrowers and the lenders providing such Replacement Term Loans,

(H)no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such replacement, and

(I)the other terms and conditions of such Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, subject to those referenced in preceding clauses (B), (C), (D), (E), (F) and (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Agent and the Borrower Representative) to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Replacement Term Loans)) or such Replacement Term Loans shall be on then-current market terms for such type of Indebtedness, and

(ii)with the written consent of the Borrowers and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit Commitment or any Additional Revolving Commitments under the applicable Class (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility plus the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including any upfront fees and OID), commissions and expenses associated therewith),

(B)no Replacement Revolving Facility shall have a final maturity date (or require commitment reductions) prior to the final maturity date of such Replaced Revolving Facility at the time of such refinancing,

(C)the Replacement Revolving Facility shall be pari passu and pari passu with respect to the Collateral with the remaining portion of the relevant Revolving Credit Commitments or Additional Revolving Commitments (provided that such Replacement Revolving Facility shall be subject to a customary intercreditor agreement or an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower Representative (which may consist of a payment waterfall) and may be, at the option of the Administrative Agent and the Borrower Representative, documented in a separate agreement or agreements),

(D)no such Replacement Revolving Facility shall be secured by any assets other than the Collateral,

(E)no such Replacement Revolving Facility shall be guaranteed by any Person other than one or more Loan Parties,

(F)any such Replacement Revolving Facility shall be subject to the same “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans provided for in the proviso in clause (ii) of Section 2.22(a), mutatis mutandis, to the same extent as if fully set forth herein,

(G)such Replacement Revolving Facilities shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrowers and the lenders providing such Replacement Revolving Facilities,

(H)no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such replacement, and

(I)the other terms and conditions of such Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, subject to those referenced in preceding clauses (B), (C), (D), (E), (F) and (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Agent and the Borrower Representative) to

the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than any covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of incurrence of such Replacement Revolving Facility)) or such Replacement Revolving Facility shall be on then-current market terms for such type of Indebtedness, and the Replaced Revolving Facility commitments shall be terminated, and all fees in connection therewith shall be paid, on the date such Replacement Revolving Facility is issued, incurred or obtained, provided, further, that, in respect of each of clauses (i) and (ii) above, any Non-Debt Fund Affiliate and Debt Fund Affiliate shall (x) be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans and (y) Debt Fund Affiliates (but not Non-Debt Fund Affiliates) may provide any Replacement Revolving Facility.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrowers, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, incurred pursuant thereto (including any amendments necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and commitments hereunder).  It is understood that any Lender approached to provide all or a portion of Replacement Term Loans or a Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d)Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any other Loan Document, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the Borrower Representative and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrower Representative without the input or need to obtain the consent of any other Lenders to (x) comply with local law or advice of local counsel or (y) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower Representative and the Administrative Agent to effect the provisions of Sections 2.21, 2.22, 5.12 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the current or approval of the Administrative Agent, and (iii) if the Administrative Agent and the Borrower Representative have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly.

Section 9.03.Expenses; Indemnity; Damage Waiver.

(a)The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and related documentation, including in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated, but only to the extent such amendments, modifications or waivers were requested by the Borrower Representative to be prepared) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Swingline Lender, the Issuing Banks or the Lenders and each of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to such persons, taken as a whole) in connection with the enforcement, collection or protection of each of their rights in connection with the Loan Documents, including each of their rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder.  Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of written demand therefor together with backup documentation supporting such reimbursement requests.

(b)The Borrowers shall indemnify each Arranger, the Syndication Agent, the Administrative Agent, the Swingline Lender, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each such relevant material jurisdiction to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or any Letter of Credit (and any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or other property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate of such Indemnitee or, to the extent such judgment finds such losses, claims, damages, liabilities or related expenses to have resulted from such Indemnitee’s material breach of the Loan Documents or (ii) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Sponsor, Holdings, the Borrowers or any of their Subsidiaries.  Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.  All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests.  This Section 9.03(b) and Section 9.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages from any non-Tax claim.

Section 9.04.Waiver of Claim.  To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, except, in the case of the Borrowers, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as provided under Section 6.06, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans or Additional Commitments added pursuant to Section 2.21, 2.22 or 9.02(c) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower Representative; provided that the Borrower Representative shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower Representative shall be required for an assignment to, in the case of the Revolving Facility or any Additional Revolving Facility, another Revolving Lender or an Affiliate of a Revolving Lender and, in the case of the Term Facility or any Additional Term Facility, another Lender, an Affiliate of a Lender, an Approved Fund or, in either case, if an Event of Default under Section 7.01(a) or Section 7.01(f) or (g) (solely with respect to any Borrower) has occurred and is continuing, any other Eligible Assignee;

(B)the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund; and

(C)in the case of the Revolving Facility or any Additional Revolving Facility, any Issuing Bank and the Swingline Lender.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 in the case of the Term Loans or Additional Term Loans and $2,500,000 in the case of the Revolving Facility or any Additional Revolving Facility unless each of the Borrower Representative and the Administrative Agent otherwise consent;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)the Eligible Assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS forms and U.S. Tax Compliance Certificate required under Section 2.16.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and subject to its obligations thereunder and under Section 9.13).  If any such assignment by a Lender holding a Promissory Note hereunder occurs after the issuance of any Promissory Note hereunder to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and thereupon the Borrowers shall issue and deliver a new Promissory Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender, the Swingline Lender or each Issuing Bank pursuant to the terms hereof from time to time (the “Register”).  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans and LC Disbursements.  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Borrower Representative, the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Borrower Representative, the Swingline Lender, the Issuing Banks and any Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.05(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to such assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows:  (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or any Subsidiary or the performance or observance by any Loan Party or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)Any Lender may, without the consent of the Borrowers, the Borrower Representative, the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender, sell participations to one or more banks or other entities (other than to any Disqualified Institution (so long as the list of Disqualified Institutions is available to the Lenders), any natural Person or, other than with respect to participations to Debt Fund Affiliates (any such participations to Debt Fund Affiliates being subject to the limitations set forth in Section 9.05(g)), the Borrowers, any of their Affiliates or any other Affiliated Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Borrower Representative, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (x) clause (A) to the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) to the first proviso to Section 9.02(b).  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16  (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, subject to the limitations set forth in Section 9.05(c)(ii).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(i)A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent expressly acknowledging such Participant may receive a greater benefit.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender with respect to payments made under any Loan Document.

Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrowers, maintain at one of its offices a copy of a register for the recordation of the names and addresses of each Participant and their respective successors and assigns, and principal amount of and interest on the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment or Additional Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.12, 2.13 or 2.14 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that (i) in the case of the Borrowers, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers, the Borrower Representative or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f)Any assignment or participation by a Lender without the Borrower Representative’s consent to a Disqualified Institution or, to the extent the Borrower Representative’s consent is required under this Section 9.05, to any other Person, shall (except with respect to any assignment or participation to a Lender that is an Eligible Assignee or cannot be reasonably identified as a Disqualified Institution pursuant to clause (c) of the definition thereof as of the date of such assignment or participation and subsequently becomes, or becomes reasonably identifiable as, a Disqualified Institution, which assignment or participation shall be subject to clause (ii) below) be void ab initio, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrowers at law or in equity.  Upon the request of any Lender, the Borrower Representative shall make available to such Lender the list of Disqualified Institutions, along with any additions to such list.

(i)If any assignment or participation under this Section 9.05 is made to any Lender that is an Eligible Assignee or cannot be reasonably identified as a Disqualified Institution pursuant to clause (c) of the definition thereof as of the date of such assignment or participation and subsequently becomes, or becomes reasonably identifiable as, a Disqualified Institution, then the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution, (B) in the case of any outstanding Term Loans, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in the cases of clauses (x) and (y), plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse

(in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (A), the applicable Disqualified Institution has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Institution paid for the applicable Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrowers, (II) in the case of clauses (A) and (B), the Borrowers shall be liable to the relevant Disqualified Institution under Section 2.15 if any LIBO Rate Loan owing to such Disqualified Institution is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph).  Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrowers may otherwise have at law or equity.  Each Lender acknowledges and agrees that Holdings and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Disqualified Institution without the Borrower Representative’s prior written consent.  Additionally, each Lender agrees that Holdings and/or the Borrowers may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.05(f) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(g)Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of any Class of its Term Loans or Additional Term Loans to an Affiliated Lender (A) through Dutch Auctions open to all Lenders holding such Class of the Term Loans or such Additional Term Loans, as applicable, on a pro rata basis or (B) through open market purchases on a non-pro rata basis, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)any Term Loans or Additional Term Loans acquired by Holdings, the Borrowers, or any of their respective subsidiaries shall be retired and cancelled immediately upon the acquisition thereof;

(ii)any Term Loans or Additional Term Loans acquired by any Affiliate of Holdings or any Borrowers shall be immediately contributed to Holdings, the Borrowers or any of their Subsidiaries and shall be retired and cancelled immediately upon such contribution;

(iii)[reserved];

(iv)after giving effect to such assignment and to all other assignments to all Affiliated Lenders, (x) the aggregate principal amount of all Term Loans and Additional Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans and Additional Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) and (y) the number of Affiliated Lenders holding Obligations shall not exceed 49.9% of the number of all Lenders; provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding such percentage (it being understood and agreed that the cap set forth in this clause (iv) is intended to apply to any Loans made available by Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than a Debt Fund Affiliate) by an Affiliated Lender or the provision of Additional Term Loans by an Affiliated Lender); provided, further, that to the extent that any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans and Additional Term Loans held by Affiliated Lenders exceeding the 25% set forth above (after giving effect to any substantially simultaneous cancellations thereof), the assignment of such excess amount shall be void ab initio;

(v)in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrowers or any of their Affiliates, (A) Indebtedness incurred under the Revolving Facility or any Additional Revolving Facility shall not be utilized to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch Auction or the consummation of such open market purchase;

(vi)in connection with each assignment pursuant to this clause (g), the Administrative Agent shall have been provided written notice by the assigning Lender in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender with respect to the identity of such Affiliated Lender and the amount of the Loans being assigned thereto;

(vii)by its acquisition of Term Loans or Additional Term Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)the Term Loans and Additional Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of Required Lenders or any other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders), except that such Affiliated Lender shall have the right to vote (and the Term Loans and Additional Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any Conference Call, meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2);

(viii)in the case of any Dutch Auction or open market purchase conducted by an Affiliated Lender, no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Borrowers or any of its subsidiaries or their respective securities; and

(ix)the aggregate principal amount of all Term Loans and Additional Term Loans purchased pursuant to an open market purchase by Holdings, any subsidiary of Holdings and any other Affiliated Lender shall not, at any time, exceed 25% of the lesser of (x) the aggregate principal amount of the Term Loans on the Third Amendment Effective Date and (y) the aggregate principal amount of the then-outstanding Term Loans and Additional Term Loan.

Notwithstanding anything to the contrary contained herein (but subject to clause (ix) above), any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans or Additional Term Loans of any Class to a Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans or Additional Term Loans of any Class (x) on a non-pro rata basis through Dutch Auctions open to all Lenders holding Term Loans or Additional Term Loans Loans of such Class, as applicable, on a pro rata basis or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, without the necessity of meeting the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Term Loans, Additional Term Loans and unused commitments and other Loans of any Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document.  Any Term Loans or Additional Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrowers or any of their subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans or Additional Term Loans shall be retired and cancelled immediately upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans or Additional Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.09(a) shall be reduced pro rata by the aggregate principal amount of Term Loans so contributed and cancelled.

Each Affiliated Lender and each Debt Fund Affiliate agrees to notify the Administrative Agent promptly if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly if it becomes an Affiliated Lender or a Debt Fund Affiliate, it being understood that if an Affiliated Lender or a Debt Fund Affiliate acquires a Lender that would otherwise constitute (i) a Debt Fund Affiliate, then the 49.9% threshold above shall include the Term Loans and any commitments and other Loans of such newly acquired Lender and (ii) a Non-Debt Fund Affiliate, then the 25.0% threshold set forth in clause (g)(iv) above shall include the Term Loans of such newly acquired Lender.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans or Additional Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans or Additional Term Loans held by it as the Administrative Agent directs; provided that (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender, in each case, in connection with any matter to the extent any such matter proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans or Additional Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

Section 9.06.Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or any Additional Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the Borrower Representative, the other Loan Parties party hereto, the Administrative Agent, the Arrangers, the Lenders party hereto, the Swingline Lender and the Issuing Bank and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.Right of Setoff.  If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender or Affiliate (including by branches and agencies of the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender, wherever located) to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender or Affiliate, irrespective of whether or not the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank or Swingline Lender different than the branch or office holding such deposit or obligation on such Indebtedness.  Any applicable Lender, Issuing Bank, Swingline Lender or Affiliate shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender, each Issuing Bank, the Swingline Lender, the Administrative Agent and each Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank, Swingline Lender, Administrative Agent or Affiliate may have.  NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION

OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE PROMISSORY NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

Section 9.10.Governing Law; Jurisdiction; Consent to Service of Process.

(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED), (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, VERTICAL/TRIGEN OR ITS APPLICABLE AFFILIATE HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND WHICH DO NOT INVOLVE ANY CLAIMS AGAINST THE ARRANGERS, THE ISSUING BANKS, THE SWINGLINE LENDER OR THE LENDERS, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT.  THE PARTIES HERETO AGREE THAT SERVICE OF ANY

PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.11.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.Confidentiality.  The Administrative Agent, the Swingline Lender, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors (or equivalent managers), officers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower Representative otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, the Swingline Lender, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, the Swingline Lender, any Arranger, or any Lender that (i) is engaged as a principal primarily in private equity, mezzanine financing or venture capital or (ii) is a Disqualified Institution, (b) upon the demand or request of any regulatory (including any self-regulatory body) or governmental authority purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall (i) except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, rule or regulation (in which case such Person shall (i) to the extent permitted by law, inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder (in which case such Person shall (i) to the extent permitted by law, inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (f) subject to an acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower Representative) to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product relating to the Loan Parties and their obligations subject to acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower Representative), (g) with the prior written consent of the Borrower Representative and (h) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives.  For the purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrowers or any of their subsidiaries or their businesses, the Sponsor or the

Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, the Swingline Lender, any Lender or any Arranger, or any of their Affiliates or Representatives, based on a review of the books and records relating to Holdings, the Borrowers or any of their subsidiaries or Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, the Swingline Lender, an Issuing Bank or a Lender on a non-confidential basis prior to disclosure by Holdings, the Borrowers or any of their subsidiaries.  For the avoidance of doubt, in no event shall any disclosure of such Confidential Information be made to any Disqualified Institution (which was a Disqualified Institution at the time such disclosure was made).

Section 9.14.No Fiduciary Duty.  Each of the Administrative Agent, the Arrangers, the Syndication Agent, each Lender, the Swingline Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its respective stockholders or its respective affiliates, on the other.  The Loan Parties acknowledge and agree that:  (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 9.15.Several Obligations; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16.USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act or the Beneficial Ownership Regulation, as applicable, hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies each Borrower and Loan Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, as applicable.

Section 9.17.Disclosure.  Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.Appointment for Perfection.  Each Lender, each Issuing Bank and the Swingline Lender hereby appoint each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender or Issuing Bank or the Swingline Lender (in each case, other than the Administrative Agent) obtain possession of any such Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19.Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender, Swingline Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender, Swingline Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender, Swingline Lender or Issuing Bank.

Section 9.20.Bail-in Provisions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

Section 9.01.Conflicts.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.02.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE 10 LOAN GUARANTY

Section 10.01.Loan Guaranty.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the full and prompt payment upon the failure of any Borrower to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent and/or the other Secured Parties, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the

Guaranteed Obligations, to the extent reimbursable in accordance with Section 9.03.  Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Parties whether or not due or payable by any Borrower upon the occurrence of any of the Events of Default specified in Sections 7.01(f) or 7.01(g), and in such event, irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, on demand, in lawful money of the United States.

Section 10.02.Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations.  The Administrative Agent may enforce this Loan Guaranty upon the occurrence and during the continuance of an Event of Default.

Section 10.03.No Discharge or Diminishment of Loan Guaranty.

(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as set forth in Section 10.12), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by any Borrower, the Borrower Representative or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b)Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Secured Party with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as set forth in Section 10.12).

Section 10.04.Defenses Waived.  To the fullest extent permitted by applicable law, and except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or arising out of the disability of any Borrower or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Guarantor.  Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other Loan Guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except as otherwise provided in Section 10.12.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05.Authorization.  The Loan Guarantors authorize the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 10.12), from time to time to:

(a)change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)exercise or refrain from exercising any rights against any Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(d)release or substitute any one or more endorsers, guarantors, Borrowers, other Loan Parties or other obligors;

(e)settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Secured Parties;

(f)apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Secured Parties regardless of what liability or liabilities of such Borrower remain unpaid;

(g)consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Hedge Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Hedge Agreement or any of such other instruments or agreements; and/or

(h)take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

Section 10.06.Rights of Subrogation.  Any indebtedness of any Borrower now or hereafter owing to any Loan Guarantor is hereby subordinated to the Obligations owing to the Secured Parties; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Borrower to such Loan Guarantor shall be collected, enforced and received by such Loan Guarantor for the benefit of the Secured Parties and be paid over to the Administrative Agent on behalf of the Secured Parties on account of the Guaranteed Obligations to the Secured Parties, but without affecting or impairing in any manner the liability of such Loan Guarantor under the other provisions of this Loan Guaranty.  Prior to the transfer by any Loan Guarantor of any note or negotiable instrument evidencing any such indebtedness of such Borrower to such Loan Guarantor, such Loan Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date.

Section 10.07.Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.08.Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.09.Maximum Liability.  It is the desire and intent of the Loan Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.10.Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date.  This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11.Liability Cumulative.  The liability of each Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative

Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.12.Release of Loan Guarantors.  Notwithstanding anything in Section 9.02(b) to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (a) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary) or (b) upon the occurrence of the Termination Date.  In connection with any such release, the Administrative Agent shall promptly execute and deliver to such Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence termination or release; provided that (i) no such release under clause (a) hereof shall occur solely because a Subsidiary Guarantor has become an Immaterial Subsidiary or a non-Wholly-Owned Subsidiary unless the Borrower Representative so elects and notifies the Administrative Agent in writing and (ii) to the extent any Subsidiary became a Subsidiary Guarantor in order to consummate a merger, consolidation or amalgamation permitted under Section 6.06(a)(ii)(x), any such release under clause (a) hereof shall constitute an Investment as if such merger, consolidation or amalgamation had been consummated pursuant to Section 6.06(a)(ii)(y) as of the date of such release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Administrative Agent.

Section 10.13.Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13, or otherwise under the Loan Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid in full and the Commitments and all Letters of Credit have been terminated.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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Summary report: Litéra® Change-Pro TDC 7.5.0.205 Document comparison done on 3/16/2021 2:44:06 PM
Style name: RG_Default_Style
Intelligent Table Comparison: Active
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Modified DMS: iw://RGDMS/Active/89609180/4
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Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 12, 2020 (the “Fourth Amendment Effective Date”), by and among, OSMOTICA PHARMACEUTICAL CORP., a Delaware corporation (“OPC”), ORBIT BLOCKER I LLC, a Delaware limited liability company (“OBI”), ORBIT BLOCKER II LLC, a Delaware limited liability company (“OBII”), VALKYRIE GROUP HOLDINGS, INC., a Delaware corporation (“Valkyrie” and together with OPC, OBI and OBII, the “Borrowers”), OSMOTICA HOLDINGS US LLC, a Delaware limited liability company (“Holdings”) in its own capacity and as Borrower Representative, the other Loan Parties party hereto, CIT BANK, N.A. (“CIT”), as Administrative Agent and Swingline Lender, and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, the other Loan Parties, the Administrative Agent, the Lenders from time to time party thereto and the other persons party thereto are parties to that certain Credit Agreement dated as of February 3, 2016 (as amended by that certain First Amendment to Credit Agreement, dated as of November 10, 2016, that certain Second Amendment to Credit Agreement, dated as of April 28, 2017, that certain Third Amendment to Credit Agreement, dated as of December 21, 2017, and that certain Limited Consent entered into as of May 21, 2020, the “Existing Credit Agreement”; and the Existing Credit Agreement, as amended by this Amendment, the “Credit Agreement”; capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement);

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders amend certain provisions of the Existing Credit Agreement, and, subject to the satisfaction of the conditions set forth herein, the Administrative Agent, the Swingline Lender, and the Lenders constituting Required Lenders are willing to do so, on the terms and in reliance upon the representations and warranties set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.         Amendments to Existing Credit Agreement.  Upon satisfaction of the conditions set forth in Section 2 hereof, the Existing Credit Agreement and, to the extent included in Annex A, each Schedule or Exhibit to the Existing Credit Agreement, are hereby amended by deleting the stricken text (as indicated by ~~struck-through text~~), and by inserting the text (as indicated by bold, double-underlined text), as set forth in the pages of the Existing Credit Agreement attached as Annex A hereto.

2.         Conditions.  The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent or waiver thereof by the Lenders constituting Required Lenders:

(a)        the Administrative Agent (or its counsel) shall have received executed

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counterparts of this Amendment signed by Holdings, the Borrowers and each other Loan Party as of the date hereof;

(b)        this Amendment shall have been executed and delivered by (i) the Administrative Agent and (ii) Lenders constituting Required Lenders;

(c)        the representations and warranties in Section 3 hereof shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar term or qualification, in all respects) on and as of such date, provided that to the extent that a representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar term or qualification, in all respects) as of such date or period, as the case may be;

(d)        at the time of and immediately after giving effect to the effectiveness of this Amendment, no Default or Event of Default shall have occurred;

(e)        there shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting this Amendment or any of the transactions contemplated hereby;

(f)        there shall not exist any material action, suit, investigation, litigation or proceeding pending or overtly threatened in any court or before any arbitrator or Governmental Authority that challenges any of the Loan Documents, including this Amendment, or any of the transactions contemplated hereby; and

(g)        the Administrative Agent shall have received the reasonable fees, costs and expenses payable to it in accordance with Section 9.03 of the Credit Agreement, including in connection with this Amendment (but without regards to the last sentence of such Section), to the extent invoiced at least two (2) Business Days prior to the Fourth Amendment Effective Date.

3.         Representations and Warranties.  To induce the Administrative Agent and the Lenders to execute and deliver this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender, as follows:

(a)        The execution, delivery and performance of this Amendment and all documents and instruments delivered in connection herewith are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  This Amendment and all documents and instruments delivered in connection herewith to which any Loan Party is a party have been duly executed and delivered by such Loan Party and is a legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

(b)        The execution and delivery of this Amendment and all documents and instruments delivered in connection herewith by each Loan Party party thereto and the performance by such Loan Party thereof (i) will not violate (x) any of such Loan Party’s Organizational Documents or (y) any Requirements of Law applicable to such Loan Party

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which, in the case of this clause (i)(y) could reasonably be expected to have a Material Adverse Effect and (ii) will not violate or result in a default under any Contractual Obligation of any of the Loan Parties which in the case of this clause (ii) could reasonably be expected to result in a Material Adverse Effect.

(c)        On the Fourth Amendment Effective Date, both before and after giving effect to this Amendment and the transactions contemplated hereby, each of representations and warranties of the Loan Parties set forth in the Existing Credit Agreement, the Credit Agreement and the other Loan Documents, is true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar term or qualification, in all respects) on and as of the date hereof; provided that to the extent that a representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar term or qualification, in all respects) as of such date or period, as the case may be.

(d)        At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred.

4.         Reference to and Effect upon the Credit Agreement.

(a)        Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Existing Credit Agreement and other Loan Documents, and all rights of the Lenders and the other Secured Parties, and all of the Obligations, shall remain in full force and effect.  The Borrowers and the other Loan Parties hereby confirm that the Credit Agreement and the other Loan Documents are in full force and effect and that neither any Borrower nor any other Loan Party has any right of setoff, recoupment or other offset or any defense, claim or counterclaim with respect to any of the Obligations, the Credit Agreement or any other Loan Document.

(b)        The execution, delivery and effectiveness of this Amendment shall not directly or indirectly constitute, and are not intended to constitute, (i) a novation of any of the Obligations under the Existing Credit Agreement, the Credit Agreement or other Loan Documents or (ii) a course of dealing or other basis for altering any Obligations or any other contract or instrument.

(c)        From and after the date hereof, (i) the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any other Loan Document, shall mean the Credit Agreement, as modified hereby and (ii) the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include, without limitation, this Amendment and any agreements, instruments and other documents executed and/or delivered in connection herewith.

5.         Counterparts; Integration; Effectiveness.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed

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counterpart of this Amendment.  The words “execution,” signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment or the other Loan Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC.  This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

6.         Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.05 of the Credit Agreement, and provided, further, that the Borrowers may not assign or otherwise transfer any of their rights or obligations under this Amendment without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void).

7.         Governing Law; Jurisdiction; Consent to Service of Process.

(a)        THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)        EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT.  THE PARTIES HERETO AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR

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PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)        EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)        TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE CREDIT AGREEMENT OR AS INDICATED ON THE APPLICABLE SIGNATURE PAGE ATTACHED HERETO.  EACH PARTY TO THIS AMENDMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE.  NOTHING IN THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AMENDMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

5

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.         Severability.  To the extent permitted by law, any provision hereof held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.       Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

11.       Reaffirmation.  Each of the Loan Parties, as borrower, debtor, grantor, pledgor, guarantor, assignor, or in other similar capacity in which such Loan Party grants or granted liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect to this Amendment) and (ii) grants to the Administrative Agent, for the benefit of the Secured Parties (as such term is defined in the Pledge and Security Agreement), a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Loan Party, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and, to the extent such Loan Party granted liens on or a security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such grant of security interests and liens and guarantee, as applicable, and confirms and agrees that such security interests, liens and guarantee hereafter secure all of the Obligations as amended hereby.  Each of the Loan Parties hereby consents to this Amendment and acknowledges that, except as amended by this Amendment, each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

12.       General Release.  In consideration of, among other things, the Administrative Agent’s and the Lenders’ execution and delivery of this Amendment, each of the Borrowers and the other Loan Parties, on behalf of themselves and their agents, representatives, officers, directors, advisors, employees, Subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against the Administrative Agent, any Lender, any

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Issuing Bank and any other Secured Party (the “Lender Parties”) in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), in each case, based in whole or in part on facts, whether or not now known, which occurred before the date hereof, that relate to, arise out of or otherwise are in connection with:  (i) any or all of the Loan Documents or transactions contemplated thereby, or any actions or omissions in connection therewith, in each case prior to the date hereof, and (ii) any aspect of the dealings or relationships between or among Borrowers and the other Loan Parties, on the one hand, and any or all of the Lender Parties, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof, in each case, prior to the date hereof.  In entering into this Amendment, the Borrowers and each other Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.  For the avoidance of doubt, nothing in this Section 13 shall be construed to release any claim, action or cause of action which any Releasor may have arising out of this Amendment or the transactions contemplated hereby or with respect to any actions or events occurring on or after the date hereof. The provisions of this Section shall survive the termination of this Amendment, the Credit Agreement, the other Loan Documents and payment in full of the Obligations.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWERS

OSMOTICA PHARMACEUTICAL CORP.

By:
Name:
Title:

ORBIT BLOCKER I LLC

By:
Name:
Title:

ORBIT BLOCKER II LLC

By:
Name:
Title:

VALKYRIE GROUP HOLDINGS, INC.

By:
Name:
Title:

Fourth Amendment to Credit Agreement

OTHER LOAN PARTIES:

OSMOTICA HOLDINGS US LLC

By:
Name:
Title:

OSMOTICA HOLDINGS CORP LIMITED

By:
Name:
Title:

OSMOTICA KERESKEDELMI ÉS SZOLGÁLTATÓ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

By:
Name:
Title:

VERTICAL/TRIGEN HOLDINGS, LLC

By:
Name:
Title:

OSMOTICA PHARMACEUTICAL US LLC

By:
Name:
Title:

Fourth Amendment to Credit Agreement

VERTICAL/TRIGEN MIDCO, LLC

By:
Name:
Title:

VERTICAL/TRIGEN OPCO, LLC

By:
Name:
Title:

VERTICAL PHARMACEUTICALS, LLC

By:
Name:
Title:

TRIGEN LABORATORIES, LLC

By:
Name:
Title:

RVL Pharmaceuticals, Inc.

By:
Name:
Title:

RVL PHARMACY, LLC

By:
Name:
Title:

Fourth Amendment to Credit Agreement

Administrative AGENT:

CIT BANK, N.A., as Administrative Agent and Swingline Lender

By:
Name:
Title:

LENDERS:

CIT BANK, N.A., as a Lender and Joint Lead Arranger

By:
Name:
Title:

Fourth Amendment to Credit Agreement

FIFTH THIRD BANK, as a Lender, Issuing Bank and Joint Lead Arranger

By:
Name:
Title:

Fourth Amendment to Credit Agreement

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender and Co- Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

Fourth Amendment to Credit Agreement

SILICON VALLEY BANK, as a Lender and Joint Lead Arranger

By:
Name:
Title:

Fourth Amendment to Credit Agreement

HANCOCK WHITNEY BANK, as a Lender and Co-Syndication Agent

By:
Name:
Title:

Fourth Amendment to Credit Agreement

REGIONS BANK, as a Lender and Co-Syndication Agent

By:
Name:
Title:

Fourth Amendment to Credit Agreement

CADENCE BANK, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

SANTANDER, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

ANNALY MIDDLE MARKET LENDING LLC, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

ALLSTATE INSURANCE COMPANY, as a Lender

By:
Name:
Title:

ALLSTATE LIFE INSURANCE COMPANY, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

IVY HILL MIDDLE MARKET CREDIT FUND IV, LTD, as a Lender

By:
Name:
Title:

IVY HILL MIDDLE MARKET CREDIT FUND V, LTD, as a Lender

By:
Name:
Title:

IVY HILL MIDDLE MARKET CREDIT FUND VIII, LTD, as a Lender

By:
Name:
Title:

IVY HILL MIDDLE MARKET CREDIT FUND VII, LTD, as a Lender

By:
Name:
Title:

IVY HILL MIDDLE MARKET CREDIT FUND XI, LTD, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

IVY HILL MIDDLE MARKET CREDIT FUND X, LTD, as a Lender

By:
Name:
Title:

IVY HILL MIDDLE MARKET CREDIT FUND XI, LTD, as a Lender

By:
Name:
Title:

IVY HILL MIDDLE MARKET CREDIT FUND XII, LTD, as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

MONROE CAPITAL MML CLO 2017-2, LTD., as a Lender

By:
Name:
Title:

MONROE CAPITAL MML CLO VII LTD., as a Lender

By:
Name:
Title:

Fourth Amendment to Credit Agreement

ANNEX A

(Deletions and Insertions to Existing Credit Agreement)

(attached)